Exhibit 10.3

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

August 19, 2022,

among

THE GEO GROUP, INC.

and

GEO CORRECTIONS HOLDINGS, INC.,

as Borrowers,

the Lenders referred to herein

and

ALTER DOMUS PRODUCTS CORP.,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULE I	– Disclosure Supplement

EXHIBIT A-1	– Form of Revolving Credit Loan Note

EXHIBIT A-2	– Form of Tranche 1 Loan Note

EXHIBIT A-3	– Form of Tranche 2 Loan Note

EXHIBIT A-4	– Form of Tranche 3 Loan Note

EXHIBIT B	– Form of Assignment and Assumption

EXHIBIT C	– Form of Joinder Agreement

EXHIBIT D	– Form of Borrowing Request

EXHIBIT E	– Form of First Lien/Second Lien Intercreditor Agreement

EXHIBIT F	– Form of Interest Election Request

CREDIT AGREEMENT (this “Agreement”) dated as of August 19, 2022, among THE GEO GROUP, INC., a Florida corporation (“GEO”), GEO CORRECTIONS HOLDINGS, INC., a Florida corporation (“Corrections” and, together with GEO, the “Borrowers”), the Lenders referred to herein and ALTER DOMUS PRODUCTS CORP., as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrowers, GEO Australasia Holdings Pty Ltd. (“GEO Australasia Holdings”), GEO Australasia Finance Holdings Pty Ltd., (the “Australian Trustee” and, together with GEO Australasia Holdings, the “Australian Borrowers”), as trustee of the GEO Australasia Finance Holding Trust (the “Australian Trust”), the lenders referred to therein, and the administrative agent referred to therein (such administrative agent, or any successor thereto in such capacity, the “Existing Credit Facility Agent”) are party to that certain Third Amended and Restated Credit Agreement, dated as of March 23, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”);

WHEREAS, the Borrowers and the guarantors under the Existing Credit Agreement have requested to amend the Existing Credit Agreement and to enter into this Agreement (collectively, the “Effective Date Transactions”), pursuant to which, among other things, (i) the Existing Credit Agreement has been amended pursuant to the Exchange Amendment, (ii) the Borrowers have agreed to (A) repay certain revolving credit loans and term loans and all related obligations, in each case outstanding under the Existing Credit Agreement, (B) exchange certain revolving credit commitments, revolving credit loans and all related obligations, in each case outstanding under the Existing Credit Agreement, for Revolving Credit Commitments, Revolving Credit Loans and Term Loans hereunder, and (C) exchange certain term loans and all related obligations, in each case outstanding under the Existing Credit Agreement, for Tranche 1 Loans hereunder; and

WHEREAS, the Lenders party hereto have agreed to the Effective Date Transactions, in each case on the terms, and subject to the conditions, set forth in the Exchange Amendment and this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2023 Senior Notes” means the 5.125% Senior Notes due 2023, issued by GEO.

“2023 Senior Notes Indenture” means the indenture under which the 2023 Senior Notes are issued.

“2024 Senior Notes” means the 5.875% Senior Notes due 2024, issued by GEO.

“2024 Senior Notes Indenture” means the indenture under which the 2024 Senior Notes are issued.

“2024 Term Loans” means, collectively, Tranche 3 Loans and term loans outstanding under the Existing Credit Agreement after giving effect to the Effective Date Transactions.

“2026 Exchangeable Senior Notes” means the 6.50% Exchangeable Senior Notes due 2026, issued by Corrections.

“2026 Senior Notes” means the 6.00% Senior Notes due 2026, issued by GEO.

“2026 Senior Notes Indenture” means the indenture under which the 2026 Senior Notes are issued.

“2028 Private Second Lien Notes” means the 9.500% senior secured second lien notes due 2028, issued by GEO in the aggregate principal amount of $239,142,000.

“2028 Public Second Lien Notes” means the 10.500% senior secured second lien notes due 2028, issued by GEO in the aggregate principal amount of $286,521,000.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Acquired Business” means any Facility, Person or business (including, in each case, any collection of assets comprising such Facility, Person or business) that is the subject of a Permitted Acquisition or any other acquisition permitted by Section 6.04.

“Additional Mortgages” has the meaning assigned thereto in the definition of “Mortgages”.

“Adjusted EBITDA” means, for any period, (a) EBITDA for such period minus (b) the amount, if a positive number, by which the amount of such EBITDA attributable to Unrestricted Subsidiaries, Ravenhall Project Subsidiaries or Other Consolidated Persons (including any public-private partnership of GEO or its Subsidiaries that is an Other Consolidated Person) minus Non-Recourse Debt Service of Unrestricted Subsidiaries, Ravenhall Project Subsidiaries or Other Consolidated Persons (including any public-private partnership of GEO or its Subsidiaries that is an Other Consolidated Person) exceeds 20% of such EBITDA.

“Administrative Agent” has the meaning assigned thereto in the Preamble hereof.

“Administrative Agent Fee Letter” means that certain fee letter dated as of the Effective Date, by and between the Borrowers and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent and reasonably satisfactory to the Required Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreed Foreign Currency” means, in respect of any Letter of Credit requested to be issued by any Issuing Lender, any Foreign Currency approved by the applicable Issuing Lender (in its sole discretion).

“Agreement” has the meaning assigned thereto in the Preamble hereof.

“All-In-Yield” means, as of any date of determination, and with respect to any Indebtedness, the yield to maturity, in each case, based on the interest rate applicable to such Indebtedness on such date (including any floor but only to the extent any increase in the interest rate floor applicable to such Indebtedness on such date would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to such Indebtedness on such date shall be increased to the extent of such differential between interest rate floors) and giving effect to all upfront or similar fees (including original issue discount where the amount of such discount is equated to interest based on an assumed four-year life to maturity or, if the actual maturity date falls earlier than four years, the lesser number of years) payable with respect to such Indebtedness (but excluding such upfront or similar fees to the extent they constitute commitment, arrangement, structuring, underwriting, agency, amendment or similar fees that are not generally distributed to all Lenders), and without taking into account any fluctuations in Term SOFR.

“Alternate Base Rate” means, for any day, for any Borrowing, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate for such day plus 1/2 of 1% and (c) Term SOFR for a one-month tenor in effect on such day, plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, as the case may be.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Lender or GEO or any of its Subsidiaries from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to GEO or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Period” has the meaning assigned thereto in the definition of “Applicable Rate”.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of (x) Section 2.05, the percentage of the total Available Revolving Credit Commitments represented by such Revolving Credit Lender’s Available Revolving Credit Commitment, or (y) in respect of any indemnity claim under Section 9.03(c) arising out of an action or omission of any Issuing Lender under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment, and (b) with respect to any Lender in respect of any indemnity claim under Section 9.03(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender’s Commitments or Loans of all Classes hereunder; provided that in the case of Section 2.18 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Revolving Credit Commitments have expired or been terminated and/or the Loans have been paid in full, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments and the Loans most recently in effect, giving effect to any assignments.

“Applicable Rate” means, (a) for the Tranche 1 Loans, (i) in the case of SOFR Loans, 7.125% per annum and (ii) in the case of ABR Loans, 6.125% per annum, (b) for the Tranche 2 Loans, (i) in the case of SOFR Loans, 6.125% per annum and (ii) in the case of ABR Loans, 5.125% per annum, (c) for the Tranche 3 Loans, (i) in the case of SOFR Loans, 2.00% per annum and (ii) in the case of ABR Loans, 1.00% per annum, (d) for Incremental Term Loans of any Series, such rate or rates of interest as shall be agreed upon at the time the Incremental Term Loan Commitments of such Series are established, and (e) for Revolving Credit Loans and commitment fees, the applicable rate per annum set forth below, based upon the Total Leverage Ratio as of the most recent determination date:

Category	Total Leverage Ratio	ABR Applicable Rate	SOFR Applicable Rate	Commitment Fee Rate
1	>5.50 to 1.00	2.25%	3.25%	0.30%
2	>4.50 to 1.00 and ≤5.50 to 1.00	2.00%	3.00%	0.30%
3	>3.50 to 1.00 and ≤4.50 to 1.00	1.75%	2.75%	0.30%
4	>2.50 to 1.00 and ≤3.50 to 1.00	1.50%	2.50%	0.30%
5	≤2.50 to 1.00	1.25%	2.25%	0.25%

provided that, solely with respect to Tranche 1 Loans and Tranche 2 Loans, at any time after the earlier of (x) February 19, 2024, solely in the event that no 2023 Senior Notes or 2024 Senior Notes remain outstanding at such time, and (y) November 1, 2024, (i) if the First Lien Leverage Ratio is less than 1.50:1.00 at such time, then the Applicable Rate will be reduced by 25 basis points and (ii) if GEO has achieved a public corporate credit rating of at least B3 or B–, as applicable (in any case with a stable or better outlook), from any two of S&P, Moody’s and Fitch (with written notice of such occurrence to the Administrative Agent), then the Applicable Rate will be reduced by 25 basis points, resulting, for the avoidance of doubt, in a total reduction of 50 basis points if both conditions set forth in the preceding clauses (i) and (ii) are satisfied. If, following any reduction in the Applicable Rate in accordance with the previous sentence, the condition giving rise to such reduction is no longer satisfied as of the last day of the fiscal quarter of GEO most recently ended, such reduction shall no longer apply unless and until such condition is satisfied again.

For purposes of the foregoing, (i) the Total Leverage Ratio and the First Lien Leverage Ratio shall be determined as of the end of each fiscal quarter of GEO based upon GEO’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b), as applicable, (ii) the public corporate credit rating of GEO shall be determined as of the end of each fiscal quarter of GEO based upon the report of the applicable rating organization most recently delivered by GEO to the Administrative Agent and (iii) each change in the Applicable Rate resulting from a change in the Total Leverage Ratio, the First Lien Leverage Ratio or GEO’s public corporate credit rating shall be effective during the period commencing on and including the date 10 Business Days after delivery to the Administrative Agent of such consolidated financial statements or report of rating, as applicable, indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing and (B) if GEO fails to timely deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), as applicable, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. In the event that, prior to the Release Date, the information regarding the Total Leverage Ratio and/or the First Lien Leverage Ratio contained in the financial statements delivered pursuant to Section 5.01(a) or (b) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (“Applicable Period”) than the Applicable Rate actually applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent updated financial statements for such Applicable Period, (ii) the Applicable Rate shall be determined as if the correct Applicable Rate (as set forth in the table above) were applicable for such Applicable Period, and (iii) the Borrowers shall immediately deliver to the Administrative Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the affected Obligations.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.12(f).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” has the meaning assigned thereto in the Collateral Agreement.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent and the Required Lenders.

“Auction” has the meaning assigned thereto in Section 9.04(b).

“Auction Manager” means (a) the Administrative Agent in its capacity as Auction Manager or (b) any other financial institution or advisor agreed by GEO, the Administrative Agent (whether or not an affiliate of the Administrative Agent) and the Required Lenders to act as an arranger in connection with any purchases pursuant to Section 9.04(b); provided that the Borrowers or GEO shall not designate the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent (it be understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Manager).

“Australian Borrowers” has the meaning assigned thereto in the Recitals hereof.

“Australian Trust” has the meaning assigned thereto in the Recitals hereof.

“Australian Trustee” has the meaning assigned thereto in the Recitals hereof.

“Auto-Extension Letter of Credit” has the meaning assigned thereto in Section 2.05(b)(ii).

“Available Revolving Credit Commitment” means, with respect to any Lender at any time, such Lender’s Revolving Credit Commitment at such time, minus such Lender’s Revolving Credit Exposure at such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Parent” means, with respect to any Lender, any Person of which such Lender is, directly or indirectly, a Subsidiary.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors, liquidator, administrative receiver, administrator, compulsory administrator, provisional liquidator, receiver and manager, controller or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent (in consultation with the Required Lenders), the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be equal to the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero), that has been selected by the Administrative Agent (in consultation with the Required Lenders), the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Assignment Agreement” means a Borrower Assignment and Assumption Agreement executed and delivered by each applicable Term Lender prior to the Effective Date with respect to GEO’s open market purchase of such Term Lender’s corresponding term loans under the Existing Credit Agreement, pursuant to which each such Term Lender has consented to, and agreed to participate in, the Effective Date Transactions.

“Borrower Materials” has the meaning assigned thereto in Section 9.01(d).

“Borrowers” has the meaning assigned thereto in the Preamble hereof.

“Borrowing” means (a) all ABR Loans of the same Class or (b) all SOFR Loans of the same Class that have the same Interest Period.

“Borrowing Request” means a request by GEO for a Borrowing in substantially the form of Exhibit D (or any other form approved by the Administrative Agent) in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to a borrowing, a continuation or conversion of or into, or the Interest Period for, a SOFR Borrowing, or to a notice by a Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a U.S. Government Securities Business Day, and (c) if such day relates to an issuance, borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, as applicable, any Letter of Credit denominated in any Agreed Foreign Currency, or to a notice by a Borrower with respect to any such issuance, borrowing, continuation, payment, prepayment or Interest Period, that is also a day (x) on which commercial banks settle payments in the Principal Financial Center for such Agreed Foreign Currency and (y) that is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to remain closed in such Principal Financial Center.

“Capital Expenditures” means, for any period, with respect to any Person, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset that, in conformity with GAAP, is required to be capitalized and reflected in the property, plant and equipment or similar fixed asset accounts in the consolidated balance sheet of such Person and its Subsidiaries (and excluding, for the avoidance of doubt, normal replacements and maintenance which are properly charged under GAAP to current operations); provided, that Capital Expenditures shall not include any expenditure (i) for replacements or substitutions for fixed assets, capital assets or equipment to the extent made with Net Available Proceeds invested or reinvested pursuant to Section 2.10(b)(i) in respect of any Casualty Event, (ii) for any asset acquired in exchange for an existing asset (but only to the extent of the value of such existing asset), (iii) funded with cash proceeds contributed to the capital of GEO or its Subsidiaries or the net cash proceeds of an issuance of Equity Interests of GEO or its Subsidiaries or (iv) reimbursed by, or covered by an irrevocable reimbursement obligation from, a third party.

“Capital Lease” means any lease of any property by GEO, any of its Subsidiaries or any Other Consolidated Person, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of GEO, its Subsidiaries and the Other Consolidated Persons.

“Cash Management Bank” has the meaning assigned thereto in the definition of “Cash Management Obligations” in this Section 1.01.

“Cash Management Obligations” means the monetary obligations owed by any Borrower or any Guarantor to any Person that is a Lender, the Administrative Agent, or any Affiliate of any of the foregoing at the time such arrangements were entered into (solely in such capacity and with respect to such obligations, a “Cash Management Bank”) in respect of any overdraft and related liabilities arising from treasury, depository, credit card, debit card, purchase card and cash management services or any automated clearing house transfers of funds, in each case, to the extent designated by GEO and such Person as “Cash Management Obligations” in writing to the Administrative Agent; provided that no Person shall constitute a “Cash Management Bank” (x) unless such Person shall have delivered to the Administrative Agent and GEO a written consent of such Person (in its capacity as a Cash Management Bank) to the termination of all Security Documents and the release of all Liens thereunder upon the occurrence of the Release Date or (y) if at the time the relevant arrangements were entered into such person was a Defaulting Lender or an Affiliate of a Defaulting Lender, and the monetary obligations owed pursuant to such arrangements shall not constitute a “Cash Management Obligations”.

“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Charges” has the meaning assigned thereto in Section 9.14.

“Change in Control” means: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of GEO; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of GEO over a period of shorter than or equal to 24 months by Persons who were neither (i) nominated or approved by the board of directors of GEO nor (ii) appointed or approved by directors so nominated; (c) the occurrence of any “change in control” as defined in any Senior Note Indenture evidencing Indebtedness in excess of $50,000,000 in outstanding principal amount and obligating GEO (at the option of one or more holders of such Indebtedness or otherwise) to repurchase, redeem or repay all or any part of such Indebtedness; or (d) except to the extent GEO merges with and into Corrections (subject to the provisions of Section 6.03(a) hereof), the failure of GEO at any time to either (x) own, directly or indirectly (through one or more wholly-owned Guarantors), 100% of the issued and outstanding Equity Interests in or (y) Control, in each case Corrections or any successor to Corrections.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Tranche 1 Loans, Tranche 2 Loans, Tranche 3 Loans, Incremental Term Loans of the same Series, Refinancing Term Loans or Loans under Refinancing Revolving Credit Commitments, and, when used in reference to any Commitment refers to whether such Commitment is a Revolving Credit Commitment, a Tranche 1 Loan Commitment, a Tranche 2 Loan Commitment, a Tranche 3 Loan Commitment, an Incremental Term Loan Commitment, a Refinancing Revolving Credit Commitment, or a commitment in respect of Refinancing Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” or “Trust Property” or other similar term referred to in the Security Documents and all of the other property and rights that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning assigned thereto in Section 2.05(k).

“Collateral Agreement” means the Collateral Agreement, dated as of the date hereof, among the Borrowers, each Guarantor and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Collateral Assignment” means the Collateral Assignment Agreement, dated as of the date hereof, among the Borrowers, certain of the Guarantors and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Commitment” means a Revolving Credit Commitment, Tranche 1 Loan Commitment, Tranche 2 Loan Commitment, Tranche 3 Loan Commitment, Incremental Term Loan Commitment, Refinancing Revolving Credit Commitments, a commitment in respect of Refinancing Term Loans or any combination thereof (as the context requires).

“Common Collateral” means any Collateral that is subject to Liens in favor of the Existing Credit Facility Agent for the benefit of the lenders and the other secured parties under the Existing Credit Agreement to the extent pledged pursuant to the Security Documents (as defined in the Existing Credit Agreement) and subject to the terms of the applicable Intercreditor Agreement.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consenting Lender” has the meaning assigned thereto in Section 9.02(c).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corrections” has the meaning assigned thereto in the Preamble hereof.

“Counsel” means each of Holland & Knight LLP, as counsel to the Administrative Agent, and Mayer Brown LLP, as counsel to the Administrative Agent, certain of the Lenders and the Issuing Lenders.

“Currency” means, with respect to any jurisdiction, the lawful money of such jurisdiction.

“Currency Valuation Notice” has the meaning assigned thereto in Section 2.10(c).

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent (in consultation with the Required Lenders) in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, provisional liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which with the giving of notice, the lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) if such Lender is a Revolving Credit Lender, fund any portion of its participations in Letters of Credit, or (iii) pay over to any Secured Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular breach, if any) has not been satisfied, (b) has notified GEO or any Secured Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Secured Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and, if such Lender is a Revolving Credit Lender, participations in then outstanding Letters of Credit under this Agreement (unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular breach, if any) has not been satisfied); provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Secured Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a Bank Parent that has, become the subject of a proceeding under any Debtor Relief Law (including a Bankruptcy Event) or a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any Bank Parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.18) upon delivery of written notice of such determination to GEO and each Lender.

“Developmental Investments” has the meaning assigned thereto in Section 6.04(r).

“Deyton Detention Facility” means that certain real property located in Clayton County, Georgia described on Schedule 3.17 of the Disclosure Supplement, together with all improvements thereto and furniture, fixtures and equipment located therein, in each case owned by any of GEO and its Restricted Subsidiaries.

“Disclosed Matters” means the actions, suits and proceedings disclosed in the Disclosure Supplement.

“Disclosure Supplement” means the Disclosure Supplement, attached hereto as Schedule I, dated as of the Effective Date and heretofore furnished to the Administrative Agent and the Lenders.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by GEO or any of its Restricted Subsidiaries to any Person other than GEO or any of its Restricted Subsidiaries, excluding any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms.

“Dollar Equivalent” means, (i) with respect to an amount denominated in Dollars, such Dollar amount and (ii) with respect to the amount of any Letter of Credit denominated in any Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the applicable Issuing Lender) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent from time to time) on the date that is two Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the applicable Issuing Lender using any method of determination it deems appropriate in its sole discretion). Any determination by the applicable Issuing Lender pursuant to clause (ii) above shall be conclusive absent manifest error.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary of GEO that is organized under the laws of the United States of America, any State therein or the District of Columbia.

“Domestic Unrestricted Cash” means Unrestricted Cash held by GEO and its Restricted Subsidiaries in the United States of America.

“EBITDA” means, for any period, Net Income for such period plus the sum of the following determined on a consolidated basis, without duplication, for GEO and its Subsidiaries and Other Consolidated Persons in accordance with GAAP: (a) the sum of the following to the extent deducted in determining Net Income: (i) income and franchise taxes, (ii) Interest Expense (excluding Interest Expense attributable to the Ravenhall Project Subsidiaries or any similar public-private partnership of GEO or its Subsidiaries that is an Other Consolidated Person), (iii) amortization, depreciation and other non-cash charges (excluding insurance reserves), (iv) non-recurring, extraordinary or unusual charges and expenses, including in respect of restructuring or integration costs or premiums paid in connection with the redemption of Indebtedness, and (v) an amount (not exceeding an amount equal to 15% of Adjusted EBITDA for the period of four fiscal quarters of GEO most recently ended prior to the calculation of such amount for which financial statements have been delivered under Section 5.01(a) or (b), as applicable, and a Financial Officer’s certificate has been delivered under Section 5.01(c) certifying such amount) equal to the aggregate amount of start-up and transition costs incurred during such period in connection with Facilities and operations; less (b) to the extent added in determining Net Income, any extraordinary gains. If any Permitted Acquisition is consummated at any time during a period for which EBITDA is calculated, EBITDA for such period shall be calculated on a Pro Forma Basis and, to the extent deducted in determining Net Income for such period, the amount of transaction costs and expenses and extraordinary charges relating to such Permitted Acquisition (or relating to any acquisition consummated by the acquired entity prior to the closing of such Permitted Acquisition but during the period of computation), as the case may be, shall be added to EBITDA for such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 hereof and in Section 4 of the Exchange Amendment are satisfied (or waived in accordance with Section 9.03 or in accordance with the Exchange Amendment, as applicable).

“Effective Date Transactions” has the meaning assigned thereto in the Recitals hereof.

“Entitled Person” has the meaning assigned thereto in Section 9.15.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or human health matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any Equity Rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means (a) any issuance or sale by GEO after the Effective Date of any of its Equity Interests (other than any Equity Interests issued to directors, officers or employees of GEO or any of its Restricted Subsidiaries pursuant to employee benefit compensation, purchase or incentive plans established in the ordinary course of business and any capital stock of GEO issued upon the exercise, exchange or conversion of such Equity Interests) or (b) the receipt by GEO or any of its Restricted Subsidiaries after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (x) any such issuance or sale by any Subsidiary of GEO to GEO or any wholly owned Restricted Subsidiary of GEO or (y) any capital contribution by GEO or any wholly owned Restricted Subsidiary of GEO to any Subsidiary of GEO, or (z) any capital contribution by any holder of Equity Interests in any Restricted Subsidiary.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy with respect to any Plan the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the determination that any Plan is considered an at-risk plan or that any Multiemployer Plan is endangered or is in critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA, as applicable; (e) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by a Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning assigned thereto in Section 8.12(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned thereto in Article VII.

“Excess Cash Flow” means, for any period, an amount for GEO and its Subsidiaries and Other Consolidated Persons equal to the excess of (if positive):

(A) the sum (without duplication) of:

(i) the Net Income for such period (for the avoidance of doubt excluding non-controlling interests), plus

(ii) depreciation and amortization expense reducing Net Income for such period (but excluding amortization of a prepaid cash charge that was paid in a prior period), plus

(iii) the aggregate amount of other non-cash charges reducing Net Income for such period (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for a potential cash charge in any future period), plus

(iv) the decrease, if any, in Working Capital for such period; over

(B) the sum, (without duplication) of:

(i) the aggregate amount paid from Internally Generated Cash during such period of:

(1) Capital Expenditures;

(2) principal payments, prepayments or repurchases of Indebtedness (but in respect of any revolving credit facility, only to the extent there is an equivalent permanent reduction in commitments thereunder) and obligations under Capital Leases (excluding any interest expense portion thereof), including prepayment premiums, make-wholes and similar amounts paid in connection therewith, other than voluntary payments, prepayments or repurchases of the Loans hereunder and the loans under the Existing Credit Agreement ;

(3) payments under long-term incentive plans and other long-term liabilities other than (x) Indebtedness and (y) payments which are otherwise expensed;

(4) Permitted Acquisitions Developmental Investments and other Investments permitted by Section 6.04 in joint ventures and other Persons that are not Subsidiaries or Other Consolidated Persons; and;

(5) Restricted Payments paid in accordance with Section 6.05(e) and not otherwise deducted in the determination of Consolidated Net Income; plus

(ii) the aggregate amount of non-cash gains and credits increasing Net Income for such period; plus

(iii) the increase, if any, in Working Capital for such period; plus

(iv) at GEO’s option, without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount to be paid in cash by GEO and its Subsidiaries and Other Consolidated Persons pursuant to planned expenditures or investments or as consideration under binding contracts or other commitments with third parties that are not Affiliates (the “Planned Future Expenditures”) entered into prior to or during such period to be consummated or made during the period of four consecutive fiscal quarters of GEO following the end of such period; provided, to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Planned Future Expenditures during such period of four consecutive fiscal quarters is less than the amount deducted from Excess Cash Flow on account of such Planned Future Expenditures during such period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow for the next succeeding period.

As used herein, (a) “Internally Generated Cash” means, with respect to any period, any cash or Permitted Investment of GEO or any Subsidiary or Other Consolidated Person generated during such period, other than any cash or Permitted Investments (i) that constitute Net Available Proceeds, or (ii) that are the proceeds of any incurrence of Indebtedness (other than Revolving Credit Loans), and (b) “Excess Cash Flow” shall not include amounts for Unrestricted Subsidiaries except to the extent such amounts have been distributed to GEO and its Restricted Subsidiaries.

“Exchange Amendment” means that certain Amendment No. 5 to Third Amended and Restated Credit Agreement, dated as of the date hereof, among the Borrowers, the lenders party thereto, the Administrative Agent, the Existing Credit Facility Agent, and the other parties thereto.

“Excluded Property” means:

(i) [reserved];

(ii) rights under any contracts, leases or other instruments that contain a valid and enforceable prohibition on assignment of such rights (except to the extent that any such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity), but only for so long as such prohibition exists and is effective and valid;

(iii) property and assets owned by any Borrower or any Guarantor that are the subject of Liens permitted by Section 6.02(d) or Section 6.02(h), but only if and for so long as (w) such Liens are in effect, (x) the Indebtedness secured by such Liens constitutes Indebtedness permitted by Section 6.01(f) or is GEO HQ Indebtedness, as applicable, (y) the agreements or instruments evidencing or governing such Indebtedness prohibit the Loans from being secured by such assets and (z) no part of the Loans and no Letter of Credit was used to finance the acquisition, construction or improvement of such assets; and

(iv) any assets with respect to which, in the reasonable judgment of the Administrative Agent and GEO (as agreed in writing), the cost or other adverse consequences (including adverse tax consequences) of pledging such assets would be excessive in relation to the benefits to be obtained by the Lenders therefrom.

“Excluded Real Property” means the GEO HQ and the Deyton Detention Facility.

“Excluded Swap Obligation” means (i) any obligations and liabilities under Hedging Agreements entered into in connection with any GEO HQ Indebtedness and (ii) with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) including without limitation, by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to that portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to (each of which shall be considered a “Payee”) the Administrative Agent, any Lender, or any Issuing Lender or required to be withheld or deducted from a payment to a Payee, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Borrower is located, (c) any Tax that is required by the Code to be withheld from amounts payable to a recipient that has failed or is unable to comply with Section 2.15(e) (other than as a result of a Change in Law), and (d) in the case of a Lender that is a Foreign Payee (other than an assignee pursuant to a request by any Borrower under Section 2.17(b)), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Payee (including fees payable pursuant to Section 2.11) pursuant to the Code, treasury regulations or treaties (including officially published interpretations and guidelines), in each case as in place at the time such Foreign Payee becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Payee (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding Tax pursuant to Section 2.15(a); provided that, for the avoidance of doubt, for purposes of this clause (d), the taking effect of FATCA subsequent to the date hereof shall not be deemed to be a Change in Law.

“Exclusive Collateral” means all Collateral other than the Common Collateral.

“Existing Credit Agreement” has the meaning assigned thereto in the Recitals hereof.

“Existing Credit Facility Agent” has the meaning assigned thereto in the Recitals hereof.

“Existing Letters of Credit” means all of the Letters of Credit outstanding under the Existing Credit Agreement immediately prior to the Effective Date and listed in Schedule 2.05.

“Facility” means a correctional, detention, mental health or other facility the principal function of which is to carry out a Permitted Business.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Rate for any day be less than 0.00% per annum.

“Financial Officer” means an incumbent chief financial officer, principal accounting officer, treasurer or vice president of corporate finance.

“First Lien Leverage Ratio” means, on any date of determination, the ratio of (a) the sum of (i) the aggregate outstanding principal amount of all Indebtedness of GEO and its Restricted Subsidiaries on such date (calculated on a consolidated basis without duplication in accordance with GAAP) that is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations (without regard to payment priority) minus (ii) the sum of (x) the aggregate amount

(not less than zero) of Unrestricted Cash of GEO and its Restricted Subsidiaries on such date plus (y) to the extent included in the calculation under clause (a)(i) of this definition, the undrawn amount of all outstanding Letters of Credit on such date to (b) Adjusted EBITDA for the period of four fiscal quarters of GEO ending on or most recently ended prior to such date.

“First Lien Pari Passu Intercreditor Agreement” means the First Lien Pari Passu Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent, the Existing Credit Facility Agent, any Representatives of Additional First Lien Debt (as defined therein), the Borrowers, and the other Guarantors, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“First Lien/Second Lien Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement, among the Administrative Agent, the Existing Credit Facility Agent, the Second Lien Notes Collateral Trustee (as defined therein), each additional Representative (as defined therein) party thereto, the Borrowers, and the other Grantors (as defined therein) party thereto, in substantially the form of Exhibit E, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Fitch” means Fitch Ratings, Inc.

“Fixture Filings” has the meaning assigned thereto in Section 5.10(a)(i).

“Flood Act” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004 and (v) the Biggert–Waters Flood Insurance Reform Act of 2012, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Flood Zone” means an area identified by the Federal Emergency Management Agency (or any successor agency) as an area having special flood hazards and in which flood insurance has been made available under the Flood Act.

“Floor” means a rate of interest equal to 0.75%.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the respective Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Payee” means any Payee that is organized under the laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of GEO that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board Accounting Standards ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018.

“GEO” has the meaning assigned thereto in the Preamble hereof.

“GEO HQ” means that certain real property located in Boca Raton, Florida described on Schedule 3.17 of the Disclosure Supplement, together with all improvements thereto and furniture, fixtures and equipment located therein, in each case owned by any of GEO and its Restricted Subsidiaries.

“GEO HQ Indebtedness” means Indebtedness of GEO or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of the GEO HQ, Guarantees by GEO or any Restricted Subsidiary of any such Indebtedness, and extensions, renewals and replacements of any such Indebtedness and Guarantees that do not increase the outstanding principal amount thereof, in each case, permitted pursuant to Section 6.01(b).

“Government Contract” means a contract between GEO or any Restricted Subsidiary and a Governmental Authority located in the United States or all obligations of any such Governmental Authority as account debtor arising under any Account (as defined in the UCC) now existing or hereafter arising owing to GEO or any Restricted Subsidiary.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including (i) any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain Working Capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or payment obligation and (ii) any Lien on any assets of the guarantor securing payment of Indebtedness or other monetary obligations of the primary obligor; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Restricted Domestic Subsidiary and any other Person, which in each case shall have become a party to the Guaranty Agreement, including pursuant to a supplement thereto.

“Guaranty Agreement” means the Guaranty Agreement, dated as of the date hereof, among the Borrowers, the Guarantors and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedge Counterparty” means each Person that is a Lender, the Administrative Agent, an Affiliate of a Lender or an Affiliate of the Administrative Agent (i) at the time it enters into a Hedging Agreement or (ii) that is party to a Hedging Agreement outstanding as of the Effective Date, in each case with any Borrower or any Guarantor, in its capacity as a party thereto.

“Hedging Agreement” means any interest rate swap agreement, foreign currency exchange and swap agreement, or any call option in respect of convertible or exchangeable debt securities issued by any Borrower or any Guarantor.

“Immaterial Government Contracts” means all Government Contracts other than any Material Government Contracts.

“Incremental” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are made pursuant to Section 2.01(e).

“Incremental Equivalent Debt” has the meaning assigned thereto in Section 2.01(f).

“Incremental Equivalent Debt Effective Date” has the meaning assigned thereto in Section 2.01(f).

“Incremental Fixed Amount” means, as of any date of determination, an amount not in excess of (i) $215,000,000 minus (ii) the sum of (x) the aggregate principal amount of all Incremental Term Loans incurred pursuant to Section 2.01(e)(i) and (y) the aggregate principal amount of all Incremental Equivalent Debt incurred pursuant to Section 2.01(f)(i).

“Incremental Lenders” means, in respect of any Series of Incremental Term Loans, the Lenders (or other financial institutions referred to in Section 2.01(e)) whose offers to make Incremental Term Loans of such Series shall have been accepted by GEO in accordance with the provisions of Section 2.01(e) and that are party to the relevant Incremental Term Loan Amendment.

“Incremental Ratio Amount” means, as of any date of determination, an amount not in excess of (i) $50,000,000 minus (ii) the aggregate principal amount of all prepayments of 2023 Senior Notes and 2024 Senior Notes in excess of $200,000,000 made on or after the Effective Date with Internally Generated Cash or proceeds of Revolving Credit Loans hereunder or revolving credit loans under the Existing Credit Agreement minus (iii) the sum of (x) the aggregate principal amount of all Incremental Term Loans incurred pursuant to Section 2.01(e)(ii) and (y) the aggregate principal amount of all Incremental Equivalent Debt incurred pursuant to Section 2.01(f)(ii).

“Incremental Term Loan Amendment” has the meaning assigned thereto in Section 2.01(e).

“Incremental Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Incremental Term Loans of any Series that is accepted by GEO in accordance with the provisions of Section 2.01(e), expressed as an amount representing the maximum aggregate principal amount of the Incremental Term Loans to be made by such Lender hereunder, as such commitment may be (i) reduced pursuant to Section 2.08(a) or (b) or Section 2.10(b) and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Incremental Term Loans” has the meaning assigned thereto in Section 2.01(e).

“Indebtedness” of any Person means, without duplication, (a) all liabilities, obligations and indebtedness of such Person for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations of such Person to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business not more than 90 days past due or payable on such later date as is customary in the trade, (c) all obligations of such Person as lessee under Capital Leases, (d) all Indebtedness of any other Person secured by a Lien on any asset of such Person, (e) all Guarantees by such Person of Indebtedness of others (including all Guarantees by any Borrower or any Restricted Subsidiary of Unrestricted Subsidiary Debt), (f) all obligations, contingent or otherwise, of such Person with respect to letters of credit (supporting payment of Indebtedness), whether or not drawn, including, without limitation, reimbursement obligations related thereto, and banker’s acceptances issued for the account of such Person, (g) all obligations of such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Equity Interests of such Person, (h) all outstanding payment obligations with respect to Synthetic Leases, (i) the outstanding attributed principal amount under any asset securitization program and (j) all outstanding payment obligations with respect to performance surety bonds that have been drawn upon. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned thereto in Section 9.03(b).

“Installment Sale” means any sale of a property by GEO, any of its Subsidiaries or any Other Consolidated Person, as seller, that should, in accordance with GAAP, be classified and accounted for as an installment sale on a consolidated balance sheet of GEO, its Subsidiaries and the Other Consolidated Persons.

“Intercreditor Agreements” means the First Lien Pari Passu Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement and any other intercreditor agreement entered into in connection with the incurrence, assumption or acquisition of any Indebtedness permitted hereunder.

“Interest Coverage Ratio” means the ratio of (a) Adjusted EBITDA for any period of four consecutive fiscal quarters to (b) Interest Expense minus Interest Expense attributable to Indebtedness of Unrestricted Subsidiaries and Other Consolidated Persons that is Non-Recourse to GEO and the Restricted Subsidiaries for such four quarter period.

“Interest Election Request” means a request by GEO to convert or continue a Borrowing in accordance with Section 2.07, and substantially in the form of Exhibit F.

“Interest Expense” means, for any period, the sum, for GEO and its Subsidiaries and Other Consolidated Persons (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest and fees in respect of Indebtedness (including the interest component of any payments in respect of Capital Leases and Synthetic Leases accounted for as interest under GAAP) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period (whether or not actually paid or received during such period) minus (c) interest income (excluding interest income in respect of Capital Leases and Installment Sales) during such period (whether or not actually received during such period).

“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, and (b) with respect to any SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period.

“Interest Period” means, for any SOFR Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof) (or on such other day as all of the Lenders holding such Loan or Borrowing may agree in their sole discretion), or for any period ending on or prior to the 30th day following the Effective Date, one, two or three weeks thereafter, in each case as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day, (ii) any Interest Period pertaining to a SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) unless otherwise agreed to by the Administrative Agent, until the date falling on the 30th day following the Effective Date, all Interest Periods for all SOFR Borrowings shall be coterminous and no Interest Period may commence before and end after such 30th day and (iv) no tenor that has been removed from this definition pursuant to Section 2.24(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Internally Generated Cash” has the meaning assigned thereto in the definition of “Excess Cash Flow”.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale, but excluding any such agreement expressly subject to a condition that such acquisition shall not be consummated if such acquisition would constitute a Default); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Lender” means (a) with respect to each Existing Letter of Credit, the issuing lender of such Existing Letter of Credit and (b) with respect to any other Letter of Credit, any Revolving Credit Lender or other financial institution selected by GEO that is reasonably acceptable to the Administrative Agent, and which Revolving Credit Lender or other financial institution consents in writing (which consent may be evidenced by a separate written agreement and, in the case of a financial institution that is not then a Revolving Credit Lender, provides for such financial institution to become a party hereto) to be an “Issuing Lender” hereunder, and any successor thereof in such capacity as provided in Section 2.05(j). An Issuing Lender may, in its sole discretion, arrange for one or more Letters of Credit to be issued by branches or Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate. Each reference herein to “the Issuing Lender” shall refer to the respective Issuing Lender of a Letter of Credit.

“Joinder Agreement” means collectively, each joinder agreement executed in favor of the Administrative Agent for the ratable benefit of itself and the other Secured Parties, substantially in the form of Exhibit C.

“Joint and Several Obligations” has the meaning assigned thereto in Section 2.21(a).

“Law” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender” means each Person that shall have become a party to this Agreement as a Lender (including pursuant to a Borrower Assignment Agreement), including, without limitation, each Tranche 1 Lender, each Tranche 2 Lender, each Tranche 3 Lender, each Revolving Credit Lender, any Issuing Lender, any Incremental Lender and each other Person that shall have become a party hereto as a Lender, including pursuant to an Incremental Term Loan Amendment, a Refinancing Revolving Credit Commitments Amendment, a Refinancing Term Loan Amendment, or an Assignment and Assumption, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise as a result of such Person ceasing to hold any Commitments, any Revolving Credit Exposure, any Loans or other amounts due and payable in respect thereof.

“Letter of Credit” means (i) any Existing Letter of Credit, (ii) any other letter of credit issued, extended or renewed by an Issuing Lender pursuant to this Agreement and (iii) any Rollover Letter of Credit to the extent permitted to be deemed issued hereunder.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, other than customary rights of a third party to acquire Equity Interests in a Subsidiary pursuant to an agreement for a sale of such Equity Interests permitted hereunder.

“Loan Documents” means, collectively, (a) this Agreement, the Letter of Credit Documents, the Notes, the Security Documents, the Administrative Agent Fee Letter, each Incremental Term Loan Amendment, each Refinancing Revolving Credit Commitments Amendment, each Refinancing Term Loan Amendment, each Borrowing Request, the Exchange Amendment, the Intercreditor Agreements, each certificate delivered by an authorized officer of any Loan Party pursuant to any other Loan Document, and any other document executed and/or delivered by or on behalf of any Loan Party in connection with the foregoing if expressly designated as a “Loan Document” therein, and (b) solely for purposes of each of Sections 4, 5, 6, 12(g) and 25 of the Guaranty Agreement, Sections 7.4(d), 7.11 and 7.14(a) of the Collateral Agreement and Sections 15 and 25 of the Collateral Assignment, the definitive documentation for the Cash Management Obligations.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loans” means the loans made by Lenders pursuant to this Agreement, including the Tranche 1 Loans, the Tranche 2 Loans, the Tranche 3 Loans, the Revolving Credit Loans, any Incremental Term Loans of any Series, any Refinancing Term Loans and any loans made under any Refinancing Revolving Credit Commitments.

“Make-Whole Amount” means, on any date of prepayment of all or any portion of a Tranche 1 Loan, an amount equal to (a) the present value, as determined by the Required Tranche 1 Lenders, of all required interest payments due on the portion of the Tranche 1 Loans that are prepaid from the date of such prepayment through the first anniversary of the Effective Date (assuming that the interest rate applicable to all such interest is Term SOFR plus the Applicable Rate for Tranche 1 Loans that are SOFR Loans on the date of determination) plus (b) the prepayment premium that would be due under Section 2.10(a) if such prepayment were made on the first anniversary of the Effective Date, in each case, discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of the Treasury Rate plus 0.50%.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of GEO and its Subsidiaries taken as a whole, (b) the ability of GEO and the Restricted Subsidiaries, taken as a whole, to pay any of their obligations under this Agreement or any of the other Loan Documents to which it is a party, (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents or (d) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents.

“Material Contract” means (a) any Material Government Contract or (b) any other contract or agreement, written or oral, of GEO or any of its Restricted Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

“Material Government Contract” means any Government Contract, with respect to which the aggregate amount of EBITDA reasonably attributable to such Government Contract for the four fiscal quarters ending on or most recently ended prior to any date of determination is greater than 10% of EBITDA for the same four fiscal quarter period.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Hedging Agreements, of any one or more of GEO and its Restricted Subsidiaries (including Unrestricted Subsidiary Debt and any such obligations of Unrestricted Subsidiaries that are Guaranteed by GEO or any Restricted Subsidiary) in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Intellectual Property” means any intellectual property that is material to the operations or businesses of GEO and its Subsidiaries taken as a whole, as reasonably determined by the Required Lenders.

“Material Real Property” means (a) any domestic real property interest, including improvements, owned or leased by a Borrower or any Guarantor that has a net book value in excess of $6,000,000 (the “Material Real Property Threshold”) or (b) any domestic real property owned or leased by a Borrower or any Guarantor that is to be secured by a Mortgage such that after giving effect to such Mortgage, the Collateral includes at least 90% of the net book value of the domestic real property interests of the Borrowers and the Guarantors (the “Material Real Property NBV Threshold”), whichever of clause (a) or (b) represents a greater proportion of the net book value of all domestic real property interests of the Borrowers and the Guarantors; provided, however, that no Excluded Real Property shall constitute “Material Real Property” for purposes of this Agreement and the other Loan Documents.

“Material Real Property NBV Threshold” has the meaning assigned thereto in the definition of “Material Real Property.”

“Material Real Property Threshold” has the meaning assigned thereto in the definition of “Material Real Property.”

“Maturity Date” means (i) with respect to a Term Loan, the applicable Term Loan Maturity Date and (ii) with respect to the Revolving Credit Commitments, the Revolving Credit Commitment Termination Date.

“Maturity Reserve Condition” has the meaning assigned thereto in the definition of “Revolving Credit Commitment Termination Date”.

“Maximum Rate” has the meaning assigned thereto in Section 9.14.

“MNPI” has the meaning assigned thereto in Section 9.01(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Amendment” has the meaning assigned thereto in Section 5.11(c).

“Mortgages” means, collectively, one or more mortgages and deeds of trust (or equivalent instruments), including any Mortgage Amendments, in form and substance reasonably satisfactory to the Administrative Agent (each with such changes as may be appropriate in the applicable jurisdiction), executed by a Borrower or a Guarantor in favor of the Administrative Agent for the benefit of (a) with respect to Shared Mortgages, the Secured Parties and (b) with respect to Additional Mortgages, the Secured Parties other than the Tranche 3 Lenders, as any such document may be amended, restated, supplemented or otherwise modified from time to time, and covering (i) the properties and leasehold interests identified in Part A of Schedule 3.17 of the Disclosure Supplement, which are subject to existing mortgages securing the obligations under the Existing Credit Agreement as of the Effective Date (the “Shared Mortgages”), (ii) the properties and leasehold interests identified in Part B of Schedule 3.17 of the Disclosure Supplement, which are not subject to existing mortgages securing the obligations under the Existing Credit Agreement as of the Effective Date and (iii) thereafter, the properties and leasehold interests of the Borrowers and the Guarantors that are required to be subject to the Lien of a Mortgage in accordance with the terms hereof (the Mortgages referred to in clauses (ii) and (iii), collectively, the “Additional Mortgages”).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Borrower or any ERISA Affiliate contributes, is obligated to contribute, or has any liability.

“Net Available Proceeds” means:

(a) in the case of any Disposition consummated after the Effective Date, the aggregate amount of all cash payments, received by or on behalf of GEO and its Restricted Subsidiaries directly or indirectly in connection with any such Disposition; provided that Net Available Proceeds shall be net of (i) the amount of any legal fees and expenses, title premiums and costs, recording fees and expenses, state and local taxes, commissions, and other fees and expenses paid by GEO and its Restricted Subsidiaries in connection with such Disposition, (ii) any Federal, foreign, state and local income or other taxes estimated to be payable by GEO and its Restricted Subsidiaries as a result of such Disposition and (iii) any repayments by GEO or any of its Restricted Subsidiaries of Indebtedness to the extent that (x) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (y) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property;

(b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by or on behalf of GEO and its Restricted Subsidiaries in respect of such Casualty Event net of (i) reasonable fees and expenses incurred by GEO and its Restricted Subsidiaries in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by GEO or any of its Restricted Subsidiaries in respect of such Casualty Event; and

(c) in the case of any Equity Issuance, the aggregate amount of all cash received by or on behalf of GEO and its Restricted Subsidiaries in respect of such Equity Issuance net of reasonable fees and expenses incurred by GEO and its Restricted Subsidiaries in connection therewith;

provided, that Net Available Proceeds of any Disposition or Casualty Event shall be net of any amounts required to be paid to avoid the imposition of federal or state income or excise taxes reasonably determined in good faith by a Financial Officer of GEO (as evidenced by a certification to that effect and setting forth the basis for such estimation in reasonable detail delivered to the Administrative Agent prior to or concurrently with the occurrence of the transaction or other events resulting in such Net Available Proceeds, as the same may be supplemented or modified in writing (in reasonable detail) by a Financial Officer of GEO to reflect good faith adjustments to such original determination prior to the date on which any of such Net Available Proceeds were (or were required to be) applied to prepay Loans or reduce Commitments pursuant to Section 2.10(b)) to be payable by GEO and its Restricted Subsidiaries as a result of such Disposition or Casualty Event.

“Net Income” means, with respect to GEO and its Subsidiaries and Other Consolidated Persons, for any period of determination, the net income (or loss) for such period, determined on a consolidated basis in accordance with GAAP.

“Non-Extension Notice Date” has the meaning assigned thereto in Section 2.05(b)(ii).

“Non-Recourse” means, with respect to any Indebtedness or other obligation and to any Person, that such Person has not Guaranteed such Indebtedness or other obligation, and is not otherwise liable, directly or indirectly for such Indebtedness or other obligation, and that any action or inaction by such Person, including without limitation any default by such Person on its own Indebtedness or other obligations, will not result in any default, event of default, acceleration, or increased financial or other obligations, under or with respect to such Indebtedness or other obligation; provided, that, any Indebtedness or other obligation of any Unrestricted Subsidiary or

Other Consolidated Person that would otherwise be Non-Recourse to the Borrowers and the Restricted Subsidiaries shall not be Non-Recourse to the Borrowers and the Restricted Subsidiaries solely due to (A) any investment funded at the time or prior to the incurrence of such Indebtedness or other obligation or (B) the assignment by any Borrower or any Restricted Subsidiary of its rights under any Government Contract to secure Unrestricted Subsidiary Debt, or Indebtedness or other obligations of any Other Consolidated Person, related to such Government Contract or (C) to the extent undrawn, the issuance of any Letter of Credit in support of such Indebtedness or other obligation.

“Non-Recourse Debt Service” means, with respect to any Person, for any period, the sum of, without duplication (a) the net interest expense of such Person with respect to Indebtedness that is Non-Recourse to GEO and the Restricted Subsidiaries, determined for such period, without duplication, on a consolidated or combined basis, as the case may be, in accordance with GAAP, (b) the scheduled principal payments required to be made during such period by such Person with respect to Indebtedness that is Non-Recourse to GEO and the Restricted Subsidiaries and (c) rent expense for such period associated with Indebtedness that is Non-Recourse to GEO and the Restricted Subsidiaries.

“Not Otherwise Applied” means, with reference to the amount of any proceeds of any transaction or event that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.10(b) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” means, as the context may require, a Revolving Credit Loan Note, a Tranche 1 Loan Note, a Tranche 2 Loan Note or a Tranche 3 Loan Note.

“Notice of Assignment” has the meaning assigned thereto in the Collateral Agreement.

“Obligations” means, collectively, (a) all obligations of the Borrowers under the Loan Documents to pay the principal of and interest on the Loans and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Administrative Agent or the Lenders under the Loan Documents, (b) [reserved], (c) all existing or future payment and other obligations owing by GEO or any Restricted Subsidiary under any Hedging Agreement permitted hereunder with any Hedge Counterparty, excluding, for all purposes of the Security Documents and Section 2.21, Excluded Swap Obligations, (d) all Cash Management Obligations, and (e) all other interest, fees and commissions (including reasonable attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by GEO or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Consolidated Persons” means Persons, none of the Equity Interests of which are owned by GEO or any of its Subsidiaries, whose financial statements are required to be consolidated with the financial statements of GEO in accordance with GAAP.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” means any Person to whom a participation is sold as permitted by Section 9.04(d).

“Participant Register” has the meaning assigned thereto in Section 9.04(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payee” has the meaning assigned thereto in the definition of “Excluded Taxes” in this Section 1.01.

“Payment Recipient” has the meaning assigned thereto in Section 8.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Periodic Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Permitted Acquisition” means an acquisition by GEO or a Restricted Subsidiary of a Facility, all of the Equity Interests of a Person or all or substantially all of the assets and related rights constituting an ongoing business, in each case primarily constituting a Permitted Business, and where each of the following conditions is satisfied:

(a) at the time of such acquisition, both before and immediately after the consummation thereof, no Event of Default shall have occurred and be continuing;

(b) unless the consideration paid for such acquisition (including, without duplication, the assumption of Indebtedness and aggregate amount of Indebtedness of the subject of such acquisition remaining outstanding after the consummation thereof) is less than $15,000,000, Subject EBITDA for the period of four fiscal quarters of the proposed Acquired Business ended most recently before the consummation of such acquisition, was greater than zero;

(c) the Total Leverage Ratio and First Lien Leverage Ratio on the last day of the period of four fiscal quarters of GEO ended most recently before the consummation of such acquisition for which financial statements have been delivered under Section 5.01(a) or (b), as applicable, calculated on a Pro Forma Basis as if the acquisition had occurred on the first day of such period, and giving pro forma effect to all payments, prepayments, redemptions, retirements, sinking fund payments, and borrowings, issuances and other incurrences, of Indebtedness from and after such day through and including the date of the consummation of such acquisition, is at least 0.25 below the Total Leverage Ratio and First Lien Leverage Ratio, respectively, required to be maintained pursuant to Section 6.09 on such day;

(d) such acquisition shall be consummated such that, after giving effect thereto, the subject of such acquisition shall be one or more Guarantors or (to the extent constituting assets that are not Persons) shall be acquired directly by one or more Loan Parties and shall constitute Collateral; and

(e) such acquisition of Equity Interests was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by or on behalf of, GEO or a Restricted Subsidiary.

“Permitted Business” means a business, a line of business or a facility in the same line of business as is conducted by GEO and its Subsidiaries on the Effective Date and any business reasonably related thereto or ancillary or incidental thereto, or a reasonable extension thereof, including the provision of services or goods to Governmental Authorities.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments and other governmental charges that are not yet due beyond the period of grace or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, banker’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of GEO or any of its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having a rating of at least AA from S&P or Aa from Moody’s;

(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 from S&P or P-2 from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, or by any Lender which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition; and

(f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated at least AA by S&P or Aa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Planned Future Expenditures” has the meaning assigned thereto in the definition of “Excess Cash Flow.”

“Platform” has the meaning assigned thereto in Section 9.01(d).

“Prepayment Premium” has the meaning assigned thereto in Section 2.10(d).

“Prepayment Premium Trigger Event” has the meaning assigned thereto in Section 2.10(d).

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Principal Financial Center” means, in respect of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Principal Payment Date” means the last Business Day of each of March, June, September and December.

“Pro Forma Basis” means, in making any determination of EBITDA or Adjusted EBITDA for any period, that pro forma effect shall be given to any acquisition permitted hereunder including any Permitted Acquisition that occurred during such period and to any acquisition by the Person acquired by GEO or any Restricted Subsidiary that occurred during such period, in each case, taking into account both revenues (excluding revenues created by synergies) and estimated cost-savings, as determined reasonably and in good faith by a Financial Officer of GEO and approved by the Administrative Agent, provided that GEO delivers to the Administrative Agent a certificate of a Financial Officer of GEO setting forth such pro forma calculations and all assumptions that are material to such calculations.

“Pro Forma First Lien Leverage Ratio” means, on any date, the First Lien Leverage Ratio on the last day of GEO’s fiscal quarter then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, (i) after giving pro forma effect since such last day through and including such date to: (x) all payments, prepayments, redemptions, retirements, sinking fund payments, and borrowings, issuances and other incurrences, of Indebtedness that is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations and (y) any changes to the amount of Unrestricted Cash of GEO and its Restricted Subsidiaries and (ii) calculating EBITDA for the period of computation on a Pro Forma Basis.

“Pro Forma Total Leverage Ratio” means, on any date, the Total Leverage Ratio on the last day of GEO’s fiscal quarter then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or (b), as applicable, (i) after giving pro forma effect since such last day through and including such date to: (x) all payments, prepayments, redemptions, retirements, sinking fund payments, and borrowings, issuances and other incurrences, of Indebtedness and (y) any changes to the amount of Unrestricted Cash of GEO and its Restricted Subsidiaries and (ii) calculating EBITDA for the period of computation on a Pro Forma Basis.

“Public Lender” has the meaning assigned thereto in Section 9.01(d).

“Quarterly Date” means the last Business Day of each of January, April, July and October.

“Ravenhall Project Subsidiaries” means, collectively, GEO Ravenhall Holdings Pty Ltd, GEO Ravenhall Finance Holdings Pty Ltd, GEO Ravenhall Finance Holding Trust, GEO Ravenhall Pty Ltd, GEO Ravenhall Finance Pty Ltd, GEO Ravenhall Trust, GEO Ravenhall Finance Trust, Ravenhall Finance Co. Pty Ltd., GEO Australasia Holdings Pty Ltd., the Australian Trustee, the Australian Trust and any direct or indirect Subsidiary of the foregoing entities, in each case to the extent a Subsidiary of GEO.

“RCF Excess” has the meaning assigned thereto in Section 2.10(c)(ii).

“Refinancing Revolving Credit Commitments” has the meaning assigned thereto in Section 2.22(b).

“Refinancing Revolving Credit Commitments Amendment” has the meaning assigned thereto in Section 2.22(b)(vii).

“Refinancing Revolving Credit Commitments Notice” has the meaning assigned thereto in Section 2.22(b).

“Refinancing Revolving Credit Commitments Effective Date” has the meaning assigned thereto in Section 2.22(b).

“Refinancing Term Loan” has the meaning assigned thereto in Section 2.22(a).

“Refinancing Term Loan Amendment” has the meaning assigned thereto in Section 2.22(a)(vi).

“Refinancing Term Loan Effective Date” has the meaning assigned thereto in Section 2.22(a).

“Refinancing Term Loan Notice” has the meaning assigned thereto in Section 2.22(a).

“Refundable Excess” has the meaning assigned thereto in Section 2.10(c)(iii).

“Register” has the meaning assigned thereto in Section 9.04(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and advisors of such Person and of such Person’s Affiliates.

“Release Date” means the date on which all of the Obligations (other than (x) obligations described in clause (c) of the definition of “Obligations” set forth above, (y) Cash Management Obligations or (z) contingent indemnification obligations, in each case not yet due and payable and asserted in writing) have been paid in full in cash, all Commitments have expired or been terminated, and all Letters of Credit (other than Letters of Credit that have been cash collateralized or backstopped in an amount and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender) have expired or been terminated.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 8.01.

“Required Incremental Lenders” means Lenders having outstanding Incremental Term Loans representing more than 50% of the total outstanding Incremental Term Loans at such time.

“Required Lenders” means, at any time, subject to Section 2.18(b) and to Section 9.02(b), Lenders having Revolving Credit Exposures, outstanding Tranche 1 Loans, outstanding Tranche 2 Loans, outstanding Tranche 3 Loans, outstanding Incremental Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Tranche 1 Loans, outstanding Tranche 2 Loans, outstanding Tranche 3 Loans, outstanding Incremental Term Loans and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Tranche 1 Loans, outstanding Tranche 2 Loans, outstanding Tranche 3 Loans, outstanding Incremental Term Loans and unused Commitments of such Class representing more than 50% of the total Revolving Credit Exposures, outstanding Tranche 1 Loans, outstanding Tranche 2 Loans, outstanding Tranche 3 Loans, outstanding Incremental Term Loans and unused Commitments of such Class at such time.

“Required Revolving Credit Lenders” means Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Credit Commitments at such time.

“Required Supermajority Lenders” means, at any time, subject to Section 2.18(b) and to Section 9.02(b), Lenders having Revolving Credit Exposures, outstanding Tranche 1 Loans, outstanding Tranche 2 Loans, outstanding Tranche 3 Loans, outstanding Incremental Term Loans and unused Commitments representing more than 66-2/3% of the sum of the total Revolving Credit Exposures, outstanding Tranche 1 Loans, outstanding Tranche 2 Loans, outstanding Tranche 3 Loans, outstanding Incremental Term Loans and unused Commitments at such time. The “Required Supermajority Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Tranche 1 Loans, outstanding Tranche 2 Loans, outstanding Tranche 3 Loans, outstanding Incremental Term Loans and unused Commitments of such Class representing more than 66-2/3% of the total Revolving Credit Exposures, outstanding Tranche 1 Loans, outstanding Tranche 2 Loans, outstanding Tranche 3 Loans, outstanding Incremental Term Loans and unused Commitments of such Class at such time.

“Required Tranche 1 Lenders” means Lenders having outstanding Tranche 1 Loans representing more than 50% of the total outstanding Tranche 1 Loans at such time.

“Required Tranche 2 Lenders” means Lenders having outstanding Tranche 2 Loans representing more than 50% of the total outstanding Tranche 2 Loans at such time.

“Required Tranche 3 Lenders” means Lenders having outstanding Tranche 3 Loans representing more than 50% of the total outstanding Tranche 3 Loans at such time.

“Resignation Effective Date” has the meaning assigned thereto in Section 8.01.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Domestic Subsidiary” means any Domestic Subsidiary of GEO that is not an Unrestricted Subsidiary.

“Restricted Payment” means, with respect to any Person, any (x) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of such Person, or (y) payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of such Person or any Equity Rights with respect to such Person.

“Restricted Subsidiary” means any Subsidiary of GEO that is not an Unrestricted Subsidiary.

“Revolving Credit”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is or are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the Lenders’ Revolving Credit Commitments as of the Effective Date is $186,998,130.00. The initial amount of each applicable Lender’s Revolving Credit Commitment is set forth in the Exchange Amendment.

“Revolving Credit Commitment Termination Date” means the earliest of (i) March 23, 2027, and (ii) in the event that an aggregate principal amount equal to or greater than $100,000,000 of any Specified Senior Notes remains outstanding on the Springing Maturity Date applicable thereto, such Springing Maturity Date, it being understood that Specified Senior Notes are not outstanding to the extent GEO or Corrections, as applicable, shall have deposited or caused to be deposited funds into a customary irrevocable escrow in an amount sufficient to pay or redeem such Specified Senior Notes in full on the maturity date thereof (the “Maturity Reserve Condition”); provided that, if such date is not a Business Day, then the Revolving Credit Commitment Termination Date shall be the preceding Business Day.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or, if the Revolving Credit Commitments have expired or been terminated, a Lender with Revolving Credit Exposure.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.01(a).

“Revolving Credit Loan Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender, substantially in the form of Exhibit A-1 (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Revolving Credit Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Rollover Letter of Credit” means, with respect to any Acquired Business, any undrawn letter of credit issued on behalf or in respect of such Acquired Business and outstanding on the date the relevant Permitted Acquisition shall have been consummated; provided that (x) the issuer of such letter of credit shall be or shall have become an Issuing Lender hereunder, (y) each of the conditions set forth in Section 4.02 shall have been satisfied and (z) such letter of credit shall comply with all other applicable requirements of this Agreement with respect to Letters of Credit issued hereunder (including, without limitation, Section 2.05(c)), in each case on and as of such date.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions (which, as of the Effective Date, includes Cuba, Iran, North Korea, Syria and the Crimea, so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of the Ukraine).

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland or any other relevant authority, (b) any Person located, operating, organized or resident in, or any Governmental Entity or governmental instrumentality of, a Sanctioned Country or (c) any Person 25% or more directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce, (b) the United Nations Security Council, (c) the European Union or any of its member states, (d) Her Majesty’s Treasury, (e) Switzerland or (f) any other relevant authority.

“Second Currency” has the meaning assigned thereto in Section 9.15.

“Second Lien Notes” means the 2028 Public Second Lien Notes and the 2028 Private Second Lien Notes.

“Secured Parties” means the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Counterparties and the Cash Management Banks.

“Security Documents” means the Guaranty Agreement, the Collateral Agreement, the Mortgages, the Collateral Assignment, each Joinder Agreement and each other agreement or writing pursuant to which any Borrower or any Restricted Subsidiary purports to grant a Lien on any property or assets securing their obligations under the Loan Documents.

“Senior Note Exchange Transactions” means (i) the exchange of certain 2023 Senior Notes and 2024 Senior Notes for 2028 Public Second Lien Notes, (ii) the exchange of certain 2026 Senior Notes for 2028 Private Second Lien Notes, (iii) the amendment of the 2023 Senior Notes Indenture, the 2024 Senior Notes Indenture and the 2026 Senior Notes Indenture as necessary or advisable to effect the Effective Date Transactions and the other transactions occurring on the Effective Date; ensure that all indebtedness, liens, restricted payments, investments and other transactions and matters permitted under the indentures governing the 2028 Public Second Lien Notes and the 2028 Private Second Lien Notes are also permitted under the 2023 Senior Notes Indenture, the 2024 Senior Notes Indenture and the 2026 Senior Notes Indenture; and generally to ensure that the 2023 Senior Notes Indenture, the 2024 Senior Notes Indenture and the 2026 Senior Notes Indenture are no more restrictive than the indentures governing the 2028 Public Second Lien Notes and the 2028 Private Second Lien Notes in any material respect.

“Senior Note Indentures” means, collectively, each of the indentures under which the Senior Notes are issued.

“Senior Notes” means, collectively, any senior notes issued by GEO or any of its Subsidiaries (which, for the avoidance of doubt, shall not include any term loans under the Existing Credit Agreement).

“Senior Term Loans” means, collectively the Tranche 1 Loans, the Tranche 2 Loans and any Incremental Term Loans.

“Series” has the meaning assigned thereto in Section 2.01(e).

“Shared Mortgages” has the meaning assigned thereto in the definition of “Mortgages”.

“Significant Subsidiary” means (a) any Subsidiary (or group of Subsidiaries on a consolidated or combined basis) that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the date hereof, and (b) Corrections.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Solvent” means, as to GEO and its Subsidiaries on a particular date, that each such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), (c) does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) is “solvent” within the meaning given that term and similar terms under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereafter in effect or any successor statute) and other applicable laws relating to fraudulent transfers and conveyances.

“Specified Currency” has the meaning assigned thereto in Section 9.15.

“Specified Investment Conditions” means, with respect to any Investment made pursuant to Section 6.04(j), that such Investment:

(i) may not consist of Material Intellectual Property or Equity Interests in any Subsidiary that owns any Material Intellectual Property;

(ii) shall solely be made:

(A) in the ordinary course of business of GEO and its Restricted Subsidiaries;

(B) for the bona fide (as determined by a majority of GEO’s independent directors) purpose of developing, expanding or promoting a Permitted Business (1) conducted (or anticipated to be conducted, pursuant to reasonably specific plans) by such Person, and that (2) in GEO’s good-faith determination could not be conducted by a Loan Party without materially hindering the achievement of such purpose; and

(C) not for the purpose of (1) circumventing the application of Section 2.10(b) with respect to the property invested or the proceeds thereof; (2) making such invested property (or the proceeds thereof) available to support the liquidity requirements of GEO and its Restricted Subsidiaries following the occurrence of a Default or Event of Default; (3) making such invested property (or the proceeds thereof) available as collateral or other credit support for any financing that is effectively or structurally senior to the Obligations, other than a financing that is Non-Recourse to GEO and the Restricted Subsidiaries and is incurred to promote the same bona fide purpose as such Investment; or (4) otherwise hindering or delaying the Secured Parties’ exercise of their rights and remedies under the Loan Documents;

(iii) if in an aggregate amount greater than $5,000,000 (whether individually or taken together with any related series of such Investments), must be approved by the board of directors of GEO; and

(iv) if such Investment is made other than in cash or Permitted Investments and in an amount greater than $5,000,000 on an individual basis and $10,000,000 in the aggregate during the term of this Agreement, such Investment shall require independent appraisal(s) or other valuation made by a valuation firm acceptable to the Administrative Agent (such appraisal or valuation (and all supporting documentation therefor) to be delivered to the Administrative Agent (for further distribution to the Lenders) prior to or substantially concurrently with the consummation of such Investment).

“Specified Place” has the meaning assigned thereto in Section 9.15.

“Specified Senior Notes” means each of the 2026 Senior Notes and the 2026 Exchangeable Senior Notes.

“Springing Maturity Date” means the date that is ninety-one (91) days prior to (a) in the case of the 2026 Senior Notes, the “Stated Maturity” (as defined in the 2026 Senior Notes Indenture) or (b) in the case of the 2026 Exchangeable Note, the “Maturity Date” (as defined in the 2026 Exchangeable Note Indenture).

“Subject EBITDA” means, for any period, for any Acquired Business, the sum of the following for such period (calculated without duplication on a consolidated basis for such Acquired Business and its Subsidiaries to the fullest extent practicable in accordance with GAAP (and, if such Acquired Business consists of assets rather than a Person, as if such Acquired Business were a Person)) (a) net operating income (or loss) plus (b) the sum of the following to the extent deducted in determining such net operating income: (i) income and franchise taxes, (ii) interest expense, (iii) amortization, depreciation and other non-cash charges (excluding insurance reserves), and (iv) extraordinary losses.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of GEO.

“Swap Obligation” has the meaning assigned thereto in the definition of “Excluded Swap Obligation” in this Section 1.01.

“Synthetic Leases” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is or are Tranche 1 Loans, Tranche 2 Loans or Tranche 3 Loans, as opposed to Revolving Credit Loans or Incremental Loans.

“Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Commitments” means, collectively, the Tranche 1 Loan Commitments, the Tranche 2 Loan Commitments and the Tranche 3 Loan Commitments.

“Term Loan Maturity Date” means the Tranche 1 Loan Maturity Date, the Tranche 2 Loan Maturity Date and/or the Tranche 3 Loan Maturity Date, as applicable.

“Term Loans” means, collectively, the Tranche 1 Loans, the Tranche 2 Loans and the Tranche 3 Loans.

“Term Loan Note” means a Tranche 1 Loan Note, a Tranche 2 Loan Note and/or a Tranche 3 Loan Note, as applicable.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be equal to the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title Companies” has the meaning assigned thereto in Section 5.10(a)(ii).

“Total Leverage Ratio” means, on any date, the ratio of (a) the result of the following calculation: (i) the aggregate outstanding principal amount of all Indebtedness of GEO, its Subsidiaries and the Other Consolidated Persons on such date (calculated on a consolidated basis without duplication in accordance with GAAP) minus (ii) the sum of (x) the aggregate amount (not less than zero) of Unrestricted Cash of GEO and its Restricted Subsidiaries on such date plus (y) the aggregate outstanding principal amount of all Indebtedness of the Unrestricted Subsidiaries and the Other Consolidated Persons on such date that is Non-Recourse to GEO and its Restricted Subsidiaries plus (z) to the extent included in the calculation under the clause (a)(i) of this definition, the undrawn amount of all outstanding Letters of Credit on such date to (b) Adjusted EBITDA for the period of four fiscal quarters of GEO ending on or most recently ended prior to such date.

“Tranche 1”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is or are made pursuant to Section 2.01(b).

“Tranche 1 Lender” means a Lender with a Tranche 1 Loan Commitment or an outstanding Tranche 1 Loan.

“Tranche 1 Loan” means a Loan made pursuant to Section 2.01(b).

“Tranche 1 Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche 1 Loan hereunder on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche 1 Loans to be made by such Lender hereunder, as such commitment may be (i) reduced pursuant to Section 2.08(a) or (b) and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each applicable Lender’s Tranche 1 Loan Commitment on the Effective Date is set forth in the Exchange Amendment. The initial aggregate amount of the Lenders’ Tranche 1 Loan Commitments on the Effective Date is $857,178,460.58.

“Tranche 1 Loan Maturity Date” means the earliest of (i) March 23, 2027, and (ii) in the event that an aggregate principal amount equal to or greater than $100,000,000 of any Specified Senior Notes remains outstanding on the Springing Maturity Date applicable thereto, such Springing Maturity Date, unless the Maturity Reserve Condition is satisfied with respect to such Specified Senior Notes; provided that, if such date is not a Business Day, then the Tranche 1 Loan Maturity Date shall be the preceding Business Day.

“Tranche 1 Loan Note” means a promissory note of GEO payable to any Tranche 1 Lender, substantially in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of GEO to such Lender resulting from outstanding Tranche 1 Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Tranche 2”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is or are made pursuant to Section 2.01(c).

“Tranche 2 Lender” means a Lender with a Tranche 2 Loan Commitment or an outstanding Tranche 2 Loan.

“Tranche 2 Loan” means a Loan made pursuant to Section 2.01(c).

“Tranche 2 Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche 2 Loan hereunder on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche 2 Loans to be made by such Lender hereunder, as such commitment may be (i) reduced pursuant to Section 2.08(a) or (b) and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each applicable Lender’s Tranche 2 Loan Commitment on the Effective Date is set forth in the Exchange Amendment. The initial aggregate amount of the Lenders’ Tranche 2 Loan Commitments on the Effective Date is $236,799,360.00.

“Tranche 2 Loan Maturity Date” means the earliest of (i) March 23, 2027, and (ii) in the event that an aggregate principal amount equal to or greater than $100,000,000 of any Specified Senior Notes remains outstanding on the Springing Maturity Date applicable thereto, such Springing Maturity Date, unless the Maturity Reserve Condition is satisfied with respect to such Specified Senior Notes; provided that, if such date is not a Business Day, then the Tranche 2 Loan Maturity Date shall be the preceding Business Day.

“Tranche 2 Loan Note” means a promissory note of GEO payable to any Tranche 2 Lender, substantially in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of GEO to such Lender resulting from outstanding Tranche 2 Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Tranche 3”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is or are made pursuant to Section 2.01(d).

“Tranche 3 Lender” means a Lender with a Tranche 3 Loan Commitment or an outstanding Tranche 3 Loan.

“Tranche 3 Loan” means a Loan made pursuant to Section 2.01(d).

“Tranche 3 Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche 3 Loan hereunder on the Effective Date, expressed as an amount representing the maximum aggregate principal amount of the Tranche 3 Loans to be made by such Lender hereunder, as such commitment may be (i) reduced pursuant to Section 2.08(a) or (b) and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each applicable Lender’s Tranche 3 Loan Commitment on the Effective Date is set forth in the Exchange Amendment. The initial aggregate amount of the Lenders’ Tranche 3 Loan Commitments on the Effective Date is $45,170,280.00.

“Tranche 3 Loan Maturity Date” means March 23, 2024; provided that, if such date is not a Business Day, then the Tranche 3 Loan Maturity Date shall be the preceding Business Day.

“Tranche 3 Loan Note” means a promissory note of GEO payable to any Tranche 3 Lender, substantially in the form of Exhibit A-4 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of GEO to such Lender resulting from outstanding Tranche 2 Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Transactions” means the execution, delivery and performance by each Loan Party of Loan Documents to which it is, or is intended to be, a party, the borrowing of Loans, the use of the proceeds thereof, and the issuance, amendment, renewal or extension of Letters of Credit hereunder.

“Treasury Rate” means, with respect to the Make-Whole Amount, a rate equal to the then current yield to maturity on actively traded U.S. Treasury securities having a constant maturity and having a duration equal to (or the nearest available tenor to) the period from the date that payment is required to be made to the date that falls on the first anniversary of the Effective Date as published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, if the context so requires, any other applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Cash” means cash and Permitted Investments held by GEO and its Subsidiaries that are not subject to any Lien or preferential arrangement in favor of any Person to protect such Person against loss and are not part of any funded reserve established by GEO or any of its Restricted Subsidiaries required by GAAP.

“Unrestricted Subsidiary” means any Subsidiary of GEO identified on the Effective Date in the Disclosure Supplement as an Unrestricted Subsidiary or which qualifies as an Unrestricted Subsidiary after the Effective Date pursuant to Section 5.09(d); provided that (i) such Unrestricted Subsidiary meets the requirements set forth in Section 5.09(d) and (ii) no Borrower shall be an Unrestricted Subsidiary.

“Unrestricted Subsidiary Debt” means Indebtedness of any one or more Unrestricted Subsidiaries.

“U.S. Borrower” means a Borrower that is United States person within the meaning of Section 7701(a)(30) of the Code, it being understood that, as of the Effective Date, each Borrower is a U.S. Borrower.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any time, the excess at such time of current assets (excluding cash and cash equivalents) over current liabilities (excluding the current portion of long-term debt) of GEO, its Subsidiaries and the Other Consolidated Persons (determined on a consolidated basis without duplication in accordance with GAAP); provided that when comparing increases or decreases of Working Capital across periods, the impact of acquisitions, dispositions and reclassifications from long term to current shall be excluded.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche 1 Loan”), by Type (e.g., an “ABR Loan”) or by Class and Type (e.g., an “ABR Tranche 1 Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche 1 Borrowing”), by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., an “ABR Tranche 1 Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Any reference herein to “the date hereof”, “the date of this Agreement” and words of similar import shall be deemed to mean the Effective Date. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein, including in Section 6.08), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified, supplemented, reenacted or redesignated from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if GEO notifies the Administrative Agent that GEO requests an amendment to any provision hereof to eliminate the effect of any change in GAAP occurring or with application after the date hereof on the operation of such provision (or if the Administrative Agent notifies GEO that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, GEO will comply with Section 5.12.

Section 1.05 Currencies; Currency Equivalents. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as otherwise expressly provided herein, for purposes of determining:

(i) whether the amount of any Letter of Credit, together with all other Revolving Credit Borrowings and Letters of Credit then outstanding or to be borrowed or issued at the same time that such Letter of Credit is outstanding, would exceed the aggregate amount of the Revolving Credit Commitments,

(ii) the aggregate unutilized amount of the Commitments of any Class, or

(iii) the Revolving Credit Exposure or the LC Exposure of any Class,

the outstanding face amount of any Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Letter of Credit determined as of the date of such Letter of Credit (determined in accordance with the last sentence of the definition of “Interest Period”).

Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the applicable Issuing Lender.

Section 1.06 Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the aggregate amount available to be drawn under such Letter of Credit at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of the Letter of Credit Documents related thereto, provides for one or more automatic increases in the stated amount thereof (or the aggregate amount available to be drawn thereunder), the amount of such Letter of Credit (other than for purposes of Section 2.11) shall be deemed to be the maximum aggregate amount available to be drawn under such Letter of Credit after giving effect to all such increases.

Section 1.08 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

Section 2.01 The Commitments; Revolving Credit Loans; Term Loans; Incremental Term Loans. Subject to the terms and subject to the conditions set forth herein, the Lenders severally agree to make Loans, in each case as set forth below:

(a) Revolving Credit Loans. Each Revolving Credit Lender having an Available Revolving Credit Commitment agrees, subject to the terms and conditions set forth herein, to make Revolving Credit Loans, in Dollars, to the Borrowers, from time to time during the Revolving Credit Availability Period, in an aggregate principal amount that will result in neither (x) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment nor (y) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.

(b) Tranche 1 Loans. Each Tranche 1 Lender having a Tranche 1 Loan Commitment agrees, subject to the terms and conditions set forth herein, to make Tranche 1 Loans in Dollars to GEO on the Effective Date in an aggregate principal amount equal to the Tranche 1 Loan Commitment of such Lender on the Effective Date. Amounts prepaid or repaid in respect of Tranche 1 Loans may not be reborrowed.

(c) Tranche 2 Loans. Each Tranche 2 Lender having a Tranche 2 Loan Commitment agrees, subject to the terms and conditions set forth herein, to make Tranche 2 Loans in Dollars to GEO on the Effective Date in an aggregate principal amount equal to the Tranche 2 Loan Commitment of such Lender on the Effective Date. Amounts prepaid or repaid in respect of Tranche 2 Loans may not be reborrowed.

(d) Tranche 3 Loans. Each Tranche 3 Lender having a Tranche 3 Loan Commitment agrees, subject to the terms and conditions set forth herein, to make Tranche 3 Loans in Dollars to GEO on the Effective Date in an aggregate principal amount equal to the Tranche 3 Loan Commitment of such Lender on the Effective Date. Amounts prepaid or repaid in respect of Tranche 3 Loans may not be reborrowed.

(e) Incremental Term Loans. In addition to Borrowings of Revolving Credit Loans, Tranche 1 Loans, Tranche 2 Loans and Tranche 3 Loans pursuant to Section 2.01(a), (b), (c) or (d) above, respectively, from time to time, GEO may request that any one or more of the Lenders or, at the option of GEO, other financial institutions or funds selected by GEO offer to enter into commitments to make additional term loans (“Incremental Term Loans”) to GEO, in Dollars, in an aggregate principal amount not to exceed the sum of (i) the Incremental Fixed Amount plus (ii) so long as the First Lien Leverage Ratio after giving effect to the incurrence of such Incremental Term Loans (and the use of proceeds therefrom) on a Pro Forma Basis does not exceed 1.75:1.00, the Incremental Ratio Amount. In the event that one or more of the Lenders or such other financial institutions or funds offer, in their sole discretion, to enter into such commitments, and such Lenders or financial institutions or funds and GEO agree as to the amount of such commitments that shall be allocated to the respective Lenders or financial institutions or funds making such offers and the fees (if any) to be payable by GEO in connection therewith, such Lenders or financial institutions or funds shall become obligated to make Incremental Term Loans under this Agreement in an amount equal to the amount of their respective Incremental Term Loan Commitments (and such financial institutions shall become “Incremental Lenders” hereunder). The Incremental Term Loans to be made pursuant to any such agreement between GEO and any such Incremental Lenders in response to any such request by GEO shall be deemed to be a separate “Series” of Incremental Term Loans hereunder for all purposes of this Agreement.

Anything herein to the contrary notwithstanding:

(1) the minimum aggregate principal amount of Incremental Term Loan Commitments entered into pursuant to any such request (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Term Loans) shall be (A) $20,000,000 or a larger multiple of $1,000,000 or (B) any other amount consented to by the Administrative Agent;

(2) the Incremental Term Loans shall be subject to, and entitled to the benefits of, the collateral security and Guarantees provided for herein and in the other Loan Documents on an equal and ratable basis with each other Loan hereunder (other than any outstanding Tranche 3 Loans);

(3) except as otherwise expressly provided herein, the Incremental Term Loans of any Series shall have the interest rate and upfront, participation and other fees as shall be agreed upon by GEO and the applicable Incremental Lenders;

(4) the Incremental Term Loans of any Series shall (i) have the commitment reduction schedule (if any), amortization and maturity date as shall be agreed upon by GEO and the applicable Incremental Lenders; provided that (A) the maturity for such Series of Incremental Term Loans shall not be earlier than the latest Maturity Date,

(B) if the All-In-Yield relating to such Incremental Term Loans that are secured on a pari passu basis and having equal payment priority with the Tranche 1 Loans exceeds the All-In-Yield relating to the Tranche 1 Loans in effect immediately prior to the effectiveness of such Incremental Term Loan Amendment by more than 1.00%, the All-In-Yield relating to the Tranche 1 Loans shall be adjusted to be equal to the All-In-Yield relating to the Incremental Term Loans minus 1.00%, (C) if the All-In-Yield relating to such Incremental Term Loans that are secured on a pari passu basis and having equal payment priority with the Tranche 2 Loans exceeds the All-In-Yield relating to the Tranche 2 Loans in effect immediately prior to the effectiveness of the Incremental Term Loan Amendment by more than 2.00%, the All-In-Yield relating to such Tranche 2 Loans shall be adjusted to be equal to the All-In-Yield relating to such Incremental Term Loans minus 2.00% and (D) the weighted average-life-to-maturity for such Series of Incremental Term Loans shall not be shorter than the weighted average-life-to-maturity for the Tranche 1 Loans, the Tranche 2 Loans and the Revolving Credit Commitments, and (ii) share in any mandatory prepayment (other than scheduled amortization payments) of Loans hereunder on a pro rata basis as provided in Section 2.10(b); provided that GEO and the applicable Incremental Lenders shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any such prepayments on a less than pro rata basis (but not on a greater than pro rata basis);

(5) the Incremental Term Loans of any Series shall be subject to such conditions to effectiveness and initial credit extension as shall be agreed upon by the applicable Incremental Lenders, GEO and the Administrative Agent (which agreement by the Administrative Agent shall not be unreasonably withheld); provided that GEO shall be in compliance with Section 5.11(c) as of such date; provided, further, that GEO and the applicable Incremental Lenders shall be permitted to modify or waive (without the need for consent or approval from any other Lender or the Administrative Agent) any or all of the conditions to the initial Borrowing of the applicable Incremental Term Loans (but not, for the avoidance of doubt, any requirements hereunder with respect to any Incremental Term Loan Commitment itself) set forth in this Agreement, including Section 4.02 (other than with respect to (x) the absence of any Event of Default under any of Sections 7.01(a), (b), (h), (i) or (j), (y) the accuracy of customary “specified representations” or (z) the immediately preceding proviso), in any transaction where the net cash proceeds of such Incremental Term Loan will be used to fund a Permitted Acquisition or other acquisition permitted under this Agreement; and

(6) Incremental Term Loans incurred pursuant to the Incremental Fixed Amount shall be used only to prepay or repay outstanding Tranche 3 Loans and outstanding loans under the Existing Credit Agreement, and Incremental Term Loans incurred pursuant to the Incremental Ratio Amount shall be used only to repurchase, repay or redeem outstanding 2023 Senior Notes and 2024 Senior Notes.

Following the acceptance by GEO of the offers made by any one or more Lenders to make any Series of Incremental Term Loans pursuant to the foregoing provisions of this Section 2.01(e), each such Incremental Lender in respect of such Series of Incremental Term Loans severally agrees, on the terms and conditions of this Agreement, to make such Incremental Term Loans to GEO on a Business Day (an “Incremental Term Loan Funding Date”) during the period from and including the date of such acceptance to and including the commitment termination date specified in the agreement entered into with respect to such Series (such agreement, an “Incremental Term Loan Amendment”) in an aggregate principal amount up to but not exceeding the amount of the Incremental Term Loan Commitment of such Incremental Lender in respect of such Series as in effect from time to time. Amounts prepaid or repaid in respect of Incremental Term Loans may not be reborrowed.

Notwithstanding anything to the contrary in Section 9.02, the Lenders hereby irrevocably agree that the Administrative Agent, the Lenders providing such Incremental Term Loan Commitments and the applicable Loan Parties may effect amendments to this Agreement and the other Loan Documents of a technical or administrative nature (without any further consent of any other party to such Loan Document) as may be necessary, appropriate or desirable, in the reasonable opinion of the Administrative Agent and GEO, in order to establish and implement any Incremental Term Loans or Commitments in respect thereof pursuant to, and in accordance with, this Section 2.01(e).

(f) Incremental Equivalent Debt. The Borrowers may, upon the delivery to the Administrative Agent of notice thereof specifying in reasonable detail the proposed terms thereof not less than ten days, and not more than sixty days, prior to the proposed effective date thereof (the “Incremental Equivalent Debt Effective Date”), issue or incur, in lieu of Incremental Term Loans, Indebtedness consisting of one or more series of senior secured first lien notes, junior lien notes, junior lien loans, subordinated notes or senior unsecured notes or unsecured loans, in each case, issued in a public offering, Rule 144A or other private placement transactions, or secured or unsecured mezzanine Indebtedness or debt securities (such Indebtedness, collectively, “Incremental Equivalent Debt”), in an aggregate principal amount not to exceed the sum of (i) the Incremental Fixed Amount plus (ii) so long as the First Lien Leverage Ratio after giving effect to the incurrence of such Incremental Equivalent Debt (and the use of proceeds therefrom) on a Pro Forma Basis does not exceed 1.75:1.00, the Incremental Ratio Amount.

Anything herein to the contrary notwithstanding:

(1) such Incremental Equivalent Debt shall not at any time be incurred by any Person other than a Borrower or guaranteed by any Person other than a Loan Party, and, if secured, such Incremental Equivalent Debt shall not be secured by property other than the Collateral, and a representative acting on behalf of the lenders or investors providing such Incremental Equivalent Debt shall have entered into an Intercreditor Agreement and a subordination agreement (if applicable), in each case reasonably satisfactory to the Required Lenders;

(2) Section 2.01(e)(1), (4), (5) and (6) shall apply, mutatis mutandis, to such Incremental Equivalent Debt; and

(3) except as otherwise expressly set forth herein, (x) the pricing (including interest, fees and premiums), optional prepayment and redemption terms with respect such Incremental Equivalent Debt shall be determined by the Borrowers and the lenders or investors providing such Incremental Equivalent Debt, and (y) the other terms of such Incremental Equivalent Debt shall be, when taken as a whole, no more favorable (as reasonably determined by the Required Lenders) to the lenders or investors providing such Incremental Equivalent Debt than those applicable to the Term Loans (except to the extent (A) such terms are added in the Loan Documents for the benefit of the Term Lenders pursuant to an amendment hereto or thereto subject solely to the reasonable satisfaction of the Administrative Agent and the Required Lenders or (B) applicable solely to periods after the latest Maturity Date existing at the time of such incurrence).

Section 2.02 Loans and Borrowings.

(a) Obligations of Lenders. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or of SOFR Loans as GEO may request in accordance herewith. Each Loan shall be denominated in Dollars. Each Lender at its option may make any Loan or provide any other extension of credit or fund any other obligation hereunder by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. Each SOFR Borrowing shall be in an aggregate amount of $2,500,000 or a larger multiple of $1,000,000. Each ABR Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or (in the case of a Revolving Credit ABR Borrowing) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten SOFR Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request (or to elect to convert to or continue as a SOFR Borrowing):

(i) any Revolving Credit Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date;

(ii) any Term Borrowing if the Interest Period requested therefor would end after the applicable Term Loan Maturity Date;

(iii) any Term Borrowing of any Class, if the Interest Period requested therefor would commence before and end after any Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Term Loans of such Class having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Term Loans of such Class permitted to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date; and

(iv) any Borrowing of a Series of Incremental Term Loans if the Interest Period requested therefor would commence before and end after (x) the final maturity date for such Series or (y) any date specified for the amortization of such Series unless, in the case of this clause (y), after giving effect thereto, the aggregate principal amount of the Incremental Term Loans of such Series having Interest Periods that end after such date shall be equal to or less than the aggregate principal amount of the Incremental Term Loans of such Series permitted to be outstanding after giving effect to the payments of principal required to be made on such date.

Section 2.03 Requests for Borrowings.

(a) Notices. To request a Borrowing, GEO shall notify the Administrative Agent of such request (i) in the case of a SOFR Borrowing, not later than 1:00 p.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than noon, New York City time, one (1) Business Day prior to the date of the proposed Borrowing; provided that any such notice of a Revolving Credit ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m., New York City time, one (1) Business Day prior to the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall be signed by GEO.

(b) Content of Borrowing Requests. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Credit Borrowing, a Term Borrowing (and the specific Class) or Incremental Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(v) in the case of a SOFR Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi) the location and number of the account of a Borrower to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, GEO shall be deemed to have selected an Interest Period of one month’s duration.

Section 2.04 [Reserved].

Section 2.05 Letters of Credit.

(a) General.

(i) Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, GEO may request any Issuing Lender to issue, at any time and from time to time during the Revolving Credit Availability Period, Letters of Credit for the account of the Borrowers in such form as is acceptable to the Administrative Agent and such Issuing Lender in its reasonable determination, which Letters of Credit may be denominated in Dollars or, with the applicable Issuing Lender’s consent (in its sole discretion) in any Agreed Foreign Currency. Letters of Credit issued or outstanding hereunder shall constitute utilization of the Revolving Credit Commitments.

(ii) Subject to the requirements and conditions set forth in the definition of “Rollover Letters of Credit” in Section 1.01, following written notice from GEO to the Administrative Agent (which notice shall have been acknowledged and accepted by the relevant Issuing Lender), each Rollover Letter of Credit shall be deemed to have been issued pursuant hereto on the date the relevant Permitted Acquisition shall have been consummated, and as of and from such date shall be subject to and governed by the terms and conditions hereof.

(iii) On the Effective Date, and notwithstanding any provision to the contrary herein, the Existing Letters of Credit shall be rolled over and shall be deemed to be Letters of Credit that have been issued pursuant to this Section 2.05, and accordingly, the Existing Letters of Credit shall be entitled to receive all of the benefits of, and be bound by, the terms contained herein and in the other Loan Documents; provided, however, that no Existing Letter of Credit may be renewed or extended.

(b) Notice of Issuance, Amendment, Renewal or Extension; Auto-Extension Letters of Credit.

(i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), GEO shall deliver to an Issuing Lender (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(d)), the amount and Currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. Such notice may be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic transmission using the system provided by the applicable Issuing Lender. Such notice shall be given to the Issuing Lender and all

Revolving Credit Lenders (i) in the case of a Letter of Credit to be denominated in Dollars, not later than 4:00 p.m., New York City time, three Business Days before the date of the proposed issuance, amendment, renewal or extension and (ii) in the case of a Letter of Credit to be denominated in a Foreign Currency, not later than 4:00 p.m., New York City time, three Business Days (or four Business Days if longer notice is determined by the applicable Issuing Lender to be required) before the date of the proposed issuance, amendment, renewal or extension. Upon satisfaction or waiver of the conditions set forth in Section 4.02, the Issuing Lender may, in its sole discretion, issue, amend, renew or extend the requested Letter of Credit only in accordance with the Issuing Lender’s standard operating procedures. The Issuing Lender shall promptly notify each Revolving Credit Lender of the issuance of any Letter of Credit and upon request by any such Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein. Notwithstanding anything to the contrary set forth herein, no Existing Letter of Credit may be renewed or extended.

(ii) If GEO or the Borrowers so request in any applicable application for a Letter of Credit, the Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is five Business Days prior to the Revolving Credit Commitment Termination Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (iii) of Section 2.05(c) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

(iii) [Reserved].

(iv) If requested by the applicable Issuing Lender, the Borrowers shall also submit a Letter of Credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit.

(v) In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Documents, the terms and conditions of this Agreement shall control.

(c) Limitations.

(i) A Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension, (A) the aggregate LC Exposure shall not exceed $175,000,000, (B) the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments, and (C) any Revolving Credit Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Credit Commitment (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrowers shall be deemed to represent and warrant as to the foregoing).

(ii) [Reserved].

(iii) Any Issuing Lender shall not be under any obligation to issue or extend or renew any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date reasonably satisfactory to the applicable Issuing Lender and (ii) the date that is five Business Days prior to the Revolving Credit Commitment Termination Date; provided, that such date may be later than the date that is five Business Days prior to the Revolving Credit Commitment Termination Date if and so long as such Letter of Credit is cash collateralized no later than such fifth prior Business Day in accordance with Section 2.05(k). Notwithstanding anything to the contrary set forth herein, each Existing Letter of Credit shall automatically expire at or prior to the close of business on the applicable expiration date set forth therein.

(e) Participations.

(i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.05(e)(i) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(ii) In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of the Dollar Equivalent of each LC Disbursement made by an Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrowers or at any time after any reimbursement payment is required to be refunded to the Borrowers for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to Section 2.05(f), the Administrative Agent shall distribute such payment to the respective Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to the Dollar Equivalent of such LC Disbursement not later than 4:00 p.m., New York City time, on (i) the Business Day that any Borrower receives notice of such LC Disbursement, if such notice is received prior to 11:00 a.m., New York City time, or (ii) the Business Day immediately following the day that any Borrower receives such notice, if such notice is not received prior to such time; provided that, if the Dollar Equivalent of such LC Disbursement is not less than $1,000,000, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Credit ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit ABR Borrowing. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Revolving Credit Lender’s Applicable Percentage of the Dollar Equivalent thereof.

(g) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in Section 2.05(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05(g), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.

Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder) or any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrowers, to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination, and that:

(i) any Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) any Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to decline to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by each Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. The Issuing Lender for any Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and GEO in writing of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their respective obligations to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Lender for any Letter of Credit shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum equal to the rate per annum then applicable to Revolving Credit ABR Loans; provided that, if the Borrowers fail to reimburse such applicable LC Disbursement when due pursuant to Section 2.05(f), then Section 2.12(c) shall apply. Interest accrued pursuant to this Section 2.05(i) shall be for the account of the applicable Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(f) to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

(j) Replacement of an Issuing Lender. Any Issuing Lender may be replaced at any time by written agreement between GEO, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Lender. At the time any such replacement shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to include, as applicable, such successor or any previous Issuing Lender, or such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that GEO receives notice from the Administrative Agent or the Required Revolving Credit Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral, (ii) the Borrowers shall be required to provide cover for LC Exposure pursuant to Section 2.10(c), or (iii) GEO shall elect to extend the expiration date of any Letter of Credit pursuant to Section 2.05(d), the Borrowers shall immediately deposit into a cash collateral account established at a banking institution selected by the Administrative Agent (the “Collateral Account”), which account may be a “securities account” (within the meaning of Section 8-501 of the UCC as in effect in the State of New York), in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to 103% of the Dollar Equivalent of the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.10(c), the amount required under Section 2.10(c); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Sections 7.01(h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement in respect of the Lenders’ LC Exposure and the other amounts contemplated by this paragraph.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of all Lenders with LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of (i) the occurrence of an Event of Default, (ii) pursuant to Section 2.10(c)(ii) or (iii) pursuant to Section 2.05(d), such amount (to the extent not applied as aforesaid) shall be returned to GEO within three Business Days after all Events of Default have been cured or waived (in the case of clause (i) of this sentence), as provided in said Section 2.10(c)(ii) (in the case of clause (ii) of this sentence) or after the termination of the applicable Letter of Credit (in the case of clause (iii) of this sentence).

Section 2.06 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such Loans available to GEO (in the case of Term Loans) or the Borrowers (in the case of Revolving Credit Loans) by promptly wiring the amounts so received, in like funds, to an account of GEO (in the case of Term Loans) or the Borrowers (in the case of Revolving Credit Loans) designated by GEO in the applicable Borrowing Request; provided that Revolving Credit ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the respective Issuing Lender.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available a corresponding amount to GEO (in the case of any Term Borrowing), or the Borrowers (in the case of any Revolving Credit Borrowing). In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and GEO (in the case of any Term Borrowing), the Borrowers (in the case of any Revolving Credit Borrowing) severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to GEO or any Borrower, as applicable, to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by GEO or the Borrowers, as applicable, the interest rate applicable to ABR Loans. If GEO or the Borrowers, as applicable, and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to GEO (in the case of any such interest in respect of a Term Borrowing), or the Borrowers (in the case of any such interest in respect of a Revolving Credit Borrowing) the amount of such interest paid by GEO or the Borrowers, as applicable, for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by GEO or the Borrowers, as applicable, shall be without prejudice to any claim GEO or the Borrowers, as applicable, may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07 Interest Elections.

(a) Elections by GEO for Borrowings. The Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, GEO may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a SOFR Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.07. GEO may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section 2.07, GEO shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if GEO were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable and shall be in writing in a form approved by the Administrative Agent and signed by GEO.

(c) Content of Interest Election Requests. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If GEO fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, GEO shall be deemed to have selected an Interest Period of one month’s duration.

Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing and the Administrative Agent or the Required Lenders so notifies GEO, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall automatically be converted to an ABR Borrowing at the end of the Interest Period therefor.

Section 2.08 Termination and Reduction of Commitments.

(a) Scheduled Termination. Unless previously terminated, (i) the Term Loan Commitments shall terminate in full at 5:00 p.m., New York City time, on the Effective Date, (ii) the Revolving Credit Commitments shall terminate in full on the Revolving Credit Commitment Termination Date, and (iii) the Incremental Term Loan Commitments of any Series shall terminate in full on the close of business on the commitment termination date specified in the agreement establishing such Series pursuant to Section 2.01(e).

(b) Voluntary Termination or Reduction. GEO may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each partial reduction of the Commitments of any Class pursuant to this Section 2.08(b) shall be in an amount that is $3,000,000 or a larger multiple of $1,000,000 and (ii) GEO shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Credit Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

(c) Notice of Voluntary Termination or Reduction. GEO shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under Section 2.08(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by GEO pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Class delivered by GEO may state that such notice is conditioned upon the receipt of funds under other credit facilities, the effectiveness of other credit facilities or pursuant to an Equity Issuance, in which case such notice may be revoked by GEO (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) Term Loan Repayment. GEO hereby unconditionally promises to repay:

(i) the Tranche 1 Loans, to the Administrative Agent, for the account of the Tranche 1 Lenders, (x) commencing with the Principal Payment Date occurring on December 31, 2022, on each Principal Payment Date prior to the Tranche 1 Loan Maturity Date, in each case in an amount equal to 1.25% of the original principal amount of the Term Loans made on the Effective Date (as such payments may be reduced from time to time as a result of the application of (1) any prepayment in accordance with Section 2.09(c) or (2) any deemed cancellation pursuant to the penultimate paragraph of Section 9.04(b)), and (y) on the Tranche 1 Loan Maturity Date, in an amount equal to the aggregate principal amount of the Tranche 1 Loans outstanding on the Tranche 1 Loan Maturity Date;

(ii) the Tranche 2 Loans to the Administrative Agent for the account of Tranche 2 Lenders, on the Tranche 2 Loan Maturity Date, in an amount equal to the aggregate principal amount of the Tranche 2 Loans outstanding on the Tranche 2 Loan Maturity Date;

(iii) the Tranche 3 Loans to the Administrative Agent, for the account of the Tranche 3 Lenders, (x) commencing with the Principal Payment Date occurring on September 30, 2022, on each Principal Payment Date prior to the Tranche 3 Loan Maturity Date, in each case in an amount equal to 0.25% of the principal amount of the Tranche 3 Loans outstanding as of the Effective Date (as such payments may be reduced from time to time as a result of the application of (1) any prepayment in accordance with Section 2.09(c) or (2) any deemed cancellation pursuant to the penultimate paragraph of Section 9.04(b)), and (y) on the Tranche 3 Loan Maturity Date, in an amount equal to the aggregate principal amount of the Tranche 3 Loans outstanding on the Tranche 3 Loan Maturity Date; and

(iv) any Incremental Term Loans to the Administrative Agent, for the account of each Incremental Lender of any Series, the principal of the Incremental Term Loans of such Series on the dates and in the amounts specified in the agreement establishing such Series pursuant to Section 2.01(e).

(b) Revolving Credit Loans Repayment. The Borrowers hereby unconditionally promise to repay to the Administrative Agent, for the account of the Revolving Credit Lenders, an amount equal to the aggregate principal amount of the Revolving Credit Loans outstanding on the Revolving Credit Commitment Termination Date.

(c) Adjustment of Amortization Schedule. Any prepayment of a Term Borrowing of any Class, shall be applied to reduce the subsequent scheduled repayments of the applicable Term Borrowings to be made pursuant to this Section 2.09 (i) in the case of any optional prepayment of Term Loans pursuant to Section 2.10(a), as directed by GEO and (ii) in the case of any mandatory prepayment of Term Loans pursuant in Section 2.10(b), in direct order of maturity.

(d) Manner of Payment. Prior to any repayment or prepayment of any Borrowings of any Class hereunder, and subject (in the case of a prepayment) to any applicable provisions of Section 2.10, GEO shall select the Borrowing or Borrowings of the applicable Class to be paid and shall notify the Administrative Agent in writing of such selection not later than 1:00 p.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings of any Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If GEO fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(e) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(f) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(g) Effect of Entries. The entries made in the records maintained pursuant to Sections 2.09(e) or (f) shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(h) Promissory Notes. Any Lender may request that Loans of any Class made by it be evidenced by a Note. In such event, GEO (in the case of any Term Loan Note) or the Borrowers (in the case of any Revolving Credit Loan Note), as applicable, shall prepare, execute and deliver to such Lender (with a copy to the Administrative Agent) a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

Section 2.10 Prepayment of Loans.

(a) Optional Prepayments. GEO or Corrections, as applicable, shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and, if applicable, Section 2.22. In the event that all or any portion of the Tranche 1 Loans are prepaid (including by conversion, extension or amendment with similar effect) pursuant to this Section 2.10(a), GEO shall pay in cash to the Administrative Agent, for the ratable account of each of the Tranche 1 Lenders, a Prepayment Premium pursuant to Section 2.10(d). Each prepayment of Tranche 2 Loans, Tranche 3 Loans or Revolving Credit Loans pursuant to this Section 2.10(a) shall be without Prepayment Premium.

(b) Mandatory Prepayments. GEO or Corrections, as applicable, will prepay the Loans as follows:

(i) Casualty Events. Upon the date 270 days following the receipt by GEO or any of its Restricted Subsidiaries of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event after the Effective Date affecting any property of GEO or any of its Restricted Subsidiaries (or upon such earlier date as GEO or such Restricted Subsidiary, as the case may be, shall have determined not to repair or replace the property affected by such Casualty Event), so long as the aggregate amount of Net Available Proceeds of such Casualty Event exceeds $5,000,000, GEO or the Borrowers, as applicable, shall prepay the Loans in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not theretofore applied or committed to be applied (and if committed to be applied, not actually applied within 450 days following the receipt of such proceeds) to the repair or replacement of such property, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in Section 2.10(b)(v)(A) if the Casualty Event provides for Net Available Proceeds affecting any property that is Common Collateral or that is not Collateral, and Section 2.10(b)(v)(B) if the Casualty Event provides for Net Available Proceeds affecting any property that is Exclusive Collateral. Nothing in this clause (i) shall be deemed to limit any obligation of GEO or any of its Restricted Subsidiaries pursuant to any of the Security Documents to remit to a collateral or similar account maintained by the Administrative Agent pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

(ii) Sale of Assets. Promptly upon the consummation of a Disposition (and in any event within four (4) Business Days thereof), GEO or the Borrowers, as applicable, will prepay the Loans in an aggregate amount equal to 100% of the Net Available Proceeds of such Disposition, such prepayment and/or reduction to be effected in each case in the manner and to the extent specified in Section 2.10(b)(v)(A) if the Disposition provides for Net Available Proceeds in respect of any property that that is Common Collateral or that is not Collateral, and Section 2.10(b)(v)(B) if the Disposition provides for Net Available Proceeds in respect of any property that that is Exclusive Collateral; provided, however, that no proceeds of any Disposition shall constitute Net Available Proceeds under this clause (ii) unless the aggregate amount of the Net Available Proceeds of such Disposition exceed $5,000,000 (and thereafter only Net Available Proceeds in excess of such amount shall constitute Net Available Proceeds under this clause (ii)); provided, however, that proceeds of any Disposition shall constitute Net Available Proceeds under this clause (ii) to the extent the aggregate amount of all such proceeds exceeds (x) in any fiscal year, $15,000,000 or (y) during the term of this Agreement, $50,000,000 (and thereafter only Net Available Proceeds in excess of such amount(s) shall constitute Net Available Proceeds under this clause (ii)). Prior to or substantially concurrently with the consummation of any Disposition, GEO shall deliver to the Administrative Agent (for further distribution to the Lenders) a statement, certified by a Financial Officer of GEO, in form and detail reasonably satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of such Disposition (except that such statement shall not be required for any Disposition the Net Available Proceeds of which are less than or equal to $5,000,000); provided that, for the avoidance of doubt, such certified statement may be supplemented or modified in writing by such Financial Officer solely as to such amount of Net Available Proceeds if and to the extent (and during such time as) a corresponding supplement or modification shall be delivered by such Financial Officer pursuant to clause (II) of the final proviso to the definition of “Net Available Proceeds” set forth in Section 1.01.

(iii) Excess Cash Flow. Commencing with the fiscal quarter ending December 31, 2022), GEO, shall, no later than five (5) Business Days after the date that financial statements for such fiscal quarter are delivered (or required to be delivered) pursuant to Section 5.01(a) or (b), as applicable, prepay the Loans in each case in the manner and to the extent specified in Section 2.10(b)(v)(C), in an aggregate amount equal to (i) 80% of such Excess Cash Flow for such fiscal quarter minus the sum of voluntary prepayments of (x) the Term Loans (in an amount equal to the actual cash amount of such prepayment) and (y) the Revolving Credit Loans, to the extent accompanied by a permanent reduction in the corresponding Revolving Credit Commitments, in each case, excluding any repayments of the Loans made with the proceeds of any long-term Indebtedness (other than revolving credit loans).

(iv) Liquidity. Commencing with the fiscal quarter ending December 31, 2022, if, as of the last day of any fiscal quarter of GEO, Domestic Unrestricted Cash exceeds $234,000,000, GEO or Corrections, as applicable, shall, no later than five (5) Business Days after the date that financial statements for such quarter are delivered (or required to be delivered) pursuant to Section 5.01(a) or Section 5.01(b), as applicable, prepay the Loans in the manner and to the extent specified in Section 2.10(b)(v)(C), in an aggregate amount equal to (A) such excess minus (B) the aggregate amount of (x) optional prepayments of Loans made by GEO or Corrections and (y) mandatory prepayments of Loans made by GEO or Corrections pursuant to Section 2.10(b)(iii), in each case from the end of such fiscal quarter through and including the day on which the mandatory prepayment required by this Section 2.10(b)(iv) in respect of such fiscal quarter is due; provided, for the avoidance of doubt, that the amount set forth in the foregoing clause (B) shall not include any amount of mandatory prepayments made pursuant to Section 2.10(b)(i), (ii) or (c) or, except as set forth in the preceding clause (y), Section 2.10(b)(iii).

(v) Application. Subject to the terms of the Intercreditor Agreements, and except as otherwise provided in Section 7.02, prepayments shall be applied as follows:

(A) with respect to prepayments pursuant to Section 2.10(b)(i) or Section 2.10(b)(ii) in respect of a Casualty Event affecting, or a Disposition of, any property of GEO or any of its Restricted Subsidiaries that is Common Collateral or that is not Collateral:

first, to prepay the outstanding 2024 Term Loans, ratably between the 2024 Term Loans in accordance with the respective sums at such time of the aggregate amount of such outstanding 2024 Term Loans, until such 2024 Term Loans have been paid in full;

second, to prepay the outstanding Senior Term Loans, ratably between the Senior Term Loans, in accordance with the respective sums at such time of the aggregate amount of such outstanding Senior Term Loans, until such Senior Term Loans have been paid in full;

third, to pay unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements then due to such parties;

fourth, to prepay Revolving Credit Loans until no Revolving Credit Loans are outstanding (but with no corresponding permanent reduction of the Revolving Credit Commitments); and

fifth, to prepay revolving credit loans under the Existing Credit Agreement (with no corresponding permanent reduction of the revolving credit commitments under the Existing Credit Agreement).

(B) with respect to prepayments pursuant to Section 2.10(b)(i) or Section 2.10(b)(ii) in respect of a Casualty Event affecting, or a Disposition of, any property of GEO or any of its Restricted Subsidiaries that is Exclusive Collateral:

first, to prepay the outstanding 2024 Term Loans, ratably between the 2024 Term Loans in accordance with the respective sums at such time of the aggregate amount of such outstanding 2024 Term Loans, until (x) the aggregate amount of all prepayments made pursuant to this clause first is equal to $100,000,000 or (y) such 2024 Term Loans have been paid in full;

second, to prepay the outstanding Senior Term Loans, ratably between the Senior Term Loans, in accordance with the respective sums at such time of the aggregate amount of such outstanding Senior Term Loans, until such Senior Term Loans have been paid in full;

third, to pay unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements then due to such parties;

fourth, to prepay Revolving Credit Loans until no Revolving Credit Loans are outstanding (but with no corresponding permanent reduction of the Revolving Credit Commitments);

fifth, to prepay or redeem the Second Lien Notes, ratably between the Second Lien Notes in accordance with the respective sums at such time of the aggregate amount of such outstanding Second Lien Notes, until such Second Lien Notes have been paid in full; and

sixth, to prepay any 2024 Term Loans that remain outstanding after giving effect to prepayment of such 2024 Term Loans pursuant to clause first above, ratably between the 2024 Term Loans in accordance with the respective sums at such time of the aggregate amount of such outstanding 2024 Term Loans, until such 2024 Term Loans have been paid in full.

(C) with respect to prepayments pursuant to Section 2.10(b)(iii) or Section 2.10(b)(iv):

first, to prepay outstanding 2024 Term Loans, ratably between the 2024 Term Loans in accordance with the respective sums at such time of the aggregate amount of such outstanding Senior Term Loans, until (x) thirty-five percent (35%) of the aggregate amount of the prepayment required by such Section 2.10(b)(iii) or Section 2.10(b)(iv), as applicable, has been applied to prepay the 2024 Term Loans or (y) such 2024 Term Loans have been paid in full;

second, to prepay the outstanding Senior Term Loans, ratably between the Senior Term Loans in accordance with the respective sums at such time of the aggregate amount of such outstanding Senior Term Loans, until such Senior Term Loans have been paid in full;

third, to pay unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements then due to such parties; and

fourth, to prepay Revolving Credit Loans (with a corresponding permanent reduction of the Revolving Credit Commitments).

Notwithstanding the foregoing, any Lender may, by written notice to the Administrative Agent by 1 p.m. (New York City time) two (2) Business Days before a prepayment pursuant to Section 2.10(b)(iii) or Section 2.10(b)(iv) (or such shorter period as may be approved by the Administrative Agent for all such Lenders), decline all or any portion of the prepayment to which it would otherwise be entitled (provided that, (x) no Tranche 3 Lender may decline any such prepayment, (y) in the event that no Tranche 3 Loans are outstanding, no Tranche 2 Lender may decline any such prepayment, and (z) for the avoidance of doubt, no Lender may decline any such prepayment effected with Refinancing Term Loans), in which case the portion of such prepayment so declined shall be applied as follows: first, to prepay outstanding Tranche 3 Loans; second, to prepay outstanding Tranche 1 Loans (other than the Tranche 1 Loans of any declining Lender); third, to prepay outstanding Tranche 2 Loans; fourth, to pay unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements then due to such parties and to prepay Revolving Credit Loans (with no corresponding permanent reduction of the Revolving Credit Commitments); and fifth to be retained by GEO.

Notwithstanding the foregoing, to the extent (and only for so long as) the repatriation to the United States of cash that would otherwise constitute Net Available Proceeds or Excess Cash Flow that the applicable Borrower must apply to prepay the Loans pursuant to Section 2.10(b)(i), (ii) or (iii), as applicable, (x) is prohibited or delayed by applicable local Law or the terms of any Subsidiary’s or joint venture’s organizational documents or (y) would, in GEO’s reasonable good-faith determination, result in material adverse Tax consequences to GEO or its Restricted Subsidiaries, then after the Borrowers’ use of commercially reasonable efforts to eliminate such delay or Tax consequences, the applicable Borrower may exclude the affected portion of such Net Available Proceeds or Excess Cash Flow, as applicable, in calculating the amount of such Net Available Proceeds or Excess Cash Flow required to be applied to prepay the Loans. The Borrowers’ determinations pursuant to this paragraph shall be set forth in a reasonably detailed certificate of a Financial Officer of GEO delivered to the Administrative Agent prior to the date the prepayment would otherwise be due.

(c) Mandatory Prepayments due to Changes in Exchange Rates.

(i) Determination of Amount Outstanding. On each Quarterly Date prior to the Revolving Credit Commitment Termination Date, on each date that GEO shall request a Revolving Credit Borrowing or the issuance, amendment, renewal or extension of a Letter of Credit and, in addition, promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate Revolving Credit Exposure. For the purpose of this determination, the outstanding face amount of any Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Letter of Credit, determined as of such Quarterly Date, date of such proposed Revolving Credit Borrowing, issuance, amendment, renewal or extension or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Revolving Credit Lenders and GEO thereof.

(ii) Prepayment and Cover. If, on the date of such determination (after giving effect to any prior or substantially concurrent deposit made by the Borrowers, at their option, to the Collateral Account) either (x) the sum of the Revolving Credit Exposures would exceed the aggregate Revolving Credit Commitments (such excess, an “RCF Excess”), the Borrowers shall, if requested by the Administrative Agent, within five Business Days following GEO’s receipt of such request:

(A) if any Revolving Credit Loans are outstanding, prepay all such Revolving Credit Loans or such portion thereof as is sufficient to eliminate the RCF Excess, and

(B) if such prepayment is not sufficient to eliminate the RCF Excess, provide cover for the LC Exposure pursuant to Section 2.05(k) in an amount sufficient to eliminate the RCF Excess.

(iii) Release of Cover. If, on the date of such determination, the amount of the cover provided by the Borrowers pursuant to Section 2.10(c)(ii)(B) and then held by the Administrative Agent exceeds the RCF Excess (such excess, a “Refundable Excess”) on such date (or if such RCF Excess is less than or equal to zero), and no Default has occurred and is continuing, the Administrative Agent shall, if requested by GEO, within three Business Days following the Administrative Agent’s receipt of such request, return to the Borrowers the amount of the Refundable Excess (or, if the RCF Excess is less than or equal to zero, the full amount of such cover).

For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Lenders of the Revolving Credit Loans or any Issuing Lender to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the aggregate Revolving Credit Exposure.

Any prepayment pursuant to Section 2.10(c)(ii) shall be applied to Revolving Credit Loans outstanding.

(d) Prepayment Premium. In the event that (i) all or any portion of the Tranche 1 Loans are prepaid (x) pursuant to Section 2.10(a), or (y) without duplication of amounts payable pursuant to clause (ii) below, pursuant to any foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure, sale or other disposition of or realization upon any Collateral or any other satisfaction, release, restructuring, reorganization, defeasance or compromise of any Obligations in any insolvency or other similar proceeding (under Debtor Relief Laws or otherwise), or (ii) automatically upon any acceleration of the Tranche 1 Term Loans (or any portion thereof) pursuant to Section 7.01 (including an automatic acceleration following any event with respect to any Borrower described in Section 7.01(h) or (i)) (each of the events set forth in clauses (i) and (ii), a “Prepayment Premium Trigger Event”), GEO shall pay to the Administrative Agent, for the ratable account of each of the Tranche 1 Lenders, a prepayment premium (each, a “Prepayment Premium”) in the amount of, if such prepayment is made, (i) prior to the first anniversary of the Effective Date, the Make-Whole Amount (which, for the avoidance of doubt, shall be deemed earned on the Effective Date and payable upon any optional prepayment), (b) on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, 3.00% of the aggregate principal amount of the Tranche 1 Loan that is being so prepaid, (c) on or after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date, 2.00% of the aggregate principal amount of the Tranche 1 Loan that is being so prepaid and (d) on or after the third anniversary of the Effective Date, 0.00%. Such amounts shall be deemed earned on the Effective Date and shall be due and payable on the date of such prepayment.

(e) Notices, Etc. GEO shall notify the Administrative Agent in writing of any prepayment hereunder not later than 1:00 p.m., New York City time, five (5) U.S. Government Securities Business Days before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, any other information required to be in such notice pursuant to Section 2.09(d) and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of any Term Loan Commitments, the Incremental Term

Loan Commitments or the Revolving Credit Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 or if a notice of prepayment of any Term Loans is conditioned upon the receipt of funds under other credit facilities, the effectiveness of other credit facilities or pursuant to an Equity Issuance, then such notice of prepayment may be revoked by GEO (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, except to the extent otherwise expressly provided herein. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11 Fees.

(a) Commitment Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender (to be allocated ratably among such Lenders in accordance with the amounts of such fees then due to such Lenders) a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Credit Commitment of such Lender during the period from and including the Effective Date to but excluding the date such Commitment terminates. Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the date the relevant Commitment terminates, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to the Revolving Credit Commitments, the Revolving Credit Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Credit Loans and outstanding LC Exposure of such Lender.

(b) Letter of Credit Fees. The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender (to be allocated ratably among such Lenders in accordance with the amounts of such fees then due to such Lenders) a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Revolving Credit SOFR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) in respect of performance Letters of Credit or other Letters of Credit, as applicable, during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Lender a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between GEO and such Issuing Lender on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) in respect of each Letter of Credit issued by such Issuing Lender during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure in respect of any such Letter of Credit, as well as such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Lender pursuant to this Section 2.11(b) shall be payable within 10 days after demand. All such participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) [Reserved].

(d) [Reserved].

(e) Administrative Agent Fees. The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times set forth in the Administrative Agent Fee Letter.

(f) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the respective Issuing Lender in the case of fees payable to it) for distribution, in the case of commitment fees, participation fees and closing fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.12 Interest.

(a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) SOFR Loans. The Loans comprising each SOFR Borrowing shall bear interest at a rate per annum equal to Term SOFR for the Interest Period for such Borrowing plus the Applicable Rate.

(c) Default Interest. Notwithstanding the foregoing, if any Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing:

(i) all interest, fees and other amounts payable by the Borrowers hereunder (other than any such amounts solely in respect of any SOFR Borrowing) not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate applicable to Revolving Credit ABR Loans as provided in Section 2.12(a); and

(ii) all interest, fees and other amounts payable by the Borrowers hereunder solely in respect of a SOFR Borrowing not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus (x) until the end of the then current Interest Period applicable to such SOFR Borrowing, the rate otherwise applicable to such Loan as provided in Section 2.12(b), or (y) from and after the end of the then current Interest Period applicable to such SOFR Borrowing, the rate applicable to Revolving Credit ABR Loans as provided in Section 2.12(a).

(d) Payment of Interest. Accrued interest on each Loan shall be payable by the Borrowers in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Credit ABR Loan prior to the Revolving Credit Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Retroactive Adjustments of Applicable Rate. If, as a result of any restatement of or other adjustment to the financial statements of GEO or for any other reason, GEO, the Administrative Agent or the Lenders determine that (i) the Total Leverage Ratio or the First Lien Leverage Ratio as calculated by GEO as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio or the First Lien Leverage Ratio would have resulted in higher pricing for such period, GEO or the Borrowers, as applicable, shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This Section 2.12(f) shall not limit the rights of the Administrative Agent, any Lender or any Issuing Lender, as the case may be, under Section 2.05(i), 2.11(a), 2.11(b) or 2.12(c) or under Article VII. GEO’s or the Borrowers’ respective obligations under this Section 2.12(f) shall not terminate until the payment by GEO or the Borrowers, as applicable, of the principal of and interest on the applicable Loans and all other outstanding obligations owing by them under the Loan Documents, the expiration or termination of all Letters of Credit and the expiration or termination of the Commitments if at such time no demand shall have been made for payment (and no amount shall have become automatically due) under this Section 2.12(f).

(g) Alternate Rate of Interest. Subject to Section 2.24, if prior to the commencement of the Interest Period for any SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders of the relevant Class that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to GEO and the Lenders by telephone or in writing as promptly as practicable thereafter and, until the Administrative Agent notifies GEO and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing, and (ii) if any Borrowing Request requests a SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(h) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.13 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Lender;

(ii) subject any Lender or any Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any SOFR Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and any Excluded Tax); or

(iii) impose on any Lender or any Issuing Lender any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or any participation in such Loan or Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Lender, GEO or the Borrowers, as applicable, will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time GEO will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth, in reasonable detail, the basis for determining such amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in Sections 2.13(a) or (b) and delivered to GEO shall be conclusive absent manifest error. GEO or the Borrowers, as applicable, shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that GEO or the Borrowers, as applicable, shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies GEO of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of the Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(c) and is revoked in accordance herewith), or (d) the assignment as a result of a request by GEO pursuant to Section 2.17(b) of any SOFR Loan other than on the last day of the Interest Period therefor, then, in any such event, GEO (with respect to any such Term Borrowing) or the Borrowers (with respect to any such Revolving Credit Borrowing), as applicable, shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth, in reasonable detail, the basis for determining such amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to GEO and shall be conclusive absent manifest error. GEO or the Borrowers, as applicable, shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes; provided that if any Borrower or the Administrative Agent, as applicable, shall be required by applicable law to deduct any Taxes (including any Other Taxes) from such payments, then (i) solely to the extent such Taxes constitute Indemnified Taxes or Other Taxes, the sum payable by the relevant Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Borrower or the Administrative Agent, as applicable, shall make such deductions and (iii) the relevant Borrower or the Administrative Agent, as applicable, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 2.15(a), the Borrowers shall timely pay (or cause to be paid), or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to GEO by a Lender or an Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority, GEO shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Delivery of Tax Forms. To the extent required by law to reduce or eliminate withholding or payment of Taxes, each Payee to the extent of its interest in an Obligation of a U.S. Borrower shall deliver to GEO and the Administrative Agent, on or before the Effective Date, or concurrently with the delivery of the relevant Assignment and Assumption, or at the time or times reasonably requested by GEO or the Administrative Agent, as applicable, two copies of United States Internal Revenue Service (“IRS”) Forms W-9, Forms W-8ECI or Forms W-8BEN (or W-8BEN-E), as applicable, (or successor forms) properly completed and executed certifying in each case that such Payee is entitled to a complete exemption from or a reduction of withholding or deduction for or on account of any United States federal income Taxes and backup withholding Taxes. Each such Payee further agrees to deliver to GEO and the Administrative Agent, two IRS Forms W-9, Forms W-8BEN (or W-8BEN-E) or Forms W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete, after the occurrence of any event requiring a change in the most recent form previously delivered by it to GEO and the Administrative Agent, or at the time or times reasonably requested by GEO or the Administrative Agent, certifying that such Payee is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income Taxes and backup withholding Tax or at a reduced rate of withholding (unless in any such case a Change in Law has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Payee notifies GEO and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income Taxes). In the case of a Payee that holds an interest in an Obligation of a U.S. Borrower claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, such Payee shall also deliver a certificate to the effect that such Payee is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the U.S. Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code. If a payment made to a Payee under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Payee shall deliver to GEO and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by GEO or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by GEO or the Administrative Agent as may be necessary for either Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Payee has complied with such Payee’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(e), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Payee determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to GEO an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Payee, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that, GEO, upon the request of the Administrative Agent or such Payee, agrees to repay the amount paid over to GEO pursuant to this Section 2.15(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Payee in the event the Administrative Agent or such Payee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.15(f), in no event will the Administrative Agent or Payee, as applicable, be required to pay any amount to GEO pursuant to this Section 2.15(f) the payment of which would place the Administrative Agent or Payee, as applicable, in a less favorable net after-Tax position than the Administrative Agent or Payee, as applicable, would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.15(f) shall not be construed to require the Administrative Agent or any Payee to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to GEO or any other Person.

(g) Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the relevant Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of any relevant Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) for the full amount of any Excluded Taxes attributable to such Lender or any Participant of such Lender (or, in the case of a Lender that is treated as a partnership for U.S. federal income tax purposes, any direct or indirect beneficial owner of such Lender) that are payable or paid by the Administrative Agent in connection with any Loan Document, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set-off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.15(g).

(h) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Documents.

Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments by the Borrowers. The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, Section 2.14 or Section 2.15, or otherwise), or under any other Loan Document (except to the extent otherwise provided therein), prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender as expressly provided herein and payments pursuant to Section 2.13, Section 2.14, Section 2.15 and Section 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder (other than a payment of principal or interest on any Loan or the Prepayment Premium) shall be due on a day that is not a Business Day, the date for payment shall be the next preceding Business Day. All amounts owing hereunder or under any other Loan Document (except to the extent otherwise provided herein or therein) shall be payable in Dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each termination or reduction of the amount of the Commitments of a particular Class under Section 2.08 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments (or, in the case of any Borrowing of Revolving Credit Loans, their respective Available Revolving Credit Commitments) of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Credit Loans, Term Loans and Incremental Term Loans by a Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iv) each payment of interest on Revolving Credit Loans, Term Loans and Incremental Term Loans by a Borrower shall be made for the account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.16(d) shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.

The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(e) Payments by the Borrowers; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from GEO prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Lender hereunder that GEO or the Borrowers, as applicable, will not make such payment, the Administrative Agent may assume that GEO or the Borrowers, as applicable, have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if GEO or the Borrowers, as applicable, have not in fact made such payment, then each of the Lenders and each Issuing Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (x) the Federal Funds Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), Section 2.06(b) or Section 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or any Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) of this sentence, in any order as determined by the Administrative Agent in its discretion.

Section 2.17 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (1) any Lender requests compensation under Section 2.13, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (2) any Lender becomes a Defaulting Lender, or (3) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement or any other Loan Document requested by GEO which has been approved by the Required Lenders but which requires the consent of such Lender (or such Lender and other Lenders) to become effective, then, in each case GEO may, at its sole expense (and without any obligation on the Administrative Agent or any Lender to cooperate or assist in any way in locating an assignee), upon notice to such Lender and the Administrative Agent, (x) require such Lender to assign, without recourse (except as provided below in this Section 2.17(b), in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (y) in the case of any Lender that does not consent to a proposed amendment, modification or waiver of this Agreement or any other Loan Document as aforesaid, terminate the Commitments of such Lender and pay to such Lender an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14), all simultaneously with an amendment and restatement of this Agreement that does not result in the aggregate amount of the commitments of the Lenders to extend credit thereunder to be less than the aggregate amount of the used and unused Commitments hereunder as in effect immediately before giving effect to such amendment and restatement; provided that:

(i) if a Revolving Credit Commitment is being assigned, GEO shall have received the prior written consent of the Administrative Agent and each Issuing Lender;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or GEO or the Borrowers, as applicable, (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) in the case of any such replacement due to the replaced Lender not consenting to a proposed amendment, modification or waiver of this Agreement or any other Loan Document as aforesaid, each replacement Lender shall consent (and by accepting such assignment shall be deemed to have consented), at the time of such assignment, to each matter in respect of which such replaced Lender shall not have consented.

In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement prior to or concurrently with the execution and delivery of such Assignment and Assumption by the replacement Lender, the Administrative Agent may (and the replaced Lender hereby unconditionally and irrevocably authorizes and directs the Administrative Agent to, in the name of and on behalf of the replaced Lender) execute such Assignment and Assumption and other documentation on behalf of the replaced Lender and, in such event (notwithstanding anything to the contrary in Section 9.04), such replaced Lender shall be deemed to have duly executed and delivered such Assignment and Assumption and other documentation to the Administrative Agent and the replacement Lender. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling GEO to require such assignment and delegation cease to apply.

Section 2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply on the date such Lender becomes a Defaulting Lender and for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected or directly affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Revolving Credit Lenders in accordance with their respective Applicable Percentages but only to the extent (A) the sum of all non-Defaulting Revolving Credit Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Revolving Credit Lenders’ Revolving Credit Commitments and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment;

(ii) if the reallocation described in Section 2.18(c)(i) above cannot, or can only partially, be effected, GEO shall within one Business Day following notice by the Administrative Agent, cash collateralize, on a pro rata basis, for the benefit of the Issuing Lenders, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to Section 2.18(c)(i)) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;

(iii) if GEO cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, GEO shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Revolving Credit Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lender until and to the extent that such LC Exposure as applicable, is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the applicable non-Defaulting Lenders and/or cash collateral will be provided by GEO in accordance with Section 2.18(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among the applicable non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to cash collateralize on a pro rata basis each Issuing Lender’s LC Exposure with respect to such Defaulting Lender; fourth, as GEO may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and GEO, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) cash collateralize the Issuing Lenders’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposures are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.18(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Administrative Agent, GEO and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (or if such Defaulting Lender has been replaced pursuant to Section 2.17), then (i) the LC Exposure of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Lender’s (or replacement Lender’s) Revolving Credit Commitment and on such date such Lender (or replacement Lender) shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative Agent shall determine may be necessary in order for such Lender (or replacement Lender) to hold such Loans in accordance with its Applicable Percentage and (ii) all cash collateral provided pursuant to Section 2.18(c) with respect to such Defaulting Lender shall be immediately released to the Borrowers.

Section 2.19 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof any Change in Law shall make it unlawful for any Lender to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, in each case as contemplated by this Agreement, such

Lender shall promptly give notice thereof to the Administrative Agent and GEO, and (i) the commitments of such Lender hereunder to make or continue SOFR Loans and to convert ABR Loans to SOFR Loans shall be suspended during the period of such illegality, (ii) such Lender’s Loans then outstanding as SOFR Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as may be required by law, and (iii) during the period of such illegality (x) any Loans of such Lender that would otherwise be made or continued as SOFR Loans shall instead be made or continued, as the case may be, as ABR Loans. If any such conversion of a SOFR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, GEO or the Borrowers, as applicable, shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.13.

Section 2.20 GEO as Borrowers’ Representative. Each Borrower hereby irrevocably designates and appoints GEO as its representative and agent on its behalf for purposes of all requests in respect of Loans (including Borrowing Requests and Interest Election Requests), delivering certificates, giving instructions with respect to disbursements of proceeds of Loans, selecting interest rate options, giving and receiving all other notices and consents under this Agreement or under any of the other Loan Documents and taking all other actions (on behalf of itself and any other Borrower) hereunder or under the other Loan Documents. GEO hereby irrevocably accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from GEO as a notice or communication from all Borrowers. Each representation, warranty, covenant, agreement and undertaking made on behalf of any other Borrower by GEO shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 2.21 Joint and Several Obligations.

(a) All Obligations under this Agreement that are stated under this Agreement to be Obligations of both Borrowers, including their Obligations in respect of Revolving Credit Loans and Letters of Credit (but excluding, for the avoidance of doubt, the Term Loans and any Incremental Term Loans), shall be joint and several Obligations of each Borrower (such Obligations, “Joint and Several Obligations”). Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of each Borrower hereunder, solely with respect to the Joint and Several Obligations and to the extent that such Borrower did not receive proceeds of Revolving Credit Loans from any Borrowing hereunder, in any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the Obligations of such Borrower would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 2.21(a) in respect of such Obligations, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Borrower or any other person, be automatically limited and reduced to the highest amount (after giving effect to any right of contribution) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(b) Each Borrower hereby agrees that until the Release Date it shall not exercise any direct or indirect right or remedy arising as a result of such Joint and Several Obligations, whether by subrogation or otherwise, against the other Borrower or any other Guarantor.

(c) Each Borrower hereby agrees that to the extent that a Borrower shall have paid more than its proportionate share of any payment made hereunder in respect of Joint and Several Obligations, such Borrower shall be entitled to seek and receive contribution from and against the other Borrower. Each Borrower’s right of contribution shall be subject to the terms and conditions of Section 2.21(b). The provisions of this Section 2.21(c) shall in no respect limit the obligations and liabilities of either Borrower to the Administrative Agent, the Issuing Lenders and the Lenders, and each Borrower shall remain liable to the Administrative Agent, the Issuing Lenders and the Lenders for the full amount of all Joint and Several Obligations.

(d) The Joint and Several Obligations of the Borrowers, to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Joint and Several Obligations, or any substitution, release or exchange of any guarantee of or security for any of the Joint and Several Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Borrowers hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Borrowers, to the extent permitted by applicable law, the time for any performance of or compliance with any of the Joint and Several Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Joint and Several Obligations shall be accelerated, or any of the Joint and Several Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any guarantee of any of the Joint and Several Obligations or except as permitted pursuant to Section 9.02, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, an Issuing Lender, any Lender or the Administrative Agent as security for any of the Joint and Several Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 9.02 or otherwise.

To the extent permitted by applicable law, each Borrower hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the other Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any person under any other guarantee of, or security for, any of the Joint and Several Obligations. The Borrowers waive, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Joint and Several Obligations. The Borrowers’ Joint and Several Obligations shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or either of them or against any other person which may be or become liable in respect of all or any part of the Joint and Several Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.

Section 2.22 Refinancing Facilities.

(a) Refinancing Term Loans. GEO may, on one or more occasions, upon giving no less than five Business Days’ prior written notice (or such shorter period as may be agreed to by the Administrative Agent) (which notice may take the form of a draft of the relevant Refinancing Term Facility Supplement) (the “Refinancing Term Loan Notice”) to the Administrative Agent, refinance all (and not less than all) of the Term Loans or the Incremental Term Loans of any Series with new term loans under this Agreement (such new term loans, “Refinancing Term Loans”); provided, that GEO shall not be required to refinance Tranche 1 Loans or Tranche 2 Loans in connection with any refinancing of Tranche 3 Loans required by Section 2.22(b). Each such notice shall specify the date (each, a “Refinancing Term Loan Effective Date”), which shall be a Business Day, on which GEO proposes that such refinancing shall be consummated. Any such refinancing, and the incurrence of any Refinancing Term Loans hereunder, shall be subject to the following conditions:

(i) No Event of Default shall have occurred and be continuing.

(ii) Substantially concurrently with the incurrence of any Refinancing Term Loans, GEO shall repay or prepay all of the then-outstanding Loans being refinanced (together with any accrued but unpaid interest thereon and all fees or premiums, if any, with respect thereto) with proceeds of such Refinancing Term Loans.

(iii) GEO shall pay any applicable amounts as and when required pursuant to Section 2.14 and Section 2.10(a) in connection with the prepayment or repayment of the Loans being refinanced by such Refinancing Term Loans;

(iv) The Refinancing Term Loan Notice shall set forth, with respect to the Refinancing Term Loans referred to therein, the following (and such Refinancing Term Loans shall be subject to the following requirements):

(A) the stated maturity date and amortization applicable thereto; provided that the weighted average-life-to-maturity for such Refinancing Term Loans shall not be shorter than the weighted average-life-to-maturity for, and the stated maturity date of such Refinancing Term Loans shall not be earlier than 91 days after the stated maturity date of the Term Loans or Incremental Term Loans being refinanced with such Refinancing Term Loans;

(B) the interest rate or rates applicable to the Refinancing Term Loans;

(C) any other material terms applicable to the Refinancing Term Loans; provided, that such other terms (excluding pricing, fees and optional prepayment or redemption terms) shall not be materially more favorable to the Lenders holding such Refinancing Term Loans than those applicable to the Term Loans or Incremental Term Loans being refinanced (except for covenants and other provisions only applicable after the stated maturity date of such Term Loans or Incremental Term Loans); and

(D) a certification from a Financial Officer of GEO that the requirements and conditions set forth in this Section 2.22(b) with respect to such Refinancing Term Loans have been complied with and satisfied, as applicable.

(v) Any Lender approached by GEO to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide any Refinancing Term Loans.

(vi) Any Refinancing Term Loans shall be established pursuant to an amendment hereto and, to the extent applicable, the other Loan Documents (the “Refinancing Term Loan Amendment”), in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by GEO, each Lender providing such Refinancing Term Loans and the Administrative Agent, which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender or Loan Party). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto and, notwithstanding anything to the contrary in Section 9.02, may effect amendments to this Agreement and the other Loan Documents of a technical or administrative nature as may be necessary, appropriate or desirable in the reasonable opinion of the Administrative Agent and GEO, in order to establish and implement such Refinancing Term Loans or the Commitments in respect thereof pursuant to, and to otherwise give effect to, the provisions of this Section 2.22(a).

(vii) Any Refinancing Term Loans shall be denominated in Dollars and shall rank pari passu with the remaining Term Loans (if any), or Incremental Term Loans not refinanced therewith and the other Obligations in right of payment and in priority with respect to the Liens created under the Security Documents; it being understood that (x) the borrower of such Refinancing Term Loans shall be GEO and (y) such Refinancing Term Loans shall not have any obligors that are not Loan Parties or any “restricted subsidiaries” that are not Restricted Subsidiaries.

The Administrative Agent shall notify the Lenders as to the occurrence of any Refinancing Term Loan Effective Date.

(b) Refinancing Revolving Credit Commitments. The Borrowers may, on one or more occasions, upon giving no less than five Business Days’ prior written notice (or such shorter period as may be agreed to by the Administrative Agent) (which notice may take the form of a draft of the relevant Refinancing Revolving Credit Commitments Amendment) (the “Refinancing Revolving Credit Commitments Notice”) to the Administrative Agent, refinance all (and not less than all) of the Revolving Credit Commitments and the revolving credit commitments under the Existing Credit Agreement with a new revolving credit facility under this Agreement (such refinancing of the Revolving Credit Commitments and revolving credit commitments under the Existing Credit Agreement, the “Refinancing Revolving Credit Commitments”); provided, that the Borrowers may not consummate any such refinancing unless all (and not less than all) outstanding Tranche 3 Loans are refinanced in accordance with Section 2.22(a) simultaneously therewith. Each such Refinancing Revolving Credit Commitments Notice shall specify the date (the “Refinancing Revolving Credit Commitments Effective Date”), which shall be a Business Day, on which the Borrowers propose that such refinancing shall be consummated. Any such refinancing, and the incurrence of Refinancing Revolving Credit Commitments hereunder, shall be subject to the following:

(i) No Event of Default shall have occurred and be continuing.

(ii) Substantially concurrently with the incurrence of any Refinancing Revolving Credit Commitments, the Borrowers shall terminate the existing Revolving Credit Commitments and revolving credit commitments under the Existing Credit Agreement, and repay, prepay and pay all of the then outstanding Revolving Credit Loans and other Revolving Credit Exposure associated with such terminated Revolving Credit Commitments and revolving credit loans and other revolving credit exposure associated with such terminated revolving credit commitments under the Existing Credit Agreement (together with, in each case, any accrued but unpaid interest and fees thereon and any premiums, if any, with respect thereto); provided that (x) any such termination of the Revolving Credit Commitments shall be subject to, and effected in accordance with, Section 2.08(b) and (y) notwithstanding the foregoing, any undrawn Letter of Credit outstanding on the Refinancing Revolving Credit Commitments Effective Date may, subject to arrangements satisfactory to the Issuing Lender of such Letter of Credit, the Borrowers, the Administrative Agent and the Issuing Lender under such Refinancing Revolving Credit Commitments, be “rolled” under such Refinancing Revolving Credit Commitments on and with effect from the Refinancing Revolving Credit Commitments Effective Date.

(iii) The Borrowers shall pay any applicable amounts as and when required pursuant to Section 2.14 in connection with the prepayment, repayment, reduction or termination, as applicable, of the Revolving Credit Loans and Revolving Credit Commitments being refinanced by such Refinancing Revolving Credit Commitments and the initial Borrowing thereunder.

(iv) The Refinancing Revolving Credit Commitments Notice shall set forth, with respect to the Refinancing Revolving Credit Commitments referred to therein the following (and such Refinancing Revolving Credit Commitments shall be subject to the following requirements):

(A) the stated maturity date applicable thereto; provided, that such maturity date shall not be prior to the Revolving Credit Commitment Termination Date then in effect;

(B) the interest rate or rates and unused commitment fees applicable to the Refinancing Revolving Credit Commitments and the Loans borrowed thereunder;

(C) any other material terms applicable to the Refinancing Revolving Credit Commitments; provided, that such other terms (excluding pricing, fees and optional prepayment or commitment reduction terms) shall not be materially more favorable to the Lenders holding such Refinancing Revolving Credit Commitments than those applicable to the Revolving Credit Commitments or Revolving Credit Loans being refinanced (except for covenants and other provisions only applicable after the latest final maturity or termination date of any such Revolving Credit Commitments or Revolving Credit Loans); and

(D) a certification from a Financial Officer of GEO that the requirements and conditions set forth in this Section 2.22(b) with respect to such Refinancing Revolving Credit Commitments have been complied with and satisfied, as applicable.

(v) Any Lender approached by the Borrowers to provide all or a portion of the Refinancing Revolving Credit Commitments may elect or decline, in its sole discretion, to provide any Refinancing Revolving Credit Commitments.

(vi) Solely to the extent that an Issuing Lender is not a replacement Issuing Lender under a Refinancing Revolving Credit Commitments Amendment, it is understood and agreed that such Issuing Lender shall not be required to issue any letters of credit under such Refinancing Revolving Credit Commitments Amendment and, to the extent it is necessary for such Issuing Lender to withdraw as an Issuing Lender at the time of the establishment of such Refinancing Revolving Credit Commitments Amendment, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Lender in its sole discretion. The Borrowers agree to reimburse each Issuing Lender in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(vii) Any Refinancing Revolving Credit Commitments shall be established pursuant to an amendment hereto and, to the extent applicable, the other Loan Documents (the “Refinancing Revolving Credit Commitments Amendment”), in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by each of the Borrowers, each Lender providing the Refinancing Revolving Credit Commitments and the Administrative Agent, which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender or Loan Party). Each Refinancing Revolving Credit Commitments Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto and, notwithstanding anything to the contrary in Section 9.02, may effect amendments to this Agreement and the other Loan Documents of a technical or administrative nature as may be necessary, appropriate or desirable in the reasonable opinion of the Administrative Agent and GEO, in order to establish and implement such Refinancing Revolving Credit Commitments pursuant to, and to otherwise give effect to, the provisions of this Section 2.22(b).

(viii) Any Refinancing Revolving Credit Commitments shall be denominated in Dollars and shall rank pari passu with the remaining Revolving Credit Commitments (if any) not refinanced therewith and the other Obligations in right of payment and in priority with respect to the Liens created under the Security Documents; it being understood that (x) the only borrowers thereunder shall be the Borrowers and (y) such Refinancing Revolving Credit Commitments shall not have any other obligors that are not the Loan Parties or any “restricted subsidiaries” that are not Restricted Subsidiaries.

The Administrative Agent shall notify the Lenders as to the effectiveness of any Refinancing Revolving Credit Commitments Effective Date.

Section 2.23 Cashless Settlement. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by this Agreement pursuant to a cashless settlement mechanism approved by GEO, the Administrative Agent, and such Lender, and any such exchange, continuation or rollover shall be deemed to comply with any requirement hereunder or under any other Loan Document that any payment be made “in Dollars” (or the relevant alternate currency), “in immediately available funds”, “in cash” or any other similar requirement.

Section 2.24 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.24; provided, however, that the Administrative Agent and the Borrowers shall use their commercially reasonable efforts to cause any Benchmark Replacement to constitute a “qualified rate” within the meaning of United States Treasury Regulations Section 1.1001-6(b).

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrowers may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and the Lenders that:

Section 3.01 Organization; Powers and Qualifications. Each of GEO and its Subsidiaries is duly organized, validly existing and in good standing (or its equivalent) (if such concept exists in such jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (if such concept exists in such jurisdiction) in, every jurisdiction where such qualification is required.

Section 3.02 Authorization; Enforceability. The Transactions are within the corporate or other power of each Borrower and each Restricted Subsidiary and have been duly authorized by all necessary corporate or other action (including, if required, equityholder action) on the part of such Borrower and such Restricted Subsidiary. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each of the other Loan Documents to which any Borrower or any Restricted Subsidiary is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Borrower and such Restricted Subsidiary, enforceable against such Borrower and such Restricted Subsidiary in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.03 Governmental Approvals; No Conflicts. The Transactions:

(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) as may be required by laws affecting the offering and sale of securities generally, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office, filings under the UCC and/or the Assignment of Claims Act (or analogous state applicable law), and

(i) any other filings and recordings in respect of the Liens created pursuant to the Security Documents;

(b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of GEO or any of its Subsidiaries or any order of any Governmental Authority;

(c) will not violate or result in a default under any indenture, agreement or other instrument binding upon GEO or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person,; and

(d) except for the Liens created pursuant to the Loan Documents, will not result in the creation or imposition of any Lien on any asset of GEO or any of its Subsidiaries.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) Financial Condition. GEO has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2021, reported on by Grant Thornton LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of GEO and its Subsidiaries and Other Consolidated Persons as of such date and for such period in accordance with GAAP.

(b) No Material Adverse Change. Since December 31, 2021, no event has occurred or condition has arisen that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.05 Properties.

(a) Property Generally. Each of GEO and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens permitted by Section 6.02 and except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Intellectual Property Matters. Each of GEO and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by GEO and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Litigation.

(a) Actions, Suits and Proceedings. Other than the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of any Borrower, threatened against or affecting GEO or any of its Subsidiaries, or that involve this Agreement or the Transactions, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Change in Disclosed Matters. Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07 Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither GEO nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of GEO or any of its Restricted Subsidiaries.

Section 3.08 Compliance with Laws and Agreements; No Defaults.

(a) Compliance with Laws and Agreements. Each of GEO and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Default. No Default has occurred and is continuing.

Section 3.09 Government Regulation. Neither GEO nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.10 Tax Returns and Payments. Each of GEO and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that any such failure could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of U.S. GAAP Codification Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of U.S. GAAP Codification Topic 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

Section 3.12 Disclosure. GEO has disclosed to the Lenders (including by means of filings with the Securities and Exchange Commission) all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished in writing by or on behalf of GEO or its Restricted Subsidiaries to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by all other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.13 Margin Stock. Neither GEO nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

Section 3.14 Agreements and Liens.

(a) Indebtedness and Guaranty Obligations. Part A of Schedule 3.14 of the Disclosure Supplement is a complete and correct list of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement (other than the Loan Documents) providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, GEO or any of its Restricted Subsidiaries outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000.

(b) Liens. Part B of Schedule 3.14 of the Disclosure Supplement is a complete and correct list of each Lien securing Indebtedness (other than any Indebtedness constituting Obligations) of any Person outstanding on the date hereof the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and covering any property of GEO or any of its Restricted Subsidiaries, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is described in reasonable detail in said Part B of Schedule 3.14.

Section 3.15 Material Contracts. Neither GEO nor any of its Subsidiaries is on the date hereof party to any Material Contract other than the Loan Documents, the Existing Credit Agreement and the “Loan Documents” referred to therein, the Material Government Contract identified on Schedule 3.7 to the Collateral Agreement and the Senior Notes Indentures.

Section 3.16 Subsidiaries and Investments.

(a) Subsidiaries. Set forth in Part A of Schedule 3.16 of the Disclosure Supplement is a complete and correct list of all of the Subsidiaries of GEO as of the date hereof together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) an indication of whether such Subsidiary is a Restricted

Subsidiary. Except as disclosed in said Part A of Schedule 3.16, on the date hereof (x) each of GEO and its Subsidiaries owns free and clear of Liens (other than Liens created pursuant to the Security Documents or that are subject to an Intercreditor Agreement), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in said Part A of Schedule 3.16, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b) Investments. Set forth in Part B of Schedule 3.16 of the Disclosure Supplement is a complete and correct list of all Investments (other than Investments disclosed in said Part A of Schedule 3.16 and other than Investments of the types referred to in clauses (b) through (m) of Section 6.04) held by GEO or any of its (i) Subsidiaries in GEO or any Restricted Subsidiary or (ii) Restricted Subsidiaries in any Person, in each case on the date hereof and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in said Part B of Schedule 3.16, each of GEO and its Subsidiaries owns, free and clear of all Liens (other than Liens created pursuant to the Security Documents or that are subject to an Intercreditor Agreement), all such Investments.

Section 3.17 Real Property. Set forth on Schedule 3.17 of the Disclosure Supplement is a list, as of the Effective Date, of all of the real property interests held by GEO and its Restricted Domestic Subsidiaries (other than intercompany leases solely between Restricted Domestic Subsidiaries or between GEO and its Restricted Domestic Subsidiaries), indicating in each case whether the respective property is owned or leased, the identity of the owner or lessee and the location of the respective property. Except as indicated in said Schedule 3.17, as of the Effective Date, no Mortgage encumbers real property which is located in a Flood Zone.

Section 3.18 Solvency. GEO and each of its Subsidiaries is Solvent.

Section 3.19 Employee Relations. Neither GEO nor any Restricted Subsidiary is, as of the Effective Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 3.19 of the Disclosure Supplement. GEO knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of the Restricted Subsidiaries.

Section 3.20 Burdensome Provisions. Neither GEO nor any Restricted Subsidiary is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or applicable law which in the foreseeable future could be reasonably expected to have a Material Adverse Effect. GEO and its Restricted Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Restricted Subsidiary (other than, with respect to Unrestricted Subsidiary Debt, any Subsidiary that is an obligor under such Unrestricted Subsidiary Debt) is party to any agreement or instrument of the type described in Section 6.07 or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to GEO or any Restricted Subsidiary or to transfer any of its assets or properties to GEO or any other Restricted Subsidiary in each case other than existing under or by reason of the Loan Documents or applicable law.

Section 3.21 Corporation. As of the Effective Date, GEO is organized, and intends to continue to be organized, as an entity taxed as a corporation for U.S. federal income tax purposes and will not elect to be taxed as a real estate investment trust under Sections 856-860 of the Code.

Section 3.22 Anti-Terrorism Laws and Sanctions; AML Laws; Anti-Corruption Laws. GEO has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by GEO and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) GEO or any of its Subsidiaries or any of their respective directors, officers, or, to GEO’s knowledge, any of their respective employees or Affiliates, or (b) to GEO’s knowledge, any agent of GEO or any Subsidiary or other Affiliate that will act in any capacity in connection with or benefit from any credit facility established hereby, (i) is a Sanctioned Person, or (ii) is in violation of AML Laws, Anti-Corruption Laws, or Sanctions. Neither GEO nor its Subsidiaries or Affiliates will use any Borrowing, Letter of Credit, proceeds or other transaction contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable Anti-Corruption Law, or (b)(i) to fund, finance, or facilitate any activities, business, or transactions of or with any Sanctioned Person, or in any Sanctioned Country (ii) in any other manner that would result in a violation of AML Laws, Anti-Corruption Laws or applicable Sanctions by any Person (including any Person participating in the Loans whether as Administrative Agent, lender, borrower, guarantor, underwriter, advisor, investor, agent or otherwise). GEO represents that, except as disclosed to the Administrative Agent and the Lenders prior to the Effective Date, neither it nor any of its Subsidiaries or, to GEO’s knowledge, any other Affiliate has engaged in or intends to engage in any dealings or transactions with, or for the benefit of, any Sanctioned Person or with or in any Sanctioned Country, or otherwise in violation of Sanctions.

Section 3.23 Affected Financial Institution. None of GEO or any of its Subsidiaries is an Affected Financial Institution.

ARTICLE IV

CONDITIONS

Section 4.01 Effective Date. This Agreement shall not be effective and the obligations of the Lenders to make any Loans and the Issuing Lenders to issue Letters of Credit hereunder shall not become effective until the date that each of the following conditions precedent is satisfied, each of which shall be reasonably satisfactory to the Administrative Agent and the Lenders in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a) Executed Counterparts. The Administrative Agent shall have received counterparts of the following documents signed by the following parties: (i) from each of the Borrowers, each Revolving Credit Lender and the Administrative Agent, this Agreement, (ii) from each Term Lender, this Agreement or a Borrower Assignment Agreement, (iii) from each Issuing Lender, this Agreement or a separate written agreement evidencing such Issuing Lender’s consent to be an “Issuing Lender” hereunder and (iv) from each of the parties thereto, the Exchange Amendment.

(b) Opinions of Counsel to Loan Parties. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) (i) of Akerman LLP, counsel for the Borrowers and the Guarantors, covering such matters relating to the Borrowers, the Guarantors, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent or the Lenders shall reasonably request (and each Borrower for itself and on behalf of each Guarantor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent), (ii) of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Borrowers and the Guarantors, covering such matters relating to the Borrowers, the Guarantors, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent or the Lenders shall reasonably request (and each Borrower for itself and on behalf of each Guarantor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent), (iii) of Hughes White Colbo & Tervooren, LLC, Alaska counsel for certain Guarantors, covering such matters relating to such Guarantors as the Administrative Agent or the Lenders shall reasonably request (and GEO, on behalf of such Guarantors, hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent), and (iv) of the in-house General Counsel for the Borrowers and the Guarantors, covering such other matters relating to the Borrowers, the Guarantors, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent or the Lenders shall reasonably request (and each Borrower for itself and on behalf of each Guarantor hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Notes. Each Lender that shall have requested a promissory note shall have received a duly completed and executed Note for such Lender.

(d) Collateral Agreement. The Administrative Agent shall have received (i) the Collateral Agreement, duly executed and delivered by each Borrower, each Guarantor and the Administrative Agent, (ii) original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Collateral Agreement (to the extent such ownership interests are certificated), together with an undated stock power for each such certificate so received, duly executed in blank by the registered owner thereof, and (iii) each original promissory note pledged pursuant to the Collateral Agreement. In addition, all filings and recordations that are necessary to perfect the security interests of the Lenders in the collateral described in the Security Documents (including, without limitation, Assignment Agreements executed by the Borrowers or the applicable Restricted Subsidiary, as the case may be, and Notices of Assignment executed by the Administrative Agent, in each case, with respect to each Material Government Contract existing as of the Effective Date but, for the avoidance of doubt, not including acknowledgments of any such Notices of Assignment executed by the relevant Governmental Authorities) shall have been received by the Administrative Agent, and the Administrative Agent shall have received evidence reasonably satisfactory to it and the Lenders that upon such filings and recordations, such security interests constitute valid and perfected Liens therein, subject to no other Liens except for Liens permitted by Section 6.02.

(e) Guaranty Agreement. The Administrative Agent shall have received the Guaranty Agreement, duly executed and delivered by the Borrowers, the Guarantors and the Administrative Agent.

(f) Collateral Assignment. The Administrative Agent shall have received the Collateral Assignment, duly executed and delivered by each Borrower, each Guarantor and the Administrative Agent. In addition, each such Borrower and each such Guarantor shall have taken such other action as the Administrative Agent and the Lenders shall have requested in order to perfect the security interests created pursuant to the Collateral Assignment.

(g) Governmental and Third Party Approvals. GEO and each Restricted Subsidiary shall have obtained all necessary approvals, authorizations and consents of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents.

(h) Corporate Documents. The Administrative Agent shall have received a certificate of the secretary or assistant secretary (or equivalent) of each Loan Party certifying (x) as to the incumbency and genuineness of the signature of each officer of such Loan Party executing this Agreement and any other Loan Documents and (y) that:

(i) attached thereto are true, correct and complete copies of (A) the articles of incorporation or similar charter documents of such Loan Party and, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, and (B) the bylaws or operating agreement or similar governing documents of such Loan Party, in each case as in effect on the date hereof;

(ii) attached thereto is a true, correct and complete copy of resolutions duly adopted by the Board of Directors of each Loan Party authorizing the execution, delivery and performance of this Agreement or such other Loan Documents to which such Loan Party is a party; and

(iii) attached thereto is a certificate, as of a recent date, of the good standing of each Loan Party under the laws of its jurisdiction of organization (or equivalent) (to the extent such concept exists in such jurisdiction) and a certificate of the relevant taxing authorities of such jurisdictions, if available, certifying that such Person has filed required tax returns and owes no delinquent taxes (to the extent such certificates are issued by a Governmental Authority in such jurisdiction).

(i) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of GEO, certifying on behalf of GEO that, on and as of the Effective Date, (i) the representations and warranties of each Loan Party set forth in this Agreement and in each of the other Loan Documents are true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (ii) no Default has occurred and is continuing.

(j) Lien Search Results. If requested by the Administrative Agent or the Required Lenders, the Administrative Agent shall have received the results of a recent lien search in each jurisdiction so requested with respect to each Borrower and each Guarantor (to the extent obtainable in such jurisdiction), and such search results shall not reveal any Liens on any of the assets of GEO or any Guarantor except for Liens permitted by this Agreement or Liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(k) [Reserved].

(l) Effective Date Transactions. The Effective Date Transactions and the Senior Note Exchange Transactions shall have been consummated.

(m) Solvency Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of GEO, to the effect that, on and as of the Effective Date, GEO and its Subsidiaries, on a consolidated basis, are Solvent.

(n) Fees and Expenses. The Administrative Agent shall have received evidence that GEO shall have paid (or caused to be paid) such fees and reimbursements as GEO shall have agreed to pay to any Lender or the Administrative Agent on or prior to the Effective Date in connection with this Agreement and the transactions contemplated hereby (including the reasonable fees and expenses of outside counsel to the Administrative Agent, the Required Tranche 1 Lenders, the Required Tranche 2 Lenders and the Required Tranche 3 Lenders, to the extent that statements or invoices for such fees and expenses have been delivered to GEO prior to the Effective Date), in each case which amounts may be offset against the proceeds of the Term Loans pursuant to arrangements reasonably satisfactory to GEO and the Administrative Agent.

(o) Patriot Act Compliance. The Administrative Agent shall have received, no later than three Business Days in advance of the Effective Date, all required documentation and other information under applicable “know your customer” and AML Laws, including without limitation the Patriot Act, as shall have been reasonably requested in writing by the Administrative Agent or any Lender, at least ten Business Days prior to the Effective Date.

(p) [Reserved].

(q) Flood Hazard Determination. The Administrative Agent and each applicable Lender shall have received, to the extent requested by such Lender at least four (4) Business Days prior to the Effective Date, a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each property identified in Part A and Part B of Schedule 3.17 of the Disclosure Supplement and, if any such property is located in a Flood Zone, evidence of flood insurance reasonably satisfactory to the Administrative Agent and the Lenders.

(r) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender shall have reasonably requested prior to the Effective Date.

Notwithstanding anything to the contrary herein or in any other Loan Document, and subject to the terms of the Intercreditor Agreements, it is understood and agreed that to the extent any security interest in any Collateral is not or cannot be perfected (or, in the case of Mortgages, granted) on or before the Effective Date (other than the perfection of (a) the security interests in the Equity Interests of the Borrowers and the Subsidiaries and security interests in Equity Interests represented by any stock certificates held by any Borrower and any Guarantor (to the extent the perfection thereof is required under the terms of the Collateral Agreement) and (b) assets with respect to which a Lien may be perfected by the filing of a financing statement under the UCC after the Loan Parties’ use of commercially reasonable efforts to do so without undue burden or expense), then the perfection (or, in the case of Mortgages, grant) of a security interest in such Collateral shall not constitute a condition precedent to availability of the Loans on the Effective Date, but instead shall be required to be perfected (or, in the case of Mortgages, granted) within 120 days after the Effective Date (which period may be extended for 30 days with the consent of the Administrative Agent, and extended further with the consent of the Administrative Agent and the Required Lenders) pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrowers acting reasonably.

Section 4.02 Each Extension of Credit. The obligation of each Lender to make any Loan and of each Issuing Lender to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions (except, solely with respect to Incremental Term Loans, as and to the extent provided in Section 2.01(e)):

(a) the Administrative Agent shall have received the applicable notice or request in respect of such Loan or such issuance, amendment, renewal, or extension of such Letter of Credit, as applicable, in accordance with the applicable provisions of this Agreement, including (i) in the case of a Borrowing, a Borrowing Request in accordance with Section 2.03, and (ii) in the case of a Letter of Credit, a notice in accordance with Section 2.05(b);

(b) the representations and warranties of each Loan Party set forth in this Agreement and in each of the other Loan Documents to which it is a party shall be true and correct in all material respects (other than any representations and warranties qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (other than any representations and warranties that speak as of a certain date, which shall be true and correct on and as of such date);

(c) at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal, or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and

(d) at the time of and immediately after giving pro forma effect to such extension of credit and any Planned Future Expenditures entered into or expected to be made or payments on Indebtedness required to be made, in each case within 60 days of such extension of credit, Domestic Unrestricted Cash for GEO and its Restricted Subsidiaries shall not exceed $234,000,000; provided that, to the extent any such Planned Future Expenditures or Indebtedness payments are not made within 60 days of such extension of credit, the Borrowers shall repay any outstanding Revolving Credit Loans in the amount of such Planned Future Expenditures or Indebtedness payments not made on or prior to the end of such 60-day period.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit, as applicable, shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. GEO will furnish to the Administrative Agent (for further distribution to the Lenders):

(a) within 90 days after the end of each fiscal year of GEO, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of GEO and its Subsidiaries and Other Consolidated Persons as of the end of and for such year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by Grant Thornton LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of GEO and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (it being understood and agreed that GEO’s filing of a Form 10-K with the Securities and Exchange Commission with respect to a fiscal year within the period specified above shall be deemed to satisfy GEO’s obligations under this Section 5.01(a) with respect to such fiscal year);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of GEO, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of GEO and its Subsidiaries and Other Consolidated Persons as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of GEO as presenting fairly in all material respects the financial condition and results of operations of GEO and its Subsidiaries and Other Consolidated Persons on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood and agreed that GEO’s filing of a Form 10-Q with the Securities and Exchange Commission with respect to a fiscal quarter within the period specified above shall be deemed to satisfy GEO’s obligations under this Section 5.01(b) with respect to such fiscal quarter);

(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of GEO in form and scope reasonably satisfactory to the Administrative Agent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01, Section 6.02, Section 6.04, Section 6.05 and Section 6.09, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) stating the aggregate amount of Unrestricted Subsidiary Debt and the portion thereof Guaranteed by GEO or any Restricted Subsidiary outstanding as of the last day of the relevant fiscal quarter or fiscal year, as the case may be, and, in each case, the aggregate amount of principal thereof and interest thereon paid by GEO and its Restricted Subsidiaries during the four fiscal quarters immediately preceding such day, (v) certifying that all Material Real Property of the Borrowers and the Guarantors is subject to Mortgages in accordance with Section 5.10 or Section 5.11(b) or designating real property as Material Real Property to be subject to Mortgages thereafter in accordance with Section 5.10, (vi) certifying that GEO has maintained its status as a corporation for U.S. federal income tax purposes, (vii) providing a description of each Disposition yielding Net Available Proceeds in excess of $250,000 during the most recent fiscal quarter and the amount of Net Available Proceeds resulting from such Disposition, and (viii) stating the aggregate amount with respect to the net book value of the domestic real property interests of the Borrowers and the Guarantors constituting Collateral (subject to the definition of “Material Real Property” above) and the net book value of such real property interests that does not constitute Collateral;

(d) concurrently with any delivery of financial statements under clause (a) of this Section, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after periodic and other reports, proxy statements and other materials are filed by GEO or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by GEO to its shareholders generally, notice thereof;

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of GEO or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request;

(g) within 30 days after the beginning of each fiscal year of GEO, a business forecast of GEO and its Subsidiaries and Other Consolidated Persons for such fiscal year to include the following: a projected income statement, statement of cash flows and balance sheet (each prepared in accordance with GAAP, except for the absence of footnotes) and, to the extent reasonably requested by the Administrative Agent, management’s assumptions underlying such projections, accompanied by a certificate from a Financial Officer of GEO to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of GEO and its Subsidiaries and Other Consolidated Persons for such fiscal year;

(h) [reserved]; and

(i) promptly following any request therefor, such additional information and documentation regarding each Loan Party reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and AML Laws, including without limitation the Patriot Act and the Beneficial Ownership Regulation.

Section 5.02 Notices of Material Events. GEO will furnish to the Administrative Agent (for further distribution to the Lenders) prompt written notice of the following:

(a) (i) the occurrence of any Default, or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which GEO or any of its Subsidiaries is a party or by which GEO or any Subsidiary thereof or any of their respective properties may be bound;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting GEO or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of a Borrower or any of its Subsidiaries in an aggregate amount exceeding $5,000,000;

(d) any notice of any material violation of Environmental Law or any claim with respect to any Environmental Liability received by GEO or any Subsidiary thereof, including, without limitation, the assertion of any environmental matters by any Person against, or with respect to the activities of, GEO or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than, in each case, any violation or claim that, if adversely determined, would not (either individually or in the aggregate) have a Material Adverse Effect;

(e) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against GEO or any of its Subsidiaries thereof which could reasonably be expected to result in a Material Adverse Effect;

(f) contemporaneously with the delivery of the quarterly reports required herein, (and, upon the occurrence and during the continuation of an Event of Default, on a more frequent basis if requested by the Administrative Agent), a list of all Material Government Contracts which have (i) been completed or have lapsed or terminated and not renewed or (ii) been entered into (or which have become Material Government Contracts) in each case, since the most recent list provided by GEO and signed by a Financial Officer or other executive officer of GEO as of the last Business Day of such fiscal quarter, unless in any such case such information has been filed, and notice thereof furnished to the Administrative Agent, as described in Section 5.01(e); and

(g) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of GEO setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03 Existence; Conduct of Business. Each Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04 Payment of Obligations. Each Borrower will, and will cause each of its Restricted Subsidiaries to pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default beyond the period of grace, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) GEO or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and in the event of the presence of any Hazardous Materials on any of the Material Real Property which is in violation of Environmental Laws, promptly upon discovery thereof, shall (i) take all reasonable and necessary steps to initiate and expeditiously complete all response, corrective, and other action required under Environmental Law or by a Governmental Authority to mitigate and eliminate any such violation or potential liability, and (ii) keep the Administrative Agent informed of their actions and the results of such actions as the Administrative Agent or any Lender shall reasonably request, except where such presence or violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, with the Administrative Agent designated as the loss payee, lenders loss payable, mortgagee or additional named insured in respect of all such policies (other than any such policies (other than flood insurance policies) covering any real property interest, including improvements, that has a fair market value of less than $5,000,000), as applicable (subject to the terms of the Intercreditor Agreements), and from time to time deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; it being understood and agreed that, irrespective of the Administrative Agent’s designation as described above, as to any Casualty Event in respect of which no more than $5,000,000 in aggregate insurance proceeds is payable under any such insurance policy, GEO or the relevant Restricted Subsidiary shall be entitled to receive such proceeds directly. Except as otherwise expressly consented to by the Administrative Agent, such insurance policies shall provide that no cancellation, non-renewal or material change in coverage shall be effective until after 30 days’ prior written notice to the Administrative Agent. If any portion of the property covered by any Mortgage is located in Flood Zone, then GEO shall maintain, or cause its applicable Restricted Subsidiary to maintain, with a financially sound and reputable insurer, flood insurance in an amount as the Administrative Agent or any applicable Lender may from time to time reasonably require, but in no event less that an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Flood Act, and shall otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 5.06 Books and Records; Inspection Rights. Each Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of its dealings and transactions in relation to its business and activities. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 5.07 Compliance with Laws. Each Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including ERISA and any Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. GEO will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by GEO and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, applicable AML Laws and Sanctions.

Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans and Letters of Credit will be used only (a) to finance the Effective Date Transactions on the Effective Date and to pay fees, commissions, costs and expenses incurred in connection with the Effective Date Transactions, (b) for Working Capital and general corporate purposes of GEO and its Restricted Subsidiaries, including the payment of fees, costs and expenses incurred in connection with the transactions contemplated by the Loan Documents, (c) to finance any Permitted Acquisition and any other acquisition permitted hereunder, (d) to fund Restricted Payments permitted hereunder and to make any other Investments permitted hereunder, (e) to refinance, redeem, repay or otherwise discharge in full any series of the Senior Notes or any other Indebtedness of GEO and its Restricted Subsidiaries, in each case to the extent permitted hereunder, (f) in the case of proceeds of Borrowings of or under Refinancing Term Loans or Refinancing Revolving Commitments, solely as provided in Section 2.22(a) and Section 2.22(b), respectively, and (g) in the case of proceeds of Incremental Term Loans, solely as provided in Section 2.01(e). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. None of the Borrowers will request any Borrowing or Letter of Credit, and the Borrowers shall not, and shall cause the Subsidiaries and the Borrowers’ or such Subsidiaries’ respective directors, officers, employees, Affiliates and agents to not, directly or, to the knowledge of the Borrowers or such Subsidiaries, indirectly, use the proceeds of any Borrowing or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, other

Affiliate, joint venture partner or other Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person (including any Person participating in the Loans whether as Administrative Agent, lender, borrower, guarantor, underwriter, advisor, investor, agent or otherwise).

Section 5.09 Additional Subsidiaries; Restricted and Unrestricted Subsidiaries.

(a) Additional Subsidiary Guarantors. GEO shall notify the Administrative Agent of (i) each redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 5.09(c) and (ii) each creation or acquisition of any Restricted Subsidiary, and promptly thereafter (and in any event within 30 days (or such longer period as the Administrative Agent may approve in its sole discretion) thereafter), in each of the cases referred to in the foregoing clauses (i) and (ii) of this sentence, cause such Subsidiary (other than a Foreign Subsidiary) to (A) become a “Guarantor” by executing and delivering to the Administrative Agent a supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (B) deliver to the Administrative Agent a duly executed Joinder Agreement and comply with the terms of each Security Document, (C) take such action (including delivering certificates and transfer powers in respect of Equity Interests and executing and delivering (as applicable) such UCC financing statements and account control agreements) as shall be necessary to create and perfect valid and enforceable Liens on substantially all of the personal property (other than Excluded Property) of such Subsidiary as collateral security for the obligations of such Subsidiary under the Loan Documents subject to no Liens other than Liens permitted by Section 6.02, (D) take all actions with respect to all Material Real Property owned or leased by such Subsidiary required by Section 5.10 (as if such Material Real Property had been acquired by a Subsidiary), (E) deliver to the Administrative Agent such proof of corporate action, incumbency of officers, opinions of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (A), (B), (C) and (D) of this sentence) and other documents as is consistent with those delivered by GEO pursuant to Section 4.01 on the Effective Date, and (F) deliver to the Administrative Agent such other documents and closing certificates as may be reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders), all in form, content and scope reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders).

(b) Additional Foreign Subsidiaries. GEO shall notify the Administrative Agent at the time that any Person becomes a direct Foreign Subsidiary of any Borrower or any Guarantor, and at the request of the Administrative Agent, promptly thereafter (and in any event within 45 days after such request), cause (i) such Borrower or such Guarantor to deliver to the Administrative Agent a supplement to the Security Documents pledging 100% of all Equity Interests in such Foreign Subsidiary (together with, if applicable, original stock certificates (or the equivalent thereof pursuant to the applicable laws and practices of any relevant foreign jurisdiction) evidencing such Equity Interest of such Foreign Subsidiary, together with an appropriate undated stock power (or the equivalent thereof pursuant to the applicable laws and practices of any relevant foreign jurisdiction) for each certificate (or equivalent) duly executed in blank by the registered owner thereof), (ii) if requested by the Administrative Agent, such

Borrower or such Guarantor to deliver to the Administrative Agent a favorable opinion of counsel (which shall cover, among other things, the legality, validity, binding effect and enforceability of such pledge), and (iii) such Borrower or such Guarantor to deliver to the Administrative Agent such other documents and closing certificates as may be reasonably requested by the Administrative Agent or any Lender, all in form, content and scope reasonably satisfactory to the Administrative Agent and the Required Lenders.

(c) Designation of Restricted Subsidiaries. GEO may, at any time and upon written notice to the Administrative Agent, designate an Unrestricted Subsidiary as a Restricted Subsidiary.

(d) Designation of Unrestricted Subsidiaries. GEO may, on prior written notice to the Administrative Agent, designate any Restricted Subsidiary or newly acquired Subsidiary (in each case, other than (x) any Subsidiary that is a guarantor under any of the Senior Notes or the Existing Credit Agreement, or (y) Corrections or any successor to Corrections or all or substantially all of its properties) as an Unrestricted Subsidiary so long as (1) no Default or Event of Default has occurred and is continuing or would result therefrom, (2) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Loan Parties therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s Investment therein and such Investment is permitted pursuant to Section 6.04 at such time and (3) an authorized officer of GEO certifies to the Administrative Agent compliance with the preceding clauses (1) and (2). Any such designation shall have an effective date mutually acceptable to the Administrative Agent and GEO, but in no event earlier than five Business Days following receipt by the Administrative Agent of such written notice. Upon the effectiveness of any designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with this Section 5.09(d), the Administrative Agent shall take any action requested by GEO that is necessary to release such Unrestricted Subsidiary and its assets from the Security Documents.

Section 5.10 New Real Property Collateral. (i) If, after the Effective Date, any Borrower or any Guarantor shall acquire any Material Real Property which has a net book value exceeding the Material Real Property Threshold, (ii) if, after the Effective Date, any Borrower or any Guarantor shall make improvements upon any existing real property interest which is not already a Material Real Property subject to a Mortgage, resulting in such interest together with such improvements having a net book value exceeding the Material Real Property Threshold, (iii) if any existing real property interest which is not already a Material Real Property subject to a Mortgage shall otherwise have a net book value exceeding the Material Real Property Threshold or (iv) if any existing real property interest which is not already a Material Real Property is designated in writing by the Borrowers as constituting a Material Real Property in order to satisfy the Material Real Property NBV Threshold, and, in each case, if the Administrative Agent (acting at the direction of the Required Lenders) elects to encumber such property, then, to the extent not previously delivered for such property:

(a) each Borrower will, and will cause each applicable Guarantor to, (x) no later than 10 Business Days prior to execution of a Mortgage encumbering any such Material Real Property not located in a Flood Zone, deliver a completed Federal Emergency Management Agency Standard Flood Hazard Determination from a third-party vendor with respect to such real property, (y) no later than 30 days prior to execution of a Mortgage encumbering any such Material

Real Property any portion of which is located in a Flood Zone, furnish to Lenders (i) a written notice of the relevant Borrower or Guarantor’s intent to encumber such Material Real Property and that all or a portion of such Material Real Property is located in a Flood Zone and whether or not flood insurance coverage is available, (ii) a completed Federal Emergency Management Agency Standard Flood Hazard Determination from a third-party vendor, and (iii) if required by the Flood Act, evidence of the required flood insurance as further described in clause (vi) below; provided that the applicable Borrower or the applicable Guarantor may enter into any such Mortgage prior to the notice period specified above if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction, and (z) no later than 120 days (which period may be extended for 30 days with the consent of the Administrative Agent, and extended further with the consent of the Administrative Agent and the Required Lenders) after such acquisition or designation, deliver to the Administrative Agent the following documents, all in form and substance substantially similar to what was previously delivered to the Administrative Agent (to the extent applicable); provided that the Borrowers and the Guarantors shall not be required to deliver any of the following documents for any real property if doing so would result in fees and expenses (administrative or otherwise) that, in the Administrative Agent’s determination (acting at the direction of the Required Lenders), would be materially disproportionate to the benefit obtained thereby:

(i) Mortgages in form and substance satisfactory to the Administrative Agent, duly executed (and, where appropriate in the applicable jurisdiction, acknowledged), and delivered by such Borrower or such Guarantor, as the case may be, in recordable form (in such number of copies as the Administrative Agent shall have requested) and, to the extent necessary with respect to any leasehold property to be subject to a Mortgage, use commercially reasonable efforts by GEO to obtain consents of the respective landlords with respect to such property and, to the extent necessary under applicable law, for filing in the appropriate county land office(s), UCC financing statements covering fixtures, in each case appropriately completed (the “Fixture Filings”); provided, however, that no Mortgage may be deemed delivered or filed or recorded on any particular property until each Lender that so requests has received a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such property and, if applicable, customary evidence of any flood insurance required for such property satisfactory to the Administrative Agent and the Lenders;

(ii) one or more ALTA mortgagee policies of title insurance on forms of and issued by one or more title companies satisfactory to the Administrative Agent (the “Title Companies”), insuring the validity and priority of the Liens (in accordance of the terms of the Intercreditor Agreements) created under the Mortgages for and in amounts satisfactory to the Administrative Agent, subject only to such exceptions as are satisfactory to the Administrative Agent; each such title policy shall contain: (A) full coverage against mechanics’ liens (filed and inchoate) or such surety bonds or other additional collateral as may be satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) in lieu of such coverage, (B) a reference to the relevant survey with no survey exceptions except those theretofore approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (C) such affirmative insurance and endorsements as the Administrative Agent or any Lender may reasonably require;

(iii) ALTA, or if not customary in such jurisdiction, as-built surveys of recent date of each of the Facilities to be covered by the Mortgages, showing such matters as may be required by the Administrative Agent, which surveys shall be in form and content acceptable to the Administrative Agent, and certified to the Administrative Agent and to each Lender and the Title Companies, and shall have been prepared by a registered surveyor acceptable to the Administrative Agent or, with respect to existing surveys, an affidavit of an authorized signatory of the owner of such property stating that there have been no improvements or encroachments to the property since the date of the respective survey such that the existing survey is no longer accurate, in form acceptable to the Administrative Agent and the applicable Title Company in order to remove the standard survey exception;

(iv) certified copies of permanent and unconditional certificates of occupancy (or, if it is not the practice to issue certificates of occupancy in a jurisdiction in which the Facilities to be covered by the Mortgages are located, then such other evidence reasonably satisfactory to the Administrative Agent) permitting the fully functioning operation and occupancy of each such Facility and of such other permits necessary for the use and operation of each such Facility issued by the respective Governmental Authorities having jurisdiction over each such Facility;

(v) opinions of local counsel in the respective jurisdictions in which the properties covered by the Mortgages are located, regarding the enforceability of such Mortgages, and to the extent not covered in such local counsel opinions, opinions of the applicable Borrower’s or Guarantor’s counsel regarding the due authorization, execution and delivery of the Mortgages, in each case reasonably satisfactory in form and substance to the Administrative Agent (and each Borrower for itself and on behalf of each Guarantor hereby instructs such counsel to deliver such opinion(s) to the Lenders and the Administrative Agent);

(vi) each of (x) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each property covered by a Mortgage and (y) if applicable, customary evidence of any insurance for such Material Real Property required by the final sentence of Section 5.05; and

(vii) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Companies to issue the title policies and endorsements contemplated above;

(b) GEO shall have paid or caused to be paid to the Title Companies (i) all expenses and premiums of the Title Companies in connection with the issuance of such policies and (ii) an amount equal to the recording, mortgage, intangibles, transfer and stamp taxes payable in connection with recording the Mortgages and the Fixture Filings in the appropriate county land office(s); and

(c) promptly after the acquisition, GEO shall diligently pursue and use all reasonable efforts to obtain landlord consents, estoppel letters or consents and waivers, in form and substance reasonably acceptable to the Administrative Agent, in respect of collateral held on leased premises.

Section 5.11 Further Assurances; Certain Real Estate Deliverables.

(a) Further Assurances. Each Borrower will, and will cause each of the Restricted Subsidiaries to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the Security Documents. Without limiting the generality of the foregoing, each Borrower will, and will cause each of its Restricted Subsidiaries to, take such action from time to time (including filing appropriate UCC financing statements and executing and delivering such assignments, security agreements, account control agreements and other instruments) as shall be reasonably requested by the Administrative Agent or any Lender to create, in favor of the Administrative Agent for the benefit of the Secured Parties, perfected security interests and Liens in substantially all of the property of the Borrowers and the Guarantors (other than Excluded Property) as collateral security for obligations of the Loan Parties under the Loan Documents as and to the extent provided in the Security Documents and the Intercreditor Agreements.

(b) Certain Real Estate Deliverables. Each Borrower will and will cause each applicable Guarantor to, no later than the date required pursuant to the last paragraph of Section 4.01, deliver to the Administrative Agent with respect to each Material Real Property as of the Effective Date:

(i) Opinion(s) of Local Counsel. Opinions of local counsel in the respective jurisdictions in which the properties covered by the Mortgages are located, regarding the enforceability of such Mortgages, and to the extent not covered in such local counsel opinions, opinions of the applicable Borrower’s or Guarantor’s counsel regarding the due authorization, execution and delivery of the Mortgages, in each case reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders (and each Borrower for itself and on behalf of each Guarantor hereby instructs such counsel to deliver such opinion(s) to the Lenders and the Administrative Agent).

(ii) Mortgages and Title Insurance. The following documents, each of which shall be executed (and, where appropriate, acknowledged) by Persons satisfactory to the Administrative Agent; provided that GEO shall not be required to deliver the following documents for any property that is a Material Real Property if doing so would result in costs (administrative or otherwise) that, in the determination of the Administrative Agent (acting at the direction of the Required Lenders), would be materially disproportionate to the benefit obtained thereby:

(A) For all Material Real Property, Mortgages in form and substance reasonably satisfactory to the Administrative Agent, duly executed (and, where appropriate in the applicable jurisdiction, acknowledged) and delivered by such Borrower or such Guarantor, as the case may be, in recordable form (in such number of copies as the Administrative Agent shall have requested) and, to the extent necessary with respect to any leasehold property to be subject to a Mortgage, use commercially reasonable efforts by GEO to obtain consents of the respective landlords with respect to such property and, to the extent necessary under applicable law, for filing in the appropriate county land office(s), Fixture Filings; provided, however, that no Mortgage may be deemed delivered or filed or recorded on any particular property until each Lender that so requests has received a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such property and, if applicable, customary evidence of any flood insurance required for such property satisfactory to the Administrative Agent and the Lenders;

(B) one or more ALTA mortgagee policies of title insurance on forms of and issued by the Title Companies, insuring the validity and first lien priority of the Liens created under such Mortgages (as they may be amended) for and in amounts satisfactory to the Administrative Agent, subject only to such exceptions as are satisfactory to the Administrative Agent and to the terms of the Intercreditor Agreements; each such title policy shall contain: (A) full coverage against mechanics’ liens (filed and inchoate) or such surety bonds or other additional collateral as may be satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) in lieu of such coverage, (B) a reference to the relevant survey with no survey exceptions except those theretofore approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (C) such affirmative insurance and endorsements as the Administrative Agent or any Lender may reasonably require;

(C) ALTA, or if not customary in such jurisdiction, as-built surveys of recent date of each of the Facilities to be covered by the Mortgages, showing such matters as may be required by the Administrative Agent, which surveys shall be in form and content acceptable to the Administrative Agent, and certified to the Administrative Agent and to each Lender and the Title Companies, and shall have been prepared by a registered surveyor acceptable to the Administrative Agent or, with respect to existing surveys, an affidavit of an authorized signatory of the owner of such property stating that there have been no improvements or encroachments to the property since the date of the respective survey such that the existing survey is no longer accurate, in form acceptable to the Administrative Agent and the applicable Title Company in order to remove the standard survey exception;

(D) such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Companies to issue the title policies and endorsements contemplated above; and

(E) such other certificates, documents and information as are reasonably requested by the Administrative Agent or the Lenders, including, without limitation, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance reasonably satisfactory to the Administrative Agent.

In addition, GEO shall have paid to the Title Companies (i) all expenses and premiums of the Title Companies in connection with the issuance of such policies and (ii) an amount equal to the recording, mortgage, intangibles, transfer and stamp taxes payable in connection with recording the Mortgages (including any amounts necessary to secure the full amount of any potential Incremental Term Loans), any amendments to the Mortgages and the Fixture Filings in the appropriate county land office(s).

(c) Deliverables for Incremental Term Loans, Etc. GEO will and will cause each Restricted Subsidiary to, (x) if at such time (A) any improved real property of GEO and its Restricted Subsidiaries subject to a Mortgage is located (in whole or in part) in a Flood Zone, no later than 30 days, or (B) no improved real property of GEO and its Restricted Subsidiaries subject to a Mortgage is located (in whole or in part) in a Flood Zone, no later than 10 Business Days, in each case prior to the effectiveness of any Incremental Term Loan, any extension of any Term Loan Maturity Date or the Revolving Credit Commitment Termination Date, or any transaction contemplated by Section 9.02(c), furnish to the Lenders a written notice indicating generically that a transaction of the type described hereinabove is under consideration and listing each real property of GEO and its Restricted Subsidiaries then subject to a Mortgage and indicating which (if any) of such properties are located (in whole or in part) in a Flood Zone and, for each such Flood Zone property, whether or not such property is improved, and (y) no later than 90 days (or a later date approved by the Required Lenders in their sole discretion) after any Incremental Term Loan, deliver to the Administrative Agent such amendments to Mortgages (each, a “Mortgage Amendment”), title search reports of Material Real Property (or a random sampling thereof) as reasonably requested by the Administrative Agent in connection with such Incremental Term Loan.

Section 5.12 Fiscal Year. GEO will not change its fiscal year from the calendar year.

Section 5.13 Maintenance of Ratings. GEO shall use commercially reasonable efforts to maintain (x) public ratings for each of the Term Loans (and the Incremental Term Loans, if any, and the Refinancing Term Loans, if any) from each of S&P and Moody’s, and (y) a public corporate credit rating and a public corporate family rating in respect of GEO from each of S&P and Moody’s, respectively; provided that in no event shall GEO be required to maintain any specific ratings levels.

Section 5.14 Post-Closing Matters. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that within the time periods set forth in Schedule 5.14 or within such longer period or periods that the Administrative Agent and the Required Lenders in their sole discretion may permit, the Borrowers and the Restricted Subsidiaries shall deliver to the Administrative Agent the documents, and perform the actions, set forth in Schedule 5.14.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the Effective Date and set forth in Part A of Schedule 3.14 of the Disclosure Supplement (or, to the extent not meeting the minimum thresholds for required listing on said Schedule 3.14 pursuant to Section 3.14, in an aggregate amount not exceeding $10,000,000) and extensions, renewals, refinancings and replacements of all or any part of any such Indebtedness that do not result in an increase of the outstanding principal amount thereof by more than the amount required to pay any penalty, premium, accrued and unpaid interest, and transaction fees and expenses incurred in connection with such extension, renewal, refinancing or replacement;

(c) Guarantees by GEO and its Restricted Subsidiaries of Indebtedness of GEO and its Restricted Subsidiaries permitted by this Section 6.01;

(d) Guarantees permitted by Section 6.04 (other than Section 6.04(h));

(e) (x) Guarantees by GEO and its Restricted Subsidiaries of Unrestricted Subsidiary Debt; provided that the aggregate principal amount of such Guarantees (other than the assignment of rights under any Government Contract by GEO or any of its Restricted Subsidiaries to secure Unrestricted Subsidiary Debt related to such Government Contract) of Unrestricted Subsidiary Debt shall not exceed $40,000,000 at any time outstanding; and (y) the assignment by GEO or any of its Restricted Subsidiaries of rights under Immaterial Government Contracts pertaining to a Facility or Facilities owned by any Unrestricted Subsidiary to secure related Indebtedness of such Unrestricted Subsidiary;

(f) Indebtedness of GEO or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any assets, including Capital Leases and any Indebtedness assumed in connection with the acquisition of any assets or secured by a Lien on any assets prior to the acquisition thereof and Guarantees by GEO or any Restricted Subsidiary of any such Indebtedness, and extensions, renewals and replacements of any such Indebtedness and Guarantees that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of all Indebtedness permitted by this Section 6.01(f) shall not exceed $30,000,000 at any time outstanding;

(g) Indebtedness owing (x) by GEO to any Loan Party or, (y) by any Loan Party to GEO or to any other Loan Party, in each case arising from intercompany loans permitted by Section 6.04(d); provided that such Indebtedness shall be subordinate in all respects to the Obligations hereunder;

(h) unsecured Indebtedness of GEO or any Restricted Subsidiary (x) for borrowed money, including by means of the issuance of notes and bonds, or (y) incurred in respect of letter of credit facilities of GEO or any Restricted Subsidiary; provided that (A) the maturity of such Indebtedness shall not be earlier than the latest Maturity Date, (B) the weighted average-life-to-maturity for such Indebtedness shall not be shorter than the weighted average-life-to-maturity for the Senior Term Loans and the Revolving Credit Loans, (C) immediately before and after giving effect to the incurrence of such Indebtedness, the Pro Forma Total Leverage Ratio does not exceed 4.50:1.00, (D) immediately after giving effect to the incurrence of such Indebtedness, the level of the Pro Forma Total Leverage Ratio is not greater than 1.00 to 1.00 than the level of the Total Leverage Ratio in effect immediately prior to the incurrence of such indebtedness and (E) immediately before and after giving effect to the incurrence of such Indebtedness, the Interest Coverage Ratio is greater than 1.50 to 1.00;

(i) Indebtedness of Loan Parties in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

(j) Indebtedness of any Person that becomes a Loan Party after the Effective Date pursuant to a Permitted Acquisition or any other acquisition permitted to be made hereunder by GEO or any Restricted Subsidiary; provided that (i) such Indebtedness exists at the time of such acquisition and is not created in contemplation of or in connection with such acquisition, (ii) after giving pro forma effect to the incurrence of such indebtedness, the level of the Pro Forma Total Leverage Ratio is not higher than the level of the Total Leverage Ratio in effect immediately prior to the incurrence of such Indebtedness and (iii) the aggregate principal amount of all Indebtedness permitted by this Section 6.01(j) shall not exceed $25,000,000 at any time outstanding; and extensions, renewals, refinancings and replacements of any such Indebtedness that does not result in an increase of the outstanding principal amount thereof by more than the amount required to pay any penalty, premium, accrued and unpaid interest, and transaction fees and expenses incurred in connection with such extension, renewal, refinancing or replacement;

(k) [Reserved];

(l) Indebtedness of GEO or any Restricted Subsidiary in respect to Incremental Equivalent Debt permitted by Section 2.01(f);

(m) Indebtedness of GEO or any Restricted Subsidiary secured on a pari passu basis with the Second Lien Notes in an aggregate principal amount not exceeding $50,000,000;

(n) Indebtedness under the Existing Credit Agreement in an aggregate principal amount not to exceed $188,762,396.12; and

(o) Indebtedness of GEO or any Restricted Subsidiary, secured on a junior basis to the Obligations and secured on a pari passu basis (but senior in right of payment) to the Second Lien Notes, incurred to refinance 2023 Senior Notes in an aggregate principal amount not to exceed $2,054,000.

Section 6.02 Liens. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created pursuant to the Security Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of GEO or any of its Restricted Subsidiaries existing on the date hereof and set forth in Part B of Schedule 3.14 of the Disclosure Supplement (or, to the extent not meeting the minimum thresholds for required listing on said Schedule 3.14 pursuant to Section 3.14, in an aggregate amount not exceeding $10,000,000); provided that (i) no such Lien shall extend to any other property or asset of GEO or any of its Restricted Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount required to pay any penalty, premium, accrued and unpaid interest, and transaction fees and expenses incurred in connection with such extension, renewal, refinancing or replacement;

(d) Liens on assets acquired, constructed or improved by GEO or any of its Restricted Subsidiaries; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(f), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of GEO or any Restricted Subsidiary;

(e) Liens securing Indebtedness permitted by Section 6.01(i);

(f) the assignment by GEO or any of its Restricted Subsidiaries of rights under Immaterial Government Contracts pertaining to a Facility or Facilities owned by any Unrestricted Subsidiary to secure related Indebtedness of such Unrestricted Subsidiary;

(g) any Lien existing on any property or asset prior to the acquisition thereof by GEO or any Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of GEO or any Restricted Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, and (iv) such property or asset is acquired pursuant to a Permitted Acquisition or any other acquisition permitted to be made hereunder;

(h) Liens on the GEO HQ granted pursuant to a real property mortgage (and associated security instruments); provided that such Liens (i) secure solely GEO HQ Indebtedness or any obligations or liabilities under any related Hedging Agreements and (ii) shall not apply to or otherwise encumber any other property or assets of GEO or any of its Subsidiaries;

(i) Liens on property or assets of GEO or any Restricted Subsidiaries securing Incremental Equivalent Debt permitted by Section 2.01(f);

(j) Liens securing Indebtedness permitted by Section 6.01(m); provided that such Liens shall be subject to, and have the priority contemplated by, the Intercreditor Agreements;

(k) Liens securing Indebtedness permitted by Section 6.01(n); provided that such Liens shall be subject to, and have the priority contemplated by, the Intercreditor Agreements;

(l) Liens securing Indebtedness permitted by Section 6.01(o); provided that such Liens shall be subject to, and have the priority contemplated by, the Intercreditor Agreements;

(m) [reserved]; and

(n) any Lien or cash resulting from the deposit of funds into an irrevocable escrow in satisfaction of the Maturity Reserve Condition.

Section 6.03 Fundamental Changes. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). No Borrower will, nor will it permit any of its Restricted Subsidiaries to, acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property (other than assets and related rights constituting an ongoing business) to be sold or used in the ordinary course of business and Investments permitted under Section 6.04. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests, but excluding (x) obsolete or worn-out property or assets, tools or equipment no longer used or useful in its business, (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms and (z) any Disposition resulting from a Casualty Event).

Notwithstanding the foregoing provisions of this Section, if no Default shall have occurred and be continuing or would result therefrom:

(a) any Restricted Subsidiary may be merged or consolidated with or into GEO or any other Restricted Subsidiary; provided that (i) if any such transaction shall be between a Restricted Subsidiary and a Borrower, either such Borrower shall be the continuing or surviving entity, or the continuing or surviving Person (which shall be the successor to such Borrower by operation of law (which successor shall have been a Domestic Subsidiary immediately prior to such merger or consolidation) or shall be a wholly-owned Domestic Subsidiary of GEO) shall expressly assume, confirm and reaffirm its continuing obligations as a Borrower under the Loan Documents and each Guarantor, unless it is the other party to such merger or consolidation, shall have reaffirmed that its Guarantee of, and grant of any Liens as security for, the Obligations shall apply to such surviving Person’s obligations under this Agreement, in each case pursuant to a confirmation, reaffirmation or other agreements or documentation in form and substance satisfactory to the Administrative Agent and the condition described in Section 4.01(o) shall have been satisfied with respect to such continuing or surviving Person (and if any such transaction shall be between GEO and Corrections, GEO shall be the continuing or surviving entity or, if Corrections is the surviving entity, Corrections shall expressly confirm and reaffirm its continuing obligations as a Borrower under the Loan Documents (including its assumption of all such obligations with respect to all Term Loans and Incremental Term Loans) pursuant to a confirmation, reaffirmation or other agreement or documentation in form and substance satisfactory to the Administrative Agent (acting at the direction of the Required Lenders)), and (ii) if any such transaction shall be between a Restricted Subsidiary that is a Guarantor, on the one hand, and a Restricted Subsidiary that is not a Guarantor, on the other hand, such Guarantor shall be the continuing or surviving entity;

(b) any Restricted Subsidiary formed in connection with (and in contemplation of) a Permitted Acquisition may merge with and into the Person such Restricted Subsidiary was formed to acquire in connection with such Permitted Acquisition;

(c) any Restricted Subsidiary (other than Corrections) may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to GEO or any other Restricted Subsidiary; provided that if any such transaction shall be between a Restricted Subsidiary that is a Guarantor and a Restricted Subsidiary that is not a Guarantor, such Guarantor shall be the recipient of such property;

(d) the capital stock of any Subsidiary of GEO may be sold, transferred or otherwise disposed of to any Borrower or any Guarantor;

(e) GEO or any Restricted Subsidiary may sell to any Governmental Authority for fair market value (as determined by an independent appraisal or other opinion made or provided by a Person acceptable to the Administrative Agent) (or, if less, the net book value when required by such Governmental Authority) any Facility managed or operated by GEO or such Restricted Subsidiary pursuant to a Government Contract with such Governmental Authority so long as the aggregate amount of non-cash proceeds from all such sales do not exceed $25,000,000;

(f) GEO or any Restricted Subsidiary may sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof in the ordinary course of business; provided that the aggregate face or principal amount of all such accounts receivable sold at less than par value or otherwise discounted after the Effective Date shall not exceed $25,000,000;

(g) GEO or any Restricted Subsidiary may sell or otherwise dispose of assets (including to Affiliates, subject to Section 6.06) not otherwise permitted by this Section 6.03; provided that (i) such sale or disposition shall be for cash (including by Installment Sale or similar transaction involving periodic cash payments over time) for fair market value (which, if in excess of $35,000,000, shall be determined in good faith by the board of directors of GEO; provided that, if the board of directors of GEO so determines that the fair market value of such assets is equal to or greater than $50,000,000, then the fair market value shall be determined by an independent appraisal or other opinion made or provided by a valuation firm or other Person acceptable to the Administrative Agent and such appraisal or other opinion (and all supporting documentation therefor) shall be delivered to the Administrative Agent (for further distribution to the Lenders) prior to or substantially concurrently with the consummation of such Disposition) and (ii) GEO shall deliver to the Administrative Agent the certification required by the final sentence of Section 2.10(b)(ii) with respect to such Disposition;

(h) GEO or any Restricted Subsidiary may sell any property, business or assets acquired in any acquisition permitted hereunder, including any Permitted Acquisition, to the extent that the same is not related to the construction, design, operation or development of any Facility;

(i) GEO or any Restricted Subsidiary may sell Permitted Investments in the ordinary course of business;

(j) GEO or any Restricted Subsidiary may make Permitted Acquisitions;

(k) any Restricted Subsidiary may be merged or consolidated into any Unrestricted Subsidiary provided that GEO designates the continuing or surviving entity as an Unrestricted Subsidiary in compliance with Section 5.09(d) hereof;

(l) BII Holding Corporation or any of its Subsidiaries may sell Investments referred to in Section 6.04(o), and amounts owing to it or any of them under operating leases, in the ordinary course of business substantially as conducted by it or any of them prior to the time that BII Holding Corporation became a Subsidiary of GEO; and

(m) (i) GEO may sell, lease, transfer or otherwise dispose of any of its property or assets to Corrections or to any Restricted Subsidiary that is a Guarantor and (ii) Corrections may sell, lease, transfer or otherwise dispose of any of its property or assets to GEO or any Restricted Subsidiary that is a Guarantor.

For purposes of this Section 6.03, all determinations of fair market value of any Facility shall include consideration of rights under any Government Contract transferred in connection therewith.

Section 6.04 Investments. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Part B of Schedule 3.16 of the Disclosure Supplement;

(b) Permitted Acquisitions;

(c) Permitted Investments;

(d) intercompany loans made by GEO to any Loan Party and by any Loan Party to GEO or to any other Loan Party;

(e) Hedging Agreements entered into to hedge, manage or mitigate risks to which GEO or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities; provided that any Hedging Agreements benefitting from the Collateral are limited to currency exchange and interest rate swaps (including Hedging Agreements and swaps on Senior Notes or any future note issuances);

(f) operating deposit accounts with banks;

(g) to the extent they constitute Investments, contributions to Plans and Multiemployer Plans;

(h) Guarantees or other Indebtedness permitted by Section 6.01;

(i) Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(j) Investments in Unrestricted Subsidiaries, Restricted Subsidiaries that are not Guarantors, joint ventures and/or Other Consolidated Persons, in each case that satisfy the Specified Investment Conditions, in an aggregate amount not to exceed $50,000,000 at any time outstanding; provided that the amount of any Investments at any time outstanding pursuant to this Section 6.04(j) will be calculated as the aggregate amount of Investments made in such Persons, minus the aggregate amount recovered by GEO or the other Loan Parties in respect to such Investments; provided, further, that prior to making any Investment pursuant to this Section 6.04(j), GEO shall deliver to the Administrative Agent a certificate executed by the President, a Vice President or a Financial Officer of GEO certifying compliance with the Specified Investment Conditions (including clauses (i) through (iii) thereof, as applicable);

(k) additional Investments in Unrestricted Subsidiaries, Restricted Subsidiaries that are not Guarantors, joint ventures and/or Other Consolidated Persons made for the purpose of constructing or improving Facilities owned by GEO or a Subsidiary in an aggregate amount not to exceed $50,000,000 at any time outstanding (calculated as the aggregate amount of such Investments made in such Persons, minus the aggregate amount recovered by GEO or the other Loan Parties in respect to such Investments); provided that (A) all such Investments made in Persons that are not wholly-owned Unrestricted Subsidiaries shall be in the form of senior secured or unsecured loans, shall have no contractual restrictions or limitations on repayment and shall be evidenced by promissory notes delivered in pledge under the Collateral Agreement, and (B) any such Investment made in an Unrestricted Subsidiary must be made in connection with the incurrence of Indebtedness that is Non-Recourse to GEO and the Restricted Subsidiaries and the requirements of which preclude the ownership of such Facility by a Restricted Subsidiary;

(l) Investments in an aggregate amount, so long as made or paid in cash (excluding Equity Interests of GEO and/or its Subsidiaries but including the assumption of Indebtedness in connection with such Investments), made after the date hereof not exceeding the amount of Net Available Proceeds from Equity Issuances consummated after the date hereof, not used to make Permitted Acquisitions and Not Otherwise Applied;

(m) additional Investments in Persons other than Unrestricted Subsidiaries not exceeding $30,000,000 in the aggregate at any time outstanding;

(n) Investments in Subsidiaries of GEO outstanding on the Effective Date (and any replacements thereof provided that the aggregate principal amount thereof is not increased);

(o) Investments made in the ordinary course of business in customers constituting capital leases entered into with such customers;

(p) Investments in the Ravenhall Project Subsidiaries made on and after the date hereof for the purpose of maintaining or expanding the existing Facility located in Ravenhall, Australia, in an aggregate amount not exceeding A$75,000,000;

(q) Investments in Restricted Subsidiaries that are Corrections or Guarantors; and

(r) Investments in Persons that are not Affiliates or joint ventures of GEO or its Subsidiaries, nor Other Consolidated Persons, made for the purpose of acquiring, constructing or improving Facilities owned or leased by such Persons and operated by GEO or a Restricted Subsidiary pursuant to a contract that has been assigned pursuant to the Collateral Assignment, in an aggregate amount not exceeding 2.5% of consolidated total assets of GEO, its Subsidiaries and the Other Consolidated Persons (calculated on a consolidated basis without duplication in accordance with GAAP) at any time outstanding (such Investments under this clause (r), “Developmental Investments”).

For purposes of Section 6.04(m), the aggregate outstanding amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment minus (B) the aggregate amount of dividends, distributions or other payments received in cash or property in respect of such Investment; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

Section 6.05 Restricted Payments. No Borrower will, nor will any Borrower permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a) to the extent constituting a Restricted Payment, any payment on account of a “call spread,” “capped call” or similar Hedging Agreement or other transaction involving the 2026 Exchangeable Senior Notes or other convertible debt securities, made by delivery of common stock of GEO or funded from the incurrence of Indebtedness permitted by Section 6.01 to refinance such 2026 Exchangeable Senior Notes or other convertible debt securities or from the set-off, exercise or settlement of any related transaction;

(b) so long as no Default or Event of Default shall have occurred and be continuing or result therefrom, GEO may declare and make Restricted Payments in any fiscal year of GEO, in an aggregate amount that, when taken together with all other Restricted Payments made (or to be made as a result of a declaration thereof) pursuant to this clause (b) during such fiscal year, shall not exceed in the aggregate (1) $5,000,000, plus (2), commencing with the 2023 fiscal year, that portion of any such $5,000,000 in allowable Restricted Payments for each preceding fiscal year that shall not have been made during such applicable preceding fiscal year, plus (3) an additional amount, so long as made or paid in cash, equal to the aggregate amount of Net Available Proceeds of Equity Issuances of GEO received during or after the first full fiscal year of GEO ended after the Effective Date and Not Otherwise Applied;

(c) (x) Restricted Subsidiaries that are not Loan Parties may make Restricted Payments to other Restricted Subsidiaries or to GEO, and (y) Restricted Subsidiaries that are Loan Parties may make Restricted Payments to other Loan Parties;

(d) GEO may declare and pay non-cash dividends with respect to its capital stock payable in additional shares of common stock of GEO (it being understood that such non-cash dividends may be paid concurrently with any other dividends (including those payable in cash) otherwise expressly permitted to be declared and made hereunder); and

(e) GEO may (x) make Restricted Payments pursuant to and in accordance with customary stock option plans or other benefit plans established in the ordinary course of business for directors, management, employees or consultants of GEO and its Subsidiaries in any fiscal year of GEO in an aggregate amount of (1) $1,000,000, plus (2), commencing with the 2023 fiscal year, that portion of any such $1,000,000 in allowable Restricted Payments for each preceding fiscal year (commencing with the 2022 fiscal year) that shall not have been made during such applicable preceding fiscal year, plus (3) the amount of any repurchases deemed to occur upon the withholding of a portion of the equity interests or options granted or awarded to such directors, management, employees or consultants to pay for the Taxes payable by such Person upon such grant or award (or upon the vesting thereof) and (y) pay dividends upon the vesting of any awards issued under customary stock option plans or other benefit plans established in the ordinary course of business for directors, management, employees or consultants of GEO and its Subsidiaries at a time when GEO was classified as a real estate investment trust under the Code, in an aggregate amount not to exceed $3,000,000.

Section 6.06 Transactions with Affiliates. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided, that any such transactions (other than any transactions existing on the date hereof and set forth in Schedule 6.06 of the Disclosure Supplement) in excess of $10,000,000 shall be approved by the board of directors (including a majority of the independent directors) of GEO and notice thereof shall be provided by GEO to the Administrative Agent (with delivery to the Lenders) no later than fifteen (15) Business Days prior to the consummation thereof, (b) transactions between or among the Borrowers and the Restricted Subsidiaries not involving any other Affiliate, (c) transactions expressly permitted to be undertaken with or for the benefit of Affiliates by any of Sections 6.01, 6.03, and 6.04, and (d) Restricted Payments permitted by Section 6.05.

Section 6.07 Restrictive Agreements. No Borrower will, nor will it permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of GEO or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests on a pro rata basis in respect of any class of Equity Interests of such Restricted Subsidiary; provided that:

(i) the foregoing shall not apply to (x) restrictions and conditions imposed by any of the Senior Note Indentures, by law or by any Loan Document, (y) restrictions and conditions existing on the date hereof identified on Schedule 6.07 of the Disclosure Supplement (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) and (z) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder; and

(ii) clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (y) customary provisions in leases and other contracts restricting the assignment thereof and (z) customary restrictions imposed on any real estate investment trust by the terms of preferred stock issued by such real estate investment trust requiring the prior payment of dividends to its holders of such preferred stock; provided that the aggregate amount of such dividends payable on all such preferred stock containing such restrictions held by Persons other than GEO and its Restricted Subsidiaries shall not exceed $75,000 for any calendar year.

Section 6.08 Modifications of Certain Documents. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, consent to any modification, supplement or waiver of any of the provisions of any of the Senior Note Indentures without the consent of the Administrative Agent (not to be unreasonably withheld), except for the addition of guarantors in accordance with the terms of any of the Senior Note Indentures (provided that all such guarantors shall be or immediately become Guarantors) and such other modifications, supplements or waivers not materially adverse to the Administrative Agent or the Lenders.

Section 6.09 Certain Financial Covenants.

(a) Total Leverage Ratio. GEO will not permit the Total Leverage Ratio on the last day of each of GEO’s fiscal quarters to exceed 6.25:1.00.

(b) First Lien Leverage Ratio. GEO will not permit the First Lien Leverage Ratio on the last day of each of GEO’s fiscal quarters to exceed 3.50:1.00.

(c) Interest Coverage Ratio. GEO will not permit the Interest Coverage Ratio on the last day of each of GEO’s fiscal quarters to be less than 1.50 to 1.00.

Section 6.10 Limitations on Exchange and Issuance of Equity Interests. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, issue, sell or otherwise dispose of any class or series of Equity Interests that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the occurrence of any event or the lapse of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part.

Section 6.11 Nature of Business. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

Section 6.12 Impairment of Security Interest. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, take or omit to take any action, which might or would have the result of materially impairing the security interests in favor of the Administrative Agent with respect to the collateral granted in favor of the Administrative Agent for the benefit of the Secured Parties or grant to any Person (other than the Administrative Agent for the benefit of itself and the other Secured Parties pursuant to the Security Documents) any interest whatsoever in such collateral, except for Liens permitted under Section 6.02 and asset sales permitted under Section 6.03.

Section 6.13 Payments and Prepayments of Certain Debt. No Borrower will, nor will it permit any of its Restricted Subsidiaries to, cancel or forgive, make any voluntary or optional payment or prepayment on, or voluntarily or optionally redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of payment when due) any Senior Notes prior to maturity; provided, however, notwithstanding the foregoing:

(a) any of the Senior Notes may be repurchased, redeemed, acquired or defeased (A) through an in-kind exchange for Equity Interests of GEO permitted to be issued under Section 6.10, (B) with the Net Available Proceeds of any Equity Issuance Not Otherwise Applied, or (C) with the proceeds of any Indebtedness incurred to refinance all or any portion of such Senior Notes that is otherwise permitted pursuant to Section 6.01(b) or Section 6.01(h);

(b) any of the 2023 Senior Notes and the 2024 Senior Notes may be repurchased, redeemed, acquired or defeased (including any such repurchase, redemption, acquisition or defeasance made on the Effective Date) in an aggregate principal amount not to exceed $200,000,000 (inclusive of prepayments of 2023 Senior Notes and 2024 Senior Notes made on the Effective Date);

(c) any of the 2024 Senior Notes may be repurchased, redeemed, acquired or defeased in an aggregate principal amount not to exceed $50,000,000 so long as the Pro Forma First Lien Leverage Ratio after giving effect to any such repurchase, redemption, acquisition or defeasance is less than 1.75:1.00; and

(d) any of the Senior Notes may be repurchased, redeemed, acquired or defeased with any Excess Cash Flow not subject to mandatory prepayment pursuant to Section 2.10(b); provided, that the aggregate principal amount of all 2023 Senior Notes and 2024 Senior Notes repurchased, redeemed, acquired or defeased pursuant to clauses (b), (c) and (d) shall not exceed $250,000,000.

Notwithstanding anything to the contrary in this Section 6.13, no Borrower will, nor will it permit any of its Restricted Subsidiaries to, cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of payment when due) any 2024 Senior Notes or 2026 Senior Notes (other than with the Net Available Proceeds of any Equity Issuance Not Otherwise Applied) if, on the applicable date of determination, any 2024 Term Loans are outstanding.

Section 6.14 Foreign Subsidiary Unrestricted Cash. No Borrower will permit the aggregate amount of Unrestricted Cash held by Foreign Subsidiaries as of the last day of any fiscal quarter to exceed $55,000,000.

Section 6.15 REIT Status. GEO will not elect to be taxed as a real estate investment trust under Sections 856-860 of the Code.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable by any Borrower under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of GEO or any of its Restricted Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a)(i), Section 5.03 (with respect to any Borrower’s respective existence), Section 5.08, Section 5.09, Section 5.10 and Section 5.11(b) or in Article VI;

(e) GEO or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section) and such failure shall continue unremedied for a period of 30 or more days after notice thereof has been given to GEO by the Administrative Agent;

(f) GEO or any of its Restricted Subsidiaries shall fail to make any payment of principal or interest (regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace, cure or notice periods as originally in effect, without regard to any extension of any such periods);

(g) any event or condition shall occur that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to Indebtedness that becomes due as a result of (x) the voluntary sale or transfer of property or assets or any casualty in respect of property or assets or (y) the furnishing of a notice of redemption or prepayment of such Indebtedness in connection with a refinancing or replacement thereof permitted by Section 6.01 or Section 6.13;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of GEO or any of its Significant Subsidiaries or their respective debts, or of a substantial part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, administrative receiver, administrator, compulsory administrator, provisional liquidator, receiver and manager, controller or similar official for GEO or any of its Significant Subsidiaries or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) GEO or any of its Significant Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, administrative receiver, administrator, compulsory administrator, provisional liquidator, receiver and manager, controller or similar official for GEO or any of its Significant Subsidiaries or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) GEO or any of its Significant Subsidiaries shall admit in writing its inability to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount (excluding any portion thereof covered by insurance issued by a creditworthy company that has admitted liability in respect thereof) in excess of $25,000,000 shall be rendered against GEO or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of GEO or any of its Subsidiaries to enforce any such judgment, or (ii) a settlement of any shareholder litigation or shareholder derivative action shall occur requiring GEO and/or any of its Restricted Subsidiaries to make an aggregate payment of money with respect to such shareholder litigation or such shareholder derivative action (excluding any portion thereof covered by insurance issued by a creditworthy company that has admitted liability in respect thereof) in excess of $50,000,000;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of a Borrower or any of its Subsidiaries in an aggregate amount exceeding $10,000,000 in any year;

(m) any one or more Environmental Liability claims shall have been asserted against GEO or any of its Restricted Subsidiaries; GEO and its Restricted Subsidiaries would be reasonably likely to incur Environmental Liability as a result thereof; and such Environmental Liability claims could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect;

(n) a Change in Control shall occur; or

(o) any provision of this Agreement or any other Loan Document shall for any reason cease to be valid and binding on GEO or any of its Subsidiaries party thereto or any such Person shall so state in writing or the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to GEO, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, including the Prepayment Premium, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, including the Prepayment Premium (including, for the avoidance of doubt, the Make-Whole Premium), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

Section 7.02 Application of Payments.

(a) Anything herein to the contrary notwithstanding (but subject to Section 7.02(b) and to the terms of the Intercreditor Agreements), following the occurrence and during the continuance of an Event of Default all payments received by the Administrative Agent (including any payments received in respect of optional and mandatory prepayments under Section 2.10) shall be applied as follows:

(i) first, to the payment to the Administrative Agent of its costs, fees, indemnities, liabilities and expenses, if any, including reasonable out-of-pocket expenses of the Administrative Agent and the fees and expenses of its agents and its counsels;

(ii) second, (x) with respect to amounts received in respect of Common Collateral or assets or property not constituting Collateral, to the payment in full of the principal of and interest on the Loans and to provide cover for all LC Exposure as specified in Section 2.05(k), in each case ratably in accordance with the respective amounts thereof, and (y) with respect to amounts received in respect of Exclusive Collateral, first, to the payment in full of the principal of and interest on the Senior Term Loans and Revolving Credit Loans and to provide cover for all LC Exposure as specified in Section 2.05(k), in each case ratably in accordance with the respective amounts thereof, and second, to the payment in full of the principal of and interest on the Tranche 3 Loans; and

(iii) third, to GEO, or its successors or assigns, or as a court of competent jurisdiction may direct.

(b) Anything herein or in any Security Document to the contrary notwithstanding, but subject to the terms of the Intercreditor Agreements, following the occurrence and during the continuance of an Event of Default all amounts received by the Administrative Agent pursuant to the Security Documents shall be applied as follows:

(i) first, to the payment of the costs and expenses of the collection, sale or other realization pursuant to the Security Documents, including reasonable out-of-pocket costs and expenses of the Administrative Agent and the fees and expenses of its agents and counsel, and all other costs, fees, indemnities, liabilities and expenses incurred;

(ii) second, (x) with respect to amounts received in respect of Common Collateral or assets or property not constituting Collateral, to the payment in full of the Obligations, in each case (except to the extent otherwise provided in Section 2.16) equally and ratably in accordance with the respective amounts thereof then due and owing (for which purpose it is acknowledged and agreed that any obligation then due and owing to deposit cash cover in respect of outstanding Letters of Credit is an Obligation then due and owing) or as the Secured Parties holding the same may otherwise agree and (y) with respect to amounts received in respect of Exclusive Collateral, first, to the payment in full of the Obligations with respect to the Senior Term Loans, Revolving Credit Loans and Revolving Credit Commitments, in each case (except to the extent otherwise provided in Section 2.16) equally and ratably in accordance with the respective amounts thereof then due and owing (for which purpose it is acknowledged and agreed that any obligation then due and owing to deposit cash cover in respect of outstanding Letters of Credit is an Obligation then due and owing) or as the Secured Parties holding the same may otherwise agree, and second, to the payment in full of the Obligations with respect to the Tranche 3 Loans, in each case (except to the extent otherwise provided in Section 2.16) equally and ratably in accordance with the respective amounts thereof then due and owing or as the Secured Parties holding the same may otherwise agree; and

(iii) third, to the payment to GEO, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the Collateral Account pursuant to Section 2.05(k) shall be applied first to the LC Exposure outstanding from time to time and second to the other Obligations in the manner provided above in this Section 7.02(b).

ARTICLE VIII

AGENCY

Section 8.01 Administrative Agent.

(a) Each of the Lenders and the Issuing Lenders hereby irrevocably appoints Alter Domus Products Corp. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Counterparty and a potential Cash Management Bank) and each Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.02 Rights as a Lender. If the Person serving as Administrative Agent hereunder is also a Lender, such Person shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving or named as the Administrative Agent hereunder in such Person’s individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with GEO or any of its Subsidiaries or other Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 9.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to GEO or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in the final paragraph of Section 7.01 or Section 9.02);

provided that any act or omission to act taken by the Administrative Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances) shall not constitute gross negligence or willful misconduct of the Administrative Agent, (ii) in the exercise of its “sole” or “absolute” discretion as expressly provided for in this Agreement or the other Loan Documents or (iii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice stating that such notice is a “Notice of Default” and describing such Default is given to the Administrative Agent by GEO, a Lender or an Issuing Lender;

(d) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(e) Nothing herein or in any other Loan Document or related documents shall obligate the Administrative Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified.

Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, amendment, increase, renewal or extension of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance, amendment, renewal, increase or extension of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and GEO. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with GEO, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States, or other entity that serves as administrative agent in other similar syndicated credit facilities. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall such any such successor Administrative Agent be a Defaulting Lender at the time of such succession. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to GEO and such Person remove such Person as Administrative Agent and, in consultation with GEO, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date, as applicable (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired or removed) Administrative Agent (other than as provided in Section 2.15(h) and other than any rights to indemnity payments or other amounts owed to the retiring, retired or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall (to the extent not already discharged as provided above) be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between GEO and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (x) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (y) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

Section 8.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.08 Collateral and Guaranty Matters. Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (or such other Lenders (or number or percentage of the Lenders) as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as otherwise provided in this Agreement or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under the Security Documents, agree to additional obligations being secured by all or substantially all of such collateral (unless the Lien for such additional obligations shall be junior to the Lien in favor of the other obligations secured by such Security Document, in which event the Administrative Agent may consent to such junior Lien and the documentation therefor, provided that, unless such junior Lien is permitted hereunder, the Required Lenders shall have consented thereto), alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of such collateral, or release all or substantially all of the Guarantors under the Loan Documents from their

Guarantee obligations thereunder; provided, further, that no such consent shall be required, and the Administrative Agent is hereby irrevocably authorized, at its option and in its sole discretion, to release (or to confirm or further evidence the release of) (i) any Lien covering property (and to release any such Guarantor) that (x) is the subject of a disposition of property permitted hereunder, a disposition to which the Required Lenders have consented or the designation of any such Guarantor as an Unrestricted Subsidiary pursuant to Section 5.09(d), (y) at such time constitutes Excluded Property or Excluded Real Property, or (z) the release of which has been consented to by such Lenders (or such number or percentage of the Lenders) as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02, (ii) any Subsidiary from its obligations under the Loan Documents in accordance with the terms of the applicable Loan Documents if such Person ceases to be a Restricted Subsidiary or a Guarantor, as applicable, as a result of a transaction permitted under the Loan Documents or a designation pursuant to Section 5.09(d), and (iii) all of the Liens under the Loan Documents and all of the Loan Parties from their obligations under the Loan Documents, in each case under this clause (iii) upon the occurrence of the Release Date.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Loan Documents pursuant to this Section 8.08. In each case as specified in this Section 8.08, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Loan Party from its obligations under the Loan Documents, in each case in accordance with the terms of the Loan Documents and this Section 8.08.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Notwithstanding anything contained herein to the contrary, upon the written request of GEO at any time, any existing Mortgage may be released so long as (i) the Borrowers shall continue to otherwise satisfy the Material Real Property NBV Threshold requirement (whether through existing Mortgages or by the designation of one or more replacement Material Real Properties and the delivery of new Mortgages on such replacement Material Real Properties), and (ii) the Material Real Property encumbered by such Mortgage does not have a net book value that exceeds the Material Real Property Threshold.

Section 8.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (xi) of Section 9.02(b)), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 8.10 Hedge Counterparties and Cash Management Banks. Anything herein or in any other Loan Document to the contrary notwithstanding, no Cash Management Bank or Hedge Counterparty that obtains the benefits of any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its (or its Affiliate’s) capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations or obligations under Hedging Agreements of Hedge Counterparties unless the Administrative Agent has received written notice of such Cash Management Obligations or obligations under Hedging Agreements of Hedge Counterparties, as applicable, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Counterparty, as the case may be.

Section 8.11 [Reserved].

Section 8.12 Erroneous PaymentsSection 8.13 .

(a) Each Lender and each Issuing Lender hereby agrees that (i) if the Administrative Agent notifies such Lender or Issuing Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Lender from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Lender (whether or not known to such Lender or Issuing Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or Issuing Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender or any Issuing Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender and each Issuing Lender hereby further agrees that if it receives a payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender or Issuing Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender and Issuing Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender or Issuing Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender and each Issuing Lender agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrowers and each other Loan Party hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 8.12), the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party; provided that this Section 8.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Loan Parties relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided further that, for the avoidance of doubt, this clause (c) shall not apply to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Loan Parties for the purpose of a payment on the Obligations.

(d) In addition to any rights and remedies of the Administrative Agent provided by Law, each Lender or Issuing Lender hereby authorizes the Administrative Agent to, without prior written notice to any Lender or Issuing Lender, any such notice being expressly waived by such Lender or Issuing Lender to the extent permitted by applicable law, set off, net and apply any and all amounts at any time owing to such Lender or Issuing Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(e) Each party’s obligations under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments, the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document or the termination of the Loan Documents.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or e-mail, as follows:

(i) if to the Borrowers:

The GEO Group, Inc.

4955 Technology Way

Boca Raton, Florida 33431

Attention: Brian Evans

Telephone No.: 561-999-7401

Telecopy No.: 561-999-7742

Email: bevans@geogroup.com

with copies to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, Florida 33131

Attention: William C. Arnhols

Telephone No.: 305-982-5623

Telecopy No.: 305-374-5095

Email: william.arnhols@akerman.com

and

The GEO Group, Inc.

4955 Technology Way

Boca Raton, Florida 33431

Attention: Joe Negron

Telephone No.: 561-999-7350

Telecopy No.: 561-999-7647

Email: jnegron@geogroup.com

(ii) if to the Administrative Agent:

Alter Domus Products Corp.

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department – Agency, Emily Ergang Pappas and

Vincent Bonano

Telephone No.: (312) 564-5100

Telecopy No.: (312) 376-0751

Email: legal_agency@alterdomus.com,

emily.ergangpappas@alterdomus.com and

vincent.bonano@alterdomus.com

with copies (which shall not constitute notice) to:

Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, Illinois 60606

Attention: Joshua M. Spencer

Telephone No.: (312) 263-3600

Email: joshua.spencer@hklaw.com

and

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Scott Zemser

Telephone No.: (212) 560-2342

Email: szemser@mayerbrown.com

(iii) if to a Lender, to it at its address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b), shall be effective as provided in said Section 9.01(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or GEO may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in clause (i) of this sentence of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to GEO and the Administrative Agent).

(d) Platform. Each Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Lenders materials and/or information provided by, or on behalf of, GEO, its Subsidiaries and the Other Consolidated Persons hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks, DebtDomain or another similar electronic system (the “Platform”) or otherwise in accordance with the Administrative Agent’s standard practices, and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material nonpublic information with respect to GEO, its Subsidiaries or their respective securities of any of the foregoing (collectively, “MNPI”) (each, a “Public Lender”)). Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”

which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI for purposes of foreign or United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12(b)), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor,” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless GEO notifies the Administrative Agent promptly that any such document contains MNPI: (i) the Loan Documents, (ii) any notification of changes in the terms of the Commitments or the Loans and (iii) all information furnished pursuant to Section 5.01(a), (b) and (e).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATIONS ON OR THROUGH THE PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY SUCH COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY BORROWER OR ANY OF THEIR RESPECTIVE AFFILIATES, ANY SECURED PARTY OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ OR ANY OF THEIR AFFILIATES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Lender agrees that receipt of notice to it (as provided above) specifying that the communications have been posted to the Platform shall constitute effective delivery of such communications to such Lender for purposes of the Loan Documents.

Section 9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers, the Required Lenders and the Required Revolving Credit Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders and the Required Revolving Credit Lenders; provided that

(i) subject to clause (ii) below, the consent of the Required Revolving Credit Lenders shall not be separately required (provided, for the avoidance of doubt, that the consent of the Required Lenders shall be required) for:

(A) any waiver, amendment or modification of a representation, affirmative or negative covenant or Event of Default hereunder or under any other Loan Document (or any component definition thereof), except for provisions relating to: (i) the use of proceeds of Revolving Credit Loans and Letters of Credit; (ii) additional Subsidiary Guarantors, additional Foreign Subsidiaries and the designation of Restricted Subsidiaries and Unrestricted Subsidiaries; (iii) new real property Collateral; (iv) further assurances and real estate deliverables; (v) transactions with Affiliates; and (vi) Change in Control;

(B) any waiver, amendment or modification of Article II hereof, except for provisions relating to: (i) Letters of Credit, (ii) the election, calculation, repayment or prepayment of interest or fees accruing on, or the request for or funding, termination, reduction, increase or repayment of, the Revolving Credit Commitments or Revolving Credit Loans or the delivery of promissory notes, (iii) to the extent relating to the Revolving Credit

Commitments or Revolving Credit Loans, reimbursement for or other actions required in respect of increased costs, break funding payments, Taxes or illegality, (iv) pro rata treatment and sharing in respect of the Revolving Credit Commitments or Revolving Credit Loans, (v) mitigation obligations and replacement of Revolving Credit Lenders, (vi) Defaulting Lenders that are Revolving Credit Lenders, (vii) Section 2.21, (viii) Section 2.22(b) and (ix) to the extent relating to Revolving Credit Commitments or Revolving Credit Loans, Section 2.24;

(C) any waiver, amendment or modification of Article VIII hereof, except for provisions relating to the rights and obligations of Revolving Credit Lenders or Issuing Lenders;

(D) any waiver, amendment or modification of Article IX hereof, except for (i) Section 9.03 to the extent relating to expense reimbursement and indemnification obligations owing to Revolving Credit Lenders or Issuing Lenders, (ii) Section 9.04 to the extent relating to assignments of and participations in Revolving Credit Commitments or Revolving Credit Loans, (iii) Section 9.08 to the extent relating to rights of setoff by Revolving Credit Lenders or Issuing Lenders, (iv) Section 9.09 and Section 9.10, in each case to the extent relating to claims and controversies between the Loan Parties and the Revolving Credit Lenders or Issuing Lenders; (v) the rights of a Revolving Credit Lender or Issuing Lender under Section 9.13 and (vi) Section 9.14 and Section 9.15, in each case with respect to any Revolving Credit Loan or Letter of Credit;

(E) any waiver, amendment or modification of Section 2.10(b) or any similar provision in any Loan Document that does not adversely affect the timing or amount of any mandatory prepayment of Revolving Credit Loans;

(F) any waiver, amendment or modification of the requirements to incur Incremental Term Loans and Incremental Equivalent Debt pursuant to Sections 2.01(e) and 2.01(f);

(G) any waiver, amendment or modification of the terms of any Term Loan (including, but not limited to, any amendment or modification to the interest, fees, maturity, lien priority and mandatory prepayments thereof);

(H) any waiver, amendment or modification of the rights, duties, responsibilities, obligations or indemnities of the Administrative Agent or any Issuing Lender (subject to Section 9.02(b)(iii)); and

(I) any waiver, amendment or modification of Section 9.04 relating solely to Term Loans:

(ii) no such agreement shall:

(A) increase any Commitment of any Lender without the written consent of such Lender (it being understood that the waiver of a condition precedent set forth in Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of Commitments, in each case shall not constitute an increase of any Commitment of any Lender);

(B) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (it being understood that the waiver of any Default or Event of Default shall not constitute such a reduction);

(C) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (in each case, for the avoidance of doubt, excluding amendments to Section 2.10(b)(i) or (ii)), without the written consent of each Lender directly affected thereby (it being understood that the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of Commitments, in each case shall not constitute such a postponement, reduction, waiver or excusal);

(D) change Section 2.16(c) or (d) or any similar provision in any Loan Document without the written consent of each Lender directly affected thereby;

(E) change any of the provisions of this Section 9.02(b) or the percentage in the definition of the term “Required Lenders”, “Required Revolving Credit Lenders” or any other provision hereof expressly specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender adversely affected thereby;

(F) permit any subordination of the principal or interest on any Loan or the obligation of the Borrowers to reimburse the Issuing Lender pursuant to Section 2.05(f) for all LC Disbursements, without the prior written consent of each Lender adversely affected thereby;

(G) release the Borrowers from their obligations under the Loan Documents (other than as specifically permitted or contemplated in this Agreement) without the prior written consent of each Lender;

(H) permit any assignment (other than as specifically permitted or contemplated in this Agreement or the other Loan Documents) of any of the Borrowers’ rights and obligations hereunder without the prior written consent of each Lender;

(I) (a) release (x) all or substantially all of the Collateral in any transaction or series of related transactions or (y) other than in connection with (1) the release of a Mortgage pursuant to and in accordance with the last paragraph of Section 8.08 or (2) a Disposition of the Collateral thereunder permitted by this Agreement, any of the Mortgages (it being understood that any (A) modification of the definition of the term “Material Real Property” or (B) exercise of discretion by the Administrative Agent in accordance with the express terms of this Agreement, in each case shall not constitute such a release), or (b) amend, modify, terminate or waive any provision of any Loan Document and release any guarantees or Liens or pledges in connection therewith so as to (x) release the Liens of the Secured Parties in all or substantially all of the Collateral or release all or substantially all of the value of the Guarantors’ obligations under the Guaranty Agreement or subordinate the rights or claims of the Secured Parties with respect thereto, or (y) permit the release or Disposition of all or substantially all of the outstanding Equity Interests, all or substantially all of the assets, or all or substantially all of the business of, GEO, the Borrowers and their Subsidiaries, taken as a whole, in each case, other than, in each case, the payment in full, in cash, of the Obligations, in each case under clauses (a) and (b) without the prior written consent of each Lender;

(J) change Section 2.10(b)(v) or Section 7.02 or Section 5.4 of the Collateral Agreement in a manner that would alter the application of payments required thereby, without the written consent of each Lender adversely affected thereby;

(K) subordinate any of the Obligations hereunder to any other Indebtedness or other Obligations in any transaction or series of transactions or subordinate the Liens on the Collateral securing the Obligations to Liens securing any other Obligation in any transaction or series of transactions (including, without limitation, Indebtedness issued under this Agreement) without the written consent of each Lender directly affected thereby;

(L) change Section 5.09(a) or (d) or Section 8.08 (or any defined term used therein) in any manner adverse to the Lenders, without the written consent of each Lender (it being understood and agreed that the extension of any deadline set forth in Section 5.09(a) in accordance with the terms thereof shall not constitute a change in Section 5.09(a));

(M) (a) change the amount set forth in Section 6.04(j) or (k), without the written consent of the Required Supermajority Lenders or (b) except as set forth in the foregoing clause (a), change Section 6.04(j) or (k), without the written consent of each Lender affected thereby;

(N) change the definition of “Material Intellectual Property” or the definition of “Specified Investment Conditions” without the written consent of each Lender;

(O) change Section 6.15 hereunder without the written consent of each Lender; or

(P) change clause (C) of the third-to-last paragraph of Section 9.04(b) hereunder without the written consent of each Lender affected thereby; and

(iii) no such agreement shall amend, modify or otherwise affect the rights, duties responsibilities, obligations or indemnities of the Administrative Agent or any Issuing Lender hereunder without the prior written consent of the Administrative Agent or such Issuing Lender, respectively.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender (it being understood that the waiver of a condition precedent set forth in Section 4.02 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of Commitments, in each case shall not constitute an increase or extension of any Commitment of any Lender) and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any other language to the contrary contained herein, with respect to any amendment, waiver or modification to which the Administrative Agent’s consent is not required, the parties agree to deliver to the Administrative Agent a copy of each such amendment, waiver or modification; provided that, (i) no party shall be liable for its failure to comply with this sentence and (ii) the Administrative Agent shall not be bound by any such amendment unless and until it has received a copy thereof.

(c) Amend and Extend. Notwithstanding anything contained herein to the contrary, any amendment or modification that extends the date required for the payment of principal of any Loan of any Class and/or the termination date for any Commitment of any Class (which amendment or modification may but shall not be required to include increasing the Applicable Rate for any Lender that agrees to such extension for its Loans and/or Commitments of such Class (a “Consenting Lender”)) shall require only the consents of (i) the Borrowers and the Guarantors, (ii) such Consenting Lender, (iii) the Required Lenders of such Class, (iv) the Administrative Agent and (v) if such Class includes Revolving Credit Loans and/or Revolving Credit Commitments and each Issuing Lender affected thereby. No such extension shall apply to any Loan or any Commitment of any Lender that is not a Consenting Lender.

(d) Waivers of Certain Conditions. Anything in this Agreement to the contrary notwithstanding, (x) no waiver or modification of any provision of this Agreement that has the effect (either immediately or at some later time) of enabling any Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class for purposes of the Commitments of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, and (y) no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification.

Section 9.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers, jointly and severally, agree to pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel (including Counsel and local counsel in each relevant jurisdiction) for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit, or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender (including the reasonable fees, charges and disbursements of (A) one primary outside counsel for each of (1) the Administrative Agent (which shall include applicable Counsel (or such other counsel as may be designated Administrative Agent)), (2) the Revolving Credit Lenders, the Tranche 2 Lenders and the Tranche 3 Lenders, taken together (which shall include applicable Counsel (or such other counsel as may be designated by such Lenders)), and (3) the Tranche 1 Lenders (which shall include Gibson, Dunn & Crutcher LLP (or such other counsel as may be designated by the Required Tranche 1 Lenders)) and (B) one local counsel in each relevant jurisdiction as reasonably required), in connection with the enforcement or protection of its rights, whether in any action, work-out, restructuring, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by the Borrowers. The Borrowers agree, jointly and severally, to indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) and any payments that the Administrative Agent is required to make under any indemnity issued to any bank to which remittances in respect of Accounts (as defined in the UCC), as defined in the Collateral Agreement, are to be made, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their respective Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) except with respect to the Administrative Agent and its Related Parties, result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim addressed in Section 2.15 hereof.

(c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under Sections 9.03(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or an Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

Section 9.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with Section 9.04(b), (ii) by way of participation in accordance with Section 9.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.04(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, each Issuing Lender, Participants, to the extent provided in Section 9.04(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to any Person; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts; Resulting Commitments.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;

(B) in any case not described in Section 9.04(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, in the case of any assignment in respect of a Revolving Credit Commitment or a Refinancing Revolving Commitment, $1,000,000, in the case of any assignment in respect of any Term Loan Commitment, an Incremental Term Loan Commitment or a Refinancing Term Loan Commitment, in each case unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, GEO otherwise consents (each such consent not to be unreasonably withheld or delayed); and

(C) immediately after giving effect to any such assignment of Revolving Credit Commitments, with respect to each of the assignor Lender and the assignee Lender, such Lender’s Revolving Credit Exposure shall not exceed its Revolving Credit Commitment.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of different Classes of Commitments on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment to a Lender, an Affiliate of a Lender or an Approved Fund except to the extent required by Section 9.04(b)(i)(B) and, in addition:

(A) the consent of GEO (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that GEO shall be deemed to have given its consent ten days after the date a request therefor has been delivered by the Administrative Agent unless such consent is expressly refused in writing by GEO prior to such tenth day;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Credit Commitment, a Term Loan Commitment or an Incremental Term Loan Commitment no part of which has been utilized if such assignment is to a Person that is not a Lender with a Commitment of such Class, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) a Term Loan Commitment, a Term Loan or an Incremental Term Loan Commitment which has been utilized to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent(s) of the relevant Issuing Lender(s) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of each Issuing Lender shall be required for any assignment in respect of the Revolving Credit Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived in the sole discretion of the Administrative Agent), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(v) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vi) No Assignment to Defaulting Lender. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (vi).

(vii) Limitations on Assignments to GEO and its Affiliates. No such assignments shall be made to GEO or any of its Affiliates, except, solely with respect to Term Loans, as otherwise provided below in this Section.

(viii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of GEO and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (viii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Notwithstanding anything to the contrary contained in this Section 9.04, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, each Term Lender shall have the right at any time (or, with respect to a Tranche 2 Lender, subject to the terms of the Exchange Amendment) to sell, assign or transfer all or a portion of the Term Loans owing to it to GEO (but not any Subsidiary of GEO) on a non-pro rata basis (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan) pursuant to (x) one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans (provided that, (A) notice of the Auction shall be made to all Term Lenders, as applicable, and (B) the Auction shall be conducted pursuant to such procedures which are consistent with this Section 9.04(b) as the Auction Manager may establish and otherwise reasonably acceptable to GEO, the Auction Manager, and the Administrative Agent) or (y) open market purchases, in each case subject to the following additional limitations: (A) with respect to all purchases made by GEO pursuant to this Section 9.04(b), (I) GEO shall deliver to the Auction Manager, if applicable, a certificate of the President, a Vice President or a Financial Officer of GEO stating that no Default has occurred and is continuing or would result from such purchase, (II) GEO shall not, directly or indirectly, use the proceeds of any Revolving Credit Loans to acquire any Term Loan, (III) GEO shall disclose in writing to the assigning Lender (prior to the entering into of an Assignment and Assumption or other agreement in respect of such assignment) its identity as the purchaser of such Term Loans, as applicable, and (IV) the assigning Lender and the Borrowers shall execute and deliver to the Auction Manager, if applicable, an Assignment and Assumption; (B) immediately upon the consummation of any purchase by GEO pursuant to this Section 9.04(b), all Term Loans so repurchased shall, without further action by any Person, be deemed cancelled by the full par value of the aggregate principal amount of the Term Loans so purchased and cancelled for all purposes and no longer outstanding (and, for the avoidance of doubt, may not be resold by GEO), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (I) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document (and each principal repayment installment with respect to the Term Loans, as applicable, pursuant to Section 2.09(a) shall be reduced pro rata by the full par value of the aggregate principal amount of Term Loans so purchased and cancelled), (II) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (III) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document; and (C) the purchase price paid by GEO in connection with any such purchases shall be paid only in cash. In connection with any Term Loans purchased and cancelled pursuant to this Section 9.04(b), Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), any “know your customer” information requested by the Administrative Agent, the processing and recordation fee referred to in Section 9.04(b)(iv) and any written consent to such assignment required by Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this Section 9.04(b).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.04(c), from and after the effective date specified in each Assignment and Assumption, which, for the avoidance of doubt, shall be the date of recordation in the Register, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be (x) entitled to the benefits of Section 2.14, Section 2.15 and Section 9.03 and (y) obligated pursuant to Section 2.17(g), in each case with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by GEO or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or any Borrower or any of the Borrowers’ respective Affiliates or Subsidiaries) in all or a portion (provided that any such portion shall not be less than $5,000,000, in the case of any participation in respect of a Revolving Credit Commitment or Refinancing Revolving Credit Commitment, or $1,000,000, in the case of any participation in respect of a Term Loan Commitment, an Incremental Term Loan Commitment or a Refinancing Term Loan Commitment) of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which would reduce the principal of or the interest rate on any Loan or the obligation of the Borrowers to reimburse any Borrowing, extend the term or increase the amount of the applicable Commitment of such Lender, reduce the amount of any fees to which such Participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release substantially all of the collateral granted in favor of the Administrative Agent for the benefit of the Secured Parties, in any such case in a manner that would affect such Participant. Subject to Section 9.04(e), the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16(d) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. This Section 9.04(d) shall be construed so that the Loans and other obligations hereunder are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any other relevant or successor provisions of the Code or such regulations), including Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.13 and Section 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with GEO’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless GEO is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.15(e) and (g) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Survival. All covenants, agreements, representations and warranties made by any of the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance, amendment, renewal or extension of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated. The provisions of Section 2.13, Section 2.14, Section 2.15 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06 Counterparts; Integration; Effectiveness; Borrower Assignment Agreements.

(a) Counterparts; Integration; Effectiveness. This Agreement (and any amendment hereto or waiver hereunder) may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided, however, that any confidentiality agreement or non-disclosure agreement between GEO or any of its Affiliates and any Lender entered into in connection with the Effective Date Transactions will survive the entry into this Agreement and will continue in full force and effect, subject to the terms thereof, notwithstanding any of the terms hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or in “Portable Document Format” shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Borrower Assignment Agreements. Each Lender executing this Agreement shall become a party hereto by delivering to the Administrative Agent (i) a counterpart of this Agreement duly executed by such Lender or (ii) a Borrower Assignment Agreement duly executed by such Lender and GEO, and, by executing this Agreement or a Borrower Assignment Agreement, each such Lender agrees to be bound by the provisions hereof as a Lender hereunder.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Lender, irrespective of whether or not such Lender or such Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates may have. Each Lender and each Issuing Lender agrees to notify GEO and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.09 Governing Law; Jurisdiction; Etc.

(a) Governing Law. This Agreement and the other Loan Documents (other than as expressly set forth in any such other Loan Documents) and any claim, controversy or dispute arising under or related to this Agreement and the other Loan Documents (other than as expressly set forth in any such other Loan Documents), whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Submission to Jurisdiction. Each Borrower irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of the Supreme Court of the State of New York and of the United States District Court for the Southern District of New York, in each case sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any of its respective properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Treatment of Certain Information; Confidentiality.

(a) Treatment of Certain Information. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to GEO or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrowers hereby authorize each Lender to share any information delivered to such Lender by GEO or any of its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of Section 9.12(b) as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b) Confidentiality. Each of the Administrative Agent, the Issuing Lenders and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (vii) on a confidential basis to (A) any rating agency in connection with rating GEO and its Subsidiaries or the credit facilities established or documented under this Agreement or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities established or documented under this Agreement, (viii) with the consent of GEO or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Lender or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than GEO.

For purposes of this Section, “Information” means (x) all information received from the Borrowers or any of their respective Subsidiaries relating to the Borrowers or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any of their respective Subsidiaries; provided that, in the case of information received from the Borrowers or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential and (y) all information relating to the Effective Date Transactions and the Senior Note Exchange Transactions, including, but not limited to, the parties to any exchanges, assignments or related transactions and the amounts so exchanged or assigned. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13 USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, such Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name, address and tax identification number of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with said Patriot Act. Each Borrower hereby agrees to provide and verify any such required information promptly following the written request therefor by the Administrative Agent or any Lender.

Section 9.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.14 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender.

Section 9.15 Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Lenders could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrowers in respect of any such sum due from them to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrowers hereby, as a separate obligation and notwithstanding any such judgment, agree to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

Section 9.16 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.17 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.17, the following terms have the following meanings:

(i) “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D) .

Section 9.18 Prepayment Premium(i) . It is understood and agreed that the Prepayment Premium applicable at the time of a Prepayment Premium Trigger Event shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Tranche 1 Lender’s lost profits as a result thereof. Any Prepayment Premium payable under the terms of this Agreement shall be presumed to be the liquidated damages sustained by each Tranche 1 Lender as the result of the early termination, and each Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium (if any) shall also become due and payable under this Agreement in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means or the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code of the United States. In the event the Prepayment Premium is determined not to be due and payable by order of any court of competent jurisdiction, including by operation any Debtor Relief Laws, despite such a triggering event having occurred, the Prepayment Premium shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH SUCH PREPAYMENT OR ACCELERATION. Each Borrower expressly agrees (to the fullest extent that it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then-prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Tranche 1 Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) each Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to the Tranche 1 Lenders as herein described is a material inducement to the Tranche 1 Lenders to provide the Tranche 1 Loan Commitments and make the Tranche 1 Loans. For the avoidance of doubt, the Administrative Agent shall have no obligation to calculate, or to verify any Borrower’s or any Tranche 1 Lender’s calculation of, any Prepayment Premium due under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE GEO GROUP, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Senior Vice President and Chief
Financial Officer

GEO CORRECTIONS HOLDINGS, INC.

By:	/s/ Brian R. Evans
Name:	Brian R. Evans
Title:	Vice President & Chief Financial Officer

Credit Agreement – The GEO Group, Inc.

ALTER DOMUS PRODUCTS CORP.,
as Administrative Agent

By:	/s/ Pinju Chiu
Name:	Pinju Chiu
Title:	Associate Counsel

By:
Name:
Title:

Credit Agreement – The GEO Group, Inc.

[•],
as [Tranche [•] Lender][Revolving Credit Lender][Issuing Lender]

By:
Name:
Title:

Credit Agreement – The GEO Group, Inc.

[DISCLOSURE SUPPLEMENT AND EXHIBITS TO BE CIRCULATED UNDER SEPARATE COVER]

EXHIBIT A-1

to

Credit Agreement

dated as of August 19, 2022

by and among

The GEO Group, Inc. and

GEO Corrections Holdings, Inc.,

as Borrowers,

the lenders party thereto,

as Lenders,

and

Alter Domus Products Corp.,

as Administrative Agent

FORM OF REVOLVING CREDIT LOAN NOTE

[FORM OF]

REVOLVING CREDIT LOAN PROMISSORY NOTE

$[___________]	[DATE]
New York, New York

FOR VALUE RECEIVED, The GEO Group, Inc., a Florida corporation (“GEO”) and GEO Corrections Holdings, Inc., a Florida corporation (“Corrections”), hereby jointly and severally promise to pay to [NAME OF LENDER] (the “Lender”), at such of the offices of the Administrative Agent as shall be notified to GEO from time to time, the principal sum of [DOLLAR AMOUNT] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to GEO or Corrections under the Credit Agreement referred to below), in Dollars and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Credit Loan made by the Lender to GEO or Corrections, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of GEO or Corrections to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Credit Loans made by the Lender.

This Promissory Note evidences Revolving Credit Loans under the Credit Agreement dated as of August 19, 2022 (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) among GEO, Corrections, the lenders party thereto (including the Lender) and Alter Domus Products Corp., as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Revolving Credit Loans upon the terms and conditions specified therein.

To the extent permitted by applicable law, each of GEO and Corrections hereby waives presentment, demand, protest or notice of any kind in connection with this Promissory Note. Except as permitted by Section 9.04 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the conflicts of law principles thereof.

[Signature Page Follows.]

A-1-1

THE GEO GROUP, INC.

By:
Name:
Title:

GEO CORRECTIONS HOLDINGS, INC.

By:
Name:
Title:

A-1-2

SCHEDULE TO REVOLVING CREDIT LOAN PROMISSORY NOTE

This Promissory Note evidences a Revolving Credit Loan made, continued or converted under the within-described Credit Agreement to GEO or Corrections, on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

A-1-3

EXHIBIT A-2

to

Credit Agreement

dated as of August 19, 2022

by and among

The GEO Group, Inc. and

GEO Corrections Holdings, Inc.,

as Borrowers,

the lenders party thereto,

as Lenders,

and

Alter Domus Products Corp.,

as Administrative Agent

FORM OF TRANCHE 1 LOAN NOTE

[FORM OF]

TRANCHE 1 LOAN PROMISSORY NOTE

$[___________]	[DATE]
New York, New York

FOR VALUE RECEIVED, The GEO Group, Inc., a Florida corporation (“GEO”), hereby promises to pay to [NAME OF LENDER] (the “Lender”), at such of the offices of the Administrative Agent as shall be notified to GEO from time to time, the principal sum of [DOLLAR AMOUNT] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche 1 Loans made by the Lender to GEO under the Credit Agreement referred to below), in Dollars and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Tranche 1 Loan, at such office, in like money and funds, for the period commencing on the date such Tranche 1 Loan is made until such Tranche 1 Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Tranche 1 Loan made by the Lender to GEO, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of GEO to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Tranche 1 Loans made by the Lender.

This Promissory Note evidences Tranche 1 Loans made by the Lender under the Credit Agreement dated as of August 19, 2022 (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) among GEO, GEO Corrections Holdings, Inc., the lenders party thereto (including the Lender) and Alter Domus Products Corp., as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Tranche 1 Loans upon the terms and conditions specified therein.

To the extent permitted by applicable law, GEO hereby waives presentment, demand, protest or notice of any kind in connection with this Promissory Note. Except as permitted by Section 9.04 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the conflicts of law principles thereof.

[Signature Page Follows.]

A-2-1

THE GEO GROUP, INC.

By:
Name:
Title:

A-2-2

SCHEDULE TO TRANCHE 1 LOAN PROMISSORY NOTE

This Promissory Note evidences a Tranche 1 Loan made, continued or converted under the within-described Credit Agreement to GEO on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

A-2-3

EXHIBIT A-3

to

Credit Agreement

dated as of August 19, 2022

by and among

The GEO Group, Inc. and

GEO Corrections Holdings, Inc.,

as Borrowers,

the lenders party thereto,

as Lenders,

and

Alter Domus Products Corp.,

as Administrative Agent

FORM OF TRANCHE 2 LOAN NOTE

[FORM OF]

TRANCHE 2 LOAN PROMISSORY NOTE

$[___________]	[DATE]
New York, New York

FOR VALUE RECEIVED, The GEO Group, Inc., a Florida corporation (“GEO”), hereby promises to pay to [NAME OF LENDER] (the “Lender”), at such of the offices of the Administrative Agent as shall be notified to GEO from time to time, the principal sum of [DOLLAR AMOUNT] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche 2 Loans made by the Lender to GEO under the Credit Agreement referred to below), in Dollars and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Tranche 2 Loan, at such office, in like money and funds, for the period commencing on the date such Tranche 2 Loan is made until such Tranche 2 Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Tranche 2 Loan made by the Lender to GEO, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of GEO to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Tranche 2 Loans made by the Lender.

This Promissory Note evidences Tranche 2 Loans made by the Lender under the Credit Agreement dated as of August 19, 2022 (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) among GEO, GEO Corrections Holdings, Inc., the lenders party thereto (including the Lender) and Alter Domus Products Corp., as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Tranche 2 Loans upon the terms and conditions specified therein.

To the extent permitted by applicable law, GEO hereby waives presentment, demand, protest or notice of any kind in connection with this Promissory Note. Except as permitted by Section 9.04 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the conflicts of law principles thereof.

[Signature Page Follows.]

A-3-1

THE GEO GROUP, INC.

By:
Name:
Title:

A-3-2

SCHEDULE TO TRANCHE 2 LOAN PROMISSORY NOTE

This Promissory Note evidences a Tranche 2 Loan made, continued or converted under the within-described Credit Agreement to GEO on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

A-3-3

EXHIBIT A-4

to

Credit Agreement

dated as of August 19, 2022

by and among

The GEO Group, Inc. and

GEO Corrections Holdings, Inc.,

as Borrowers,

the lenders party thereto,

as Lenders,

and

Alter Domus Products Corp.,

as Administrative Agent

FORM OF TRANCHE 3 LOAN NOTE

[FORM OF]

TRANCHE 3 LOAN PROMISSORY NOTE

$[___________]	[DATE]
New York, New York

FOR VALUE RECEIVED, The GEO Group, Inc., a Florida corporation (“GEO”), hereby promises to pay to [NAME OF LENDER] (the “Lender”), at such of the offices of the Administrative Agent as shall be notified to GEO from time to time, the principal sum of [DOLLAR AMOUNT] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche 3 Loans made by the Lender to GEO under the Credit Agreement referred to below), in Dollars and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Tranche 3 Loan, at such office, in like money and funds, for the period commencing on the date such Tranche 3 Loan is made until such Tranche 3 Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Tranche 3 Loan made by the Lender to GEO, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Promissory Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of GEO to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Tranche 3 Loans made by the Lender.

This Promissory Note evidences Tranche 3 Loans made by the Lender under the Credit Agreement dated as of August 19, 2022 (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”) among GEO, GEO Corrections Holdings, Inc., the lenders party thereto (including the Lender) and Alter Domus Products Corp., as Administrative Agent. Terms used but not defined in this Promissory Note have the respective meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Promissory Note upon the occurrence of certain events and for prepayments of Tranche 3 Loans upon the terms and conditions specified therein.

To the extent permitted by applicable law, GEO hereby waives presentment, demand, protest or notice of any kind in connection with this Promissory Note. Except as permitted by Section 9.04 of the Credit Agreement, this Promissory Note may not be assigned by the Lender to any other Person.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to the conflicts of law principles thereof.

[Signature Page Follows.]

A-4-1

THE GEO GROUP, INC.

By:
Name:
Title:

A-4-2

SCHEDULE TO TRANCHE 3 LOAN PROMISSORY NOTE

This Promissory Note evidences a Tranche 3 Loan made, continued or converted under the within-described Credit Agreement to GEO on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the continuations, conversions and payments and prepayments of principal set forth below:

Date	Principal Amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period (if any)	Amount Paid, Prepaid, Continued or Converted	Notation Made by

A-4-3

EXHIBIT B

to

Credit Agreement

dated as of August 19, 2022

by and among

The GEO Group, Inc. and

GEO Corrections Holdings, Inc.,

as Borrowers,

the lenders party thereto,

as Lenders,

and

Alter Domus Products Corp.,

as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	_______________________________

2.	Assignee:	_______________________________ [and is an Affiliate/Approved Fund[1] of [________] (an existing Lender)]

3.	Borrowers:	The GEO Group, Inc. (“GEO”) and GEO Corrections Holdings, Inc. (“Corrections”)

4.	Administrative Agent:	Alter Domus Products Corp., as administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The Credit Agreement dated as of August 19, 2022 among GEO, Corrections, the Lenders party thereto and Alter Domus Products Corp., as Administrative Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned		Percentage Assigned of Commitment/Loans[2]		CUSIP Number
Revolving Credit Commitment	$	_____________	$	_____________	____________	%
Tranche 1 Loan	$	_____________	$	_____________	____________	%
Tranche 2 Loan	$	_____________	$	_____________	____________	%
Tranche 3 Loan	$	_____________	$	_____________	____________	%

Effective Date: _____________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 12 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

By:
Name:
Title:

[Consented to and]3 Accepted:

ALTER DOMUS PRODUCTS CORP., as

Administrative Agent

By:
Name:
Title:

[Consented to:][4]

THE GEO GROUP, INC.

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of GEO is required by the terms of the Credit Agreement.

[Consented to:]5

[Name of Issuing Lender], as Issuing Lender

By:
Name:
Title:

[5]	To be added only if the consent of the Issuing Lender(s) is required by the terms of the Credit Agreement.

B-5

ANNEX 1

CREDIT AGREEMENT DATED AS OF AUGUST 19, 2022

AMONG THE GEO GROUP, INC. AND GEO CORRECTIONS HOLDINGS, INC., AS

BORROWERS, THE LENDERS PARTY THERETO, ALTER DOMUS PRODUCTS CORP., AS

ADMINISTRATIVE AGENT, AND THE OTHER PARTIES THERETO

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, or any collateral thereunder, (iii) the financial condition of the Borrowers or any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers or any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b) of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

[Remainder of page intentionally left blank.]

EXHIBIT C

to

Credit Agreement

dated as of August 19, 2022

by and among

The GEO Group, Inc. and

GEO Corrections Holdings, Inc.,

as Borrowers,

the lenders party thereto,

as Lenders,

and

Alter Domus Products Corp.,

as Administrative Agent

FORM OF JOINDER AGREEMENT

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of [DATE] (this “Agreement”), to the Collateral Agreement referred to below is entered into by and among [NAME], a [ENTITY] organized under the laws of [STATE] (the “New Subsidiary”), [NAME], a [ENTITY] organized under the laws of [STATE] (the “Pledgor”), and ALTER DOMUS PRODUCTS CORP., as administrative agent (the “Administrative Agent”) under the Credit Agreement referred to below. All capitalized terms used and not defined herein shall have the meanings given thereto in the Credit Agreement or the applicable Security Document referred to therein.

Statement of Purpose

The GEO Group, Inc., GEO Corrections Holdings, Inc., the Lenders and the Administrative Agent are parties to the Credit Agreement dated as of August 19, 2022 (as supplemented hereby and as otherwise amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). In connection with the Credit Agreement, the Borrowers, certain of the Restricted Subsidiaries and the Administrative Agent have also entered into the Collateral Agreement referred to therein. In addition, the Borrowers and the Restricted Subsidiaries may from time to time be obligated to the Hedge Counterparties in respect of one or more Hedging Agreements and to the Cash Management Banks in respect of one or more Cash Management Obligations.

Pursuant to ____________ the Pledgor has acquired Equity Interests in the New Subsidiary.6 In connection with the Credit Agreement, the New Subsidiary is required to execute, among other documents, a joinder agreement in order to become a Grantor under the Collateral Agreement and the Pledgor is required to execute, among other things, a joinder agreement or supplement, in order to pledge (and reaffirm its pledge under the Collateral Agreement)______ percent (___%) of the capital stock or other equity interests in the New Subsidiary.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1.01 Collateral Agreement Joinder.

(a) Joinder to the Collateral Agreement.

i) In order to secure the Credit Agreement in accordance with the terms thereof, and to secure the payment and performance of all of the Obligations, the New Subsidiary hereby grants to the Administrative Agent, for the ratable benefit of itself and the other Secured Parties, a continuing security interest in and to all of the New Subsidiary’s right, title and interest in and to all Collateral whether now or hereafter owned or acquired by the New Subsidiary or in which the New Subsidiary now has or hereafter has or acquires any rights, and wherever located (the “New Collateral”).

[6]	Insert description of agreement or transaction relating to acquisition or creation of New Subsidiary.

ii) The security interests created hereby are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or transfer to the Administrative Agent or any other Secured Party any obligation or liability, or in any way affect or modify, any obligation or liability of the New Subsidiary with respect to any of the New Collateral or any transaction in connection therewith.

iii) The New Subsidiary hereby agrees that it is a party to the Collateral Agreement as if an original signatory thereof, and the New Subsidiary shall comply with all of the terms, covenants, conditions and agreements and hereby makes each representation and warranty, in each case set forth therein. The New Subsidiary hereby agrees that each reference to a “Grantor” or the “Grantors” in the Collateral Agreement and other Loan Documents shall include the New Subsidiary. The New Subsidiary agrees that “Collateral” as used therein shall include all New Collateral and “Collateral Agreement” or “Agreement” as used therein shall mean the Collateral Agreement as supplemented hereby.

(b) Filing Information and Perfection.

i) Attached hereto as Annex A are Schedules to the Collateral Agreement including all required information with respect to the New Subsidiary and the New Collateral.

ii) Without limiting Section 4.13 or any other provision of the Collateral Agreement, the New Subsidiary hereby agrees that it shall deliver to the Administrative Agent such certificates or other documents and take such other action as the Administrative Agent shall reasonably request in order to effectuate the terms hereof and of the Collateral Agreement.

(c) Additional Pledge.

i) The Pledgor hereby confirms and reaffirms the security interest in the Collateral granted to the Administrative Agent, for the ratable benefit of itself and the other Secured Parties, under the Collateral Agreement and, as additional collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations and in order to induce the Lenders to make (or continue) their extensions of credit under the Credit Agreement, to induce the Hedge Counterparties to make (or continue) the Hedging Agreements and to induce the Cash Management Banks to enter into (or continue) the definitive documentation for the Cash Management Obligations, the Pledgor hereby [delivers to the Administrative Agent, for the ratable benefit of itself and the other Secured Parties, all of the issued and outstanding shares of capital stock of the New Subsidiary listed on Annex B, together with all stock certificates, options, or rights of any nature whatsoever which may be issued or granted by the New Subsidiary in respect of such stock (the “Additional Investment Property”; as used in the Collateral Agreement as supplemented hereby, “Investment Property” shall be deemed to include the Additional Investment

Property) and hereby grants to the Administrative Agent, for the ratable benefit of itself and the other Secured Parties, a first priority security interest in the Additional Investment Property and all Proceeds thereof.] [grants to the Administrative Agent, for the ratable benefit of itself and the other Secured Parties, a first priority security interest in the entire partnership or membership interest of Pledgor (the “Additional Partnership/LLC Interest”) in the New Subsidiary listed on Annex B and all Proceeds thereof; as used in the Collateral Agreement as supplemented hereby, “Partnership/LLC Interests” shall be deemed to include the Additional Partnership/LLC Interest.]

ii) The Pledgor hereby represents and warrants, with respect to itself, that the representations and warranties contained in Article III of the Collateral Agreement are true and correct on and as of the date of this Agreement with references therein to the [“Investment Property” to include the Additional Investment Property] [“Partnership/LLC Interests” to include the Additional Partnership/LLC Interest], with references therein to the “Subsidiary Issuer” to include the New Subsidiary, with references to the “Grantor” to mean the Pledgor and with references therein to any “Schedule” to include the applicable supplemental or updated information set forth in Annex A.

(d) Further Assurances. Without limiting Section 4.13 or any other provision of the Collateral Agreement, the Pledgor hereby agrees to deliver to the Administrative Agent such certificates and other documents and take such other action as shall be reasonably requested by the Administrative Agent in order to effectuate the terms hereof and of the Collateral Agreement.

2.01 Effectiveness. This Agreement shall become effective upon receipt by the Administrative Agent of (i) counterparts hereof executed by the New Subsidiary and the Pledgor, (ii) the Additional Investment Property or the Additional Partnership/LLC Interest, as applicable, and the other agreements and documents required to be delivered pursuant to Section 1.01 and (iii) any other agreement or document required to be delivered in accordance with Section 5.09 of the Credit Agreement (including, without limitation, any other agreement or document required to be delivered in connection with any Security Document).

3.01 General Provisions.

(a) Acknowledgement. Each of the Pledgor and the New Subsidiary hereby acknowledges that it has received a copy of the Loan Documents (as in effect on the date hereof) and that it has read and understands the terms thereof.

(b) Limited Effect. Except as supplemented hereby, each Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Administrative Agent or any other Secured Party may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(c) Costs and Expenses. The New Subsidiary hereby agrees that it shall pay or cause to be paid all reasonable and customary out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Agreement including, without limitation, the reasonable fees and disbursements of counsel.

(d) Counterparts. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts (including by telecopy or by electronic transmission) and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(e) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

[Signature Pages Follow.]

IN WITNESS WHEREOF the undersigned hereby causes this Agreement to be executed and delivered as of the date first above written.

NEW SUBSIDIARY:

[NEW SUBSIDIARY]

By:
Name:
Title:

PLEDGOR:

[PLEDGOR]

By:
Name:
Title:

ADMINISTRATIVE AGENT:

ALTER DOMUS PRODUCTS CORP.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT D

to

Credit Agreement

dated as of August 19, 2022

by and among

The GEO Group, Inc. and

GEO Corrections Holdings, Inc.,

as Borrowers,

the lenders party thereto,

as Lenders,

and

Alter Domus Products Corp.,

as Administrative Agent

FORM OF BORROWING REQUEST

[FORM OF]

BORROWING REQUEST

Dated as of: ___________ __, 20__

Via E-mail:

legal_agency@alterdomus.com,

emily.ergangpappas@alterdomus.com and

vincent.bonano@alterdomus.com

Alter Domus Products Corp.,

as Administrative Agent

225 W. Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: Legal Department – Agency, Emily

Ergang Pappas and Vincent Bonano

Ladies and Gentlemen:

This irrevocable Borrowing Request is delivered to you pursuant to Section 2.03(a), of the Credit Agreement dated as of August 19, 2022 (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”), by and among The GEO Group, Inc., a Florida corporation (“GEO”), GEO Corrections Holdings, Inc., a Florida corporation (together with GEO, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), the Issuing Lenders party thereto and Alter Domus Products Corp., as administrative agent (the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

GEO hereby requests that the following Borrowing (each, a “Proposed Borrowing”) be made pursuant to the Credit Agreement:

1.	Class of the Proposed Borrowing:

☐	Revolving Credit Loan

☐	Tranche 1 Loan

☐	Tranche 2 Loan

☐	Tranche 3 Loan

☐	Incremental Term Loan

☐	Refinancing Term Loan

☐	Refinancing Revolving Credit Loan

2.	Aggregate principal amount of the Proposed Borrowing:

$___________

3.	Date of the Proposed Borrowing, which is a Business Day:

[_____________]

4.	Type of the Proposed Borrowing:

☐	ABR Borrowing

☐	SOFR Borrowing

5.	If a SOFR Borrowing, the initial Interest Period for the Proposed Borrowing:

[___________________]

6.	Location and number of account of Borrower to which the proceeds of the Proposed Borrowing are to be disbursed:

[INSERT WIRE TRANSFER INFORMATION]

7.	GEO hereby certifies that:

(a) the representations and warranties of each Loan Party set forth in the Credit Agreement and other Loan Documents to which such Loan Party is a party are true and correct in all material respects (other than any representations and warranties qualified by materiality or Material Adverse Effect, which are true and correct in all respects) on and as of the date hereof and the date of the Proposed Borrowing (other than any representations and warranties that speak as of a certain date, which are true and correct on and as of such date); and

(b) at the time of and immediately after giving pro forma effect to the Proposed Borrowing, Domestic Unrestricted Cash for GEO and its Restricted Subsidiaries does not exceed $234,000,000.

8. GEO hereby certifies that at the time of and immediately after giving effect to the Proposed Borrowing, no Default has occurred and is continuing.

9. All of the conditions applicable to the Proposed Borrowing requested herein as set forth in the Credit Agreement are or will be satisfied on the date of such Proposed Borrowing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Request as of the date first written above.

THE GEO GROUP, INC.

By:
Name:
Title:

EXHIBIT E

to

Credit Agreement

dated as of August 19, 2022

by and among

The GEO Group, Inc. and

GEO Corrections Holdings, Inc.,

as Borrowers,

the lenders party thereto,

as Lenders,

and

Alter Domus Products Corp.,

as Administrative Agent

FORM OF FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

[FORM OF]

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT 7

[7]	NTD: to be added once in agreed form.

E-1

EXHIBIT F

to

Credit Agreement

dated as of August 19, 2022

by and among

The GEO Group, Inc. and

GEO Corrections Holdings, Inc.,

as Borrowers,

the lenders party thereto,

as Lenders,

and

Alter Domus Products Corp.,

as Administrative Agent

FORM OF INTEREST ELECTION REQUEST

F-1

[FORM OF] INTEREST ELECTION REQUEST

[_______ __, 20__]

Reference is made to the Credit Agreement, dated as of August 19, 2022 (as it may be amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among The GEO Group, Inc., a Florida corporation (“GEO”), GEO Corrections Holdings, Inc., a Florida corporation (together with GEO, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”) and Alter Domus Products Corp., as administrative agent (the “Administrative Agent”).

Pursuant to Section 2.07 of the Credit Agreement, GEO desires to convert or to continue the following Loans:

Loans:

(i) The Borrowing to which this Interest Election Request applies.[8]

(ii) The effective date of the election made pursuant to this Interest Election Request (which will be a Business Day).

(iii) ABR Borrowing or SOFR Borrowing.

[one month][three months] [six months][9]	[(iv) The Interest Period for the Borrowing after giving effect to this election.][10]

GEO hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default under Section 7.01(a), (b), (h) or (i) of the Credit Agreement.

[Remainder of Page Intentionally Left Blank]

[8]

If different options are being elected with respect to different portions of the Borrowing, please specify the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below is to be specified for each resulting Borrowing).

[9]	If the resulting Borrowing is a SOFR Borrowing.
[10]	If the resulting Borrowing is a SOFR Borrowing.

F-2

IN WITNESS WHEREOF, the undersigned has duly executed this Interest Election Request as of the date first written above.

THE GEO GROUP, INC.

By:
Name:
Title:

F-3